As filed with the Securities and Exchange Commission.


                                                  `33 Act File No. _____________



================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                 ACT OF 1933                                 [X]

                                       and

                        REGISTRATION STATEMENT UNDER THE
                       INVESTMENT COMPANY ACT OF 1940                        [ ]

                         NATIONWIDE VARIABLE ACCOUNT-II
                           (EXACT NAME OF REGISTRANT)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (NAME OF DEPOSITOR)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

    PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)






Approximate date of proposed public offering: Upon the effective date of this Registration Statement. September 1, 2003 requested.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






================================================================================

                         NATIONWIDE VARIABLE ACCOUNT-II
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4

Caption in Prospectus and Statement of Additional Information and Other Information

N-4 ITEM                                                                                                                   CAPTION
PART A     INFORMATION REQUIRED IN A PROSPECTUS
Item 1.    Cover Page...................................................................................................Cover Page
Item 2.    Definitions...................................................................................Glossary of Special Terms
Item 3.    Synopsis or Highlights........................................................................Synopsis of the Contracts
Item 4.    Condensed Financial Information.................................................................................... N/A
Item 5.    General Description of Registrant, Depositor, and Portfolio
                Companies ............................................Nationwide Life Insurance Company; Investing in the Contract
Item 6.    Deductions and Expenses............................................................Standard Charges & Deductions;
                                                                         Optional Contract Benefits, Charges and Deductions
Item 7.    General Description of Variable Annuity Contracts.............................Ownership and Interests in the Contract;
                                                                                                         Operation of the Contract
Item 8.    Annuity Period.................................................................................Annuitizing the Contract
Item 9.    Death Benefit............................................................................................Death Benefits
Item 10.   Purchases and Contract Value..................................................................Operation of the Contract
Item 11.   Redemptions.............................................................Surrender (Redemption) Prior to Annuitization;
                                                                                        Surrender (Redemption) After Annuitization
Item 12.   Taxes  ......................................................................................Federal Tax Considerations
Item 13.   Legal Proceedings.....................................................................................Legal Proceedings
Item 14.   Table of Contents of the Statement of Additional
                Information...........................................Table of Contents of the Statement of Additional Information

PART B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
Item 15.   Cover Page...................................................................................................Cover Page
Item 16.   Table of Contents.....................................................................................Table of Contents
Item 17.   General Information and History.........................................................General Information and History
Item 18.   Services.......................................................................................................Services
Item 19.   Purchase of Securities Being Offered...............................................Purchase of Securities Being Offered
Item 20.   Underwriters...............................................................................................Underwriters
Item 21.   Calculation of Performance Information...........................................Calculation of Performance Information
Item 22.   Annuity Payments.......................................................................................Annuity Payments
Item 23.   Financial Statements...............................................................................Financial Statements

PART C     OTHER INFORMATION
Item 24.   Financial Statements and Exhibits...............................................................................Item 24
Item 25.   Directors and Officers of the Depositor.........................................................................Item 25
Item 26.   Persons Controlled by or Under Common Control with the Depositor or Registrant..................................Item 26
Item 27.   Number of Contract Owners.......................................................................................Item 27
Item 28.   Indemnification.................................................................................................Item 28
Item 29.   Principal Underwriter...........................................................................................Item 29
Item 30.   Location of Accounts and Records................................................................................Item 30
Item 31.   Management Services.............................................................................................Item 31
Item 32.   Undertakings....................................................................................................Item 32

                        NATIONWIDE LIFE INSURANCE COMPANY

              Flexible Premium Deferred Variable Annuity Contracts

  Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-II


                The date of this prospectus is __________, 2003.


--------------------------------------------------------------------------------


Variable annuities are complex investment products with unique benefits and advantages that may be particularly useful in meeting long-term savings and retirement needs. There are costs and charges associated with these benefits and advantages - costs and charges that are different, or do not exist at all, within other investment products. With help from a Charles Schwab representative, investors are encouraged to compare and contrast the costs and benefits of the variable annuity described in this prospectus against those of other investment products, especially other variable annuity products offered through Charles Schwab and Co., Inc. ("Schwab"). This process of comparison and analysis should aid in determining whether the purchase of the contract described in this prospectus is consistent with your investment objectives, risk tolerance, investment time horizon, marital status, tax situation and other personal characteristics and needs. Not all benefits, programs, features and investment options described in this prospectus are available or approved for use in every state.


THIS PROSPECTUS CONTAINS BASIC INFORMATION YOU SHOULD UNDERSTAND ABOUT THE CONTRACTS BEFORE INVESTING - THE ANNUITY CONTRACT IS THE LEGALLY BINDING INSTRUMENT GOVERNING THE RELATIONSHIP BETWEEN YOU AND NATIONWIDE SHOULD YOU CHOOSE TO INVEST. PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


The Statement of Additional Information (dated ________, 2003) which contains additional information about the contracts and the variable account, has been filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 45.

The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:

                  WWW.SEC.GOV


The following is a list of the underlying mutual funds available under the contract. The particular underlying mutual funds available under the contract may change from time to time. Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment. New underlying mutual funds or new share classes of currently available underlying mutual funds may be added. Contract owners will receive notice of any such changes that affect their contract. Additionally, not all of the underlying mutual funds listed below are available in every state.

AIM VARIABLE INSURANCE FUNDS, INC.
o    AIM V.I. Basic Value Fund: Series II Shares
o    AIM V.I. Capital Appreciation Fund: Series II Shares
o    AIM V.I. Capital Development Fund: Series II Shares

ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC. (FORMERLY, ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.)
o    AllianceBernstein Growth and Income Portfolio: Class B
o    AllianceBernstein Small Cap Value Portfolio: Class B

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
o    American Century VP Income & Growth Fund: Class II
o    American Century VP International Fund: Class II
o    American Century VP Ultra Fund: Class II
o    American Century VP Value Fund: Class II

AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.
o    American Century VP Inflation Protection Fund: Class II

DREYFUS
o    Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service
     Shares
o    Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
o    Dreyfus Variable Investment Fund - Developing Leaders Portfolio: Service
     Shares

FEDERATED INSURANCE SERIES
o    Federated American Leaders Fund II: Service Shares
o    Federated Capital Appreciation Fund II: Service Shares
o    Federated Quality Bond Fund II: Service Shares

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
o    Franklin Rising Dividends Securities Fund: Class 2
o    Franklin Small Cap Value Securities Fund: Class 2
o    Templeton Foreign Securities Fund: Class 2

GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
o    Comstock GVIT Value Fund: Class II
o    Dreyfus GVIT International Value Fund: Class II
o    Dreyfus GVIT Mid Cap Index Fund: Class I
o    Federated GVIT High Income Bond Fund: Class I*
o    Gartmore GVIT Emerging Markets Fund: Class II
o    Gartmore GVIT Global Financial Services Fund: Class II
o    Gartmore GVIT Global Health Sciences Fund: Class II
o    Gartmore GVIT Global Technology and Communications Fund: Class II
o    Gartmore GVIT Global Utilities Fund: Class II
o    Gartmore GVIT Government Bond Fund: Class I
o    Gartmore GVIT Investor Destinations Funds
     >>   Gartmore GVIT Investor Destinations Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderately Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderate Fund
     >>   Gartmore GVIT Investor Destinations Moderately Aggressive Fund
     >>   Gartmore GVIT Investor Destinations Aggressive Fund
o    Gartmore GVIT Mid Cap Growth Fund: Class II
o Gartmore GVIT Nationwide(R)Fund: Class II (formerly, Gartmore GVIT Total Return Fund: Class II)
o    Gartmore GVIT U.S. Growth Leaders Fund: Class II
o    GVIT Small Cap Growth Fund: Class II
o    GVIT Small Cap Value Fund: Class II
o    GVIT Small Company Fund: Class II
o Van Kampen GVIT Multi Sector Bond Fund: Class I (formerly, MAS GVIT Multi Sector Bond Fund: Class I)

JANUS ASPEN SERIES
o    Balanced Portfolio: Service Shares
o    Capital Appreciation Portfolio: Service Shares
o    International Growth Portfolio: Service Shares
o    Risk-Managed Large Cap Core Portfolio: Service Shares

MFS(R) VARIABLE INSURANCE TRUST
o    MFS Investors Growth Stock Series: Service Class
o    MFS Value Series: Service Class

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
o    AMT Fasciano Portfolio: Class S
o    AMT Limited Maturity Bond Portfolio: Class I
o    AMT Mid Cap Growth Portfolio: Class S
o    AMT Socially Responsive Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Service Class
o    Oppenheimer Global Securities Fund/VA: Service Class
o    Oppenheimer High Income Fund/VA: Service Class*
o Oppenheimer Main Street(R)Fund/VA: Service Class (formerly, Oppenheimer Main Street(R)Growth & Income Fund/VA: Service Class)
o    Oppenheimer Main Street(R) Small Cap Fund/VA: Service Class

PUTNAM VARIABLE TRUST
o    Putnam VT Growth & Income Fund: Class IB
o    Putnam VT International Equity Fund: Class IB
o    Putnam VT Voyager Fund: Class IB

VAN KAMPEN
   THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
o    Core Plus Fixed Income Portfolio: Class II
o    Emerging Markets Debt Portfolio: Class II
o    U.S. Real Estate Portfolio: Class II

*These underlying mutual funds may invest in lower quality debt securities commonly referred to as junk bonds.

Purchase payments not invested in the underlying mutual funds of the Nationwide Variable Account-II ("variable account") may be allocated to the Guaranteed Term Options (Guaranteed Term Options may not be available in every jurisdiction - refer to your contract for specific information).

The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used:

o    by institutional investors;

o    in connection with other Nationwide contracts that have the same annuitant;
     or

o in connection with other Nationwide contracts that have different annuitants, but the same contract owner.


By providing these annuity benefits, Nationwide assumes certain risks. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk, including, but not limited to, rescinding the contract and returning the contract value (less any market value adjustment for allocations to a Guaranteed Term Option). Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete or otherwise deficient information provided by the contract owner.


For general information or to obtain FREE copies of the:
o    Statement of Additional Information;
o prospectus, annual report or semi-annual report for any underlying mutual fund;
o    prospectus for the Guaranteed Term Options;
o    required Nationwide forms; or
o    Nationwide's privacy statement,

call:         1-800-848-6331
        TDD   1-800-238-3035
write:
       NATIONWIDE LIFE INSURANCE COMPANY
       ONE NATIONWIDE PLAZA, RR1-04-F4
       COLUMBUS, OHIO 43215


or go on-line to:
       WWW.NATIONWIDESERVICECENTER.COM



For account information:

call:    1-888-311-4887

write:

         SCHWAB INSURANCE SERVICES
         P.O. BOX 7666
         SAN FRANCISCO, CALIFORNIA  94120-7666

email:
         ANNUITIES@SCHWAB.COM

or go on-line to:

         WWW.SCHWAB.COM


THIS ANNUITY:
o    IS NOT A BANK DEPOSIT
o    IS NOT FDIC INSURED
o    IS NOT INSURED OR ENDORSED BY A BANK OR ANY FEDERAL GOVERNMENT AGENCY
o    IS NOT AVAILABLE IN EVERY STATE
o    MAY GO DOWN IN VALUE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the variable account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

GLOSSARY OF SPECIAL TERMS

ACCUMULATION UNIT- An accounting unit of measure used to calculate the contract value allocated to the variable account before the annuitization date.

ANNUITIZATION DATE- The date on which Nationwide calculates the schedule of annuity payments and begins the processing necessary to start annuity payments. The date that annuity payments actually begin varies, but generally is within 7 to 10 days after Nationwide calculates the annuity payment schedule.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are scheduled to begin.

ANNUITY UNIT- An accounting unit of measure used to calculate the value of variable annuity payments.

CONTRACT VALUE- The value of all accumulation units in a contract plus any amount held under Guaranteed Term Options.

CONTRACT YEAR- Each year the contract is in force beginning with the date the contract is issued.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INDIVIDUAL RETIREMENT ACCOUNT- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

INDIVIDUAL RETIREMENT ANNUITY OR IRA- An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs.

INVESTMENT-ONLY CONTRACT- A contract purchased by a qualified pension, profit-sharing or stock bonus plan as defined by Section 401(a) of the Internal Revenue Code.

NATIONWIDE- Nationwide Life Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as a Qualified Plan, IRA, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

QUALIFIED PLAN- A retirement plan that receives favorable tax treatment under
Section 401 of the Internal Revenue Code, including Investment-Only Contracts. In this prospectus, all provisions applicable to Qualified Plans also apply to Investment-Only Contracts unless specifically stated otherwise.

ROTH IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408A of the Internal Revenue Code.

SEP IRA- An annuity contract which qualifies for favorable tax treatment under
Section 408(k) of the Internal Revenue Code.

SIMPLE IRA- An annuity contract which qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

SUB-ACCOUNTS- Divisions of the variable account for which accumulation units and annuity units are separately maintained - each sub-account corresponds to a single underlying mutual fund.

TAX SHELTERED ANNUITY- An annuity that qualifies for favorable tax treatment under Section 403(b) of the Internal Revenue Code. None of the Tax Sheltered Annuities sold under this prospectus are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

VALUATION DATE- Each day the New York Stock Exchange and Nationwide's home office are open for business, or any other day during which there is a sufficient degree of trading of underlying mutual fund shares such that the current net asset value of accumulation units or annuity units might be materially affected.

VALUATION PERIOD- The period of time commencing at the close of a valuation date and ending at the close of business for the next succeeding valuation date.

VARIABLE ACCOUNT- Nationwide Variable Account-II, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS


GLOSSARY OF SPECIAL TERMS.....................................
TABLE OF CONTENTS.............................................
CONTRACT EXPENSES.............................................
UNDERLYING MUTUAL FUND ANNUAL EXPENSES........................
EXAMPLE.......................................................
SYNOPSIS OF THE CONTRACTS.....................................
FINANCIAL STATEMENTS..........................................
NATIONWIDE LIFE INSURANCE COMPANY.............................
NATIONWIDE INVESTMENT SERVICES CORPORATION....................
CHARLES SCHWAB AND CO., INC...................................
TYPES OF CONTRACTS............................................

     Charitable Remainder Trusts
     Individual Retirement Annuities
     Investment-Only Contracts (Qualified Plans)
     Non-Qualified Contracts
     Roth IRAs
     Simplified Employee Pension IRAs
     Simple IRAs
     Tax Sheltered Annuities (Non-ERISA)

INVESTING IN THE CONTRACT.....................................
     The Variable Account and Underlying Mutual Funds
     Guaranteed Term Options


STANDARD CHARGES AND DEDUCTIONS...............................
     Sales Charge
     Variable Account Charge
     Contract Maintenance Charge
     Premium Taxes


OPTIONAL CONTRACT BENEFITS, CHARGES
     AND DEDUCTIONS...........................................

     Death Benefit Options
     Beneficiary Protector II Option
     Capital Preservation Plus Option


OWNERSHIP AND INTERESTS IN THE CONTRACT.......................
     Contract Owner
     Joint Owner
     Contingent Owner
     Annuitant
     Contingent Annuitant
     Co-Annuitant
     Joint Annuitant
     Beneficiary and Contingent Beneficiary
     Changes to the Parties to the Contract

OPERATION OF THE CONTRACT.....................................
     Minimum Initial and Subsequent Purchase Payments
     Pricing
     Allocation of Purchase Payments
     Determining the Contract Value
     Transfer Requests
     Transfers Prior to Annuitization
     Transfers After Annuitization

RIGHT TO EXAMINE AND CANCEL...................................

SURRENDER (REDEMPTION) PRIOR TO ANNUITIZATION.................
     Partial Surrenders (Partial Redemptions)
     Full Surrenders (Full Redemptions)

SURRENDER (REDEMPTION) AFTER ANNUITIZATION....................

SURRENDERS UNDER CERTAIN PLAN TYPES...........................
     Surrenders Under a Tax Sheltered Annuity
     Surrenders Under a Texas Optional Retirement Program or a Louisiana Optional Retirement Plan

ASSIGNMENT....................................................

CONTRACT OWNER SERVICES.......................................
     Asset Rebalancing
     Dollar Cost Averaging
     Systematic Withdrawals

DEATH BENEFITS................................................
     Death of Contract Owner
     Death of Annuitant
     Death of Contract Owner/Annuitant
     Death Benefit Payment
     Death Benefit Calculations
     Spousal Protection Feature

ANNUITY COMMENCEMENT DATE.....................................

ANNUITIZING THE CONTRACT......................................
     Annuitization Date
     Annuitization
     Fixed Annuity Payments
     Variable Annuity Payments
     Frequency and Amount of Annuity Payments

ANNUITY PAYMENT OPTIONS.......................................
     Annuity Payment Options for Contracts with Total Purchase
        Payments Less Than or Equal to $2,000,000
     Annuity Payment Options for Contracts with Total Purchase
        Payments Greater Than $2,000,000

REQUIRED DISTRIBUTIONS........................................
     Required Distributions - General Information
     Required Distributions for Non-Qualified Contracts
     Required Distributions for Tax Sheltered Annuities, IRAs,
        SEP IRAs, Simple IRAs, and Roth IRAs

FEDERAL TAX CONSIDERATIONS....................................
     Federal Income Taxes
     Withholding
     Non-Resident Aliens
     Federal Estate, Gift, and Generation Skipping Transfer Taxes
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS........................................

LEGAL PROCEEDINGS.............................................

ADVERTISING ..................................................

SUB-ACCOUNT PERFORMANCE SUMMARY...............................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION......

APPENDIX A: UNDERLYING MUTUAL FUNDS...........................

CONTRACT EXPENSES

The following tables describe the fees and expenses that a contract owner will pay when buying, owning, or surrendering the contract.

The first table describes the fees and expenses a contract owner will pay at the time the contract is purchased, surrendered, or when cash value is transferred between investment options. State premium taxes may also be deducted.

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                                                  CONTRACT OWNER TRANSACTION EXPENSES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                                1
SALES CHARGES...........................................................................................................      0%

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The next table describes the fees and expenses that a contract owner will pay periodically during the life of the contract (not including underlying mutual fund fees and expenses).

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                                                      RECURRING CONTRACT EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                                 2
MAXIMUM ANNUAL CONTRACT MAINTENANCE CHARGE..............................................................................      $30
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VARIABLE ACCOUNT ANNUAL EXPENSES (annualized rate of total variable account charges as a percentage of the daily net assets) 3


     VARIABLE ACCOUNT CHARGE.............................................................................................     0.95%

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The next table describes the fees and expenses associated with optional benefits that are available under the contract. The fees associated with any optional benefits elected will be in addition to the standard variable account charge.

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                                                    ADDITIONAL CONTRACT OPTIONS 4
------------------------------------------------------------------------------------------------------------------------------------


DEATH BENEFIT OPTIONS
An applicant may purchase one of two available death benefit options as a replacement for the standard death benefit.

     ONE-YEAR ENHANCED DEATH BENEFIT OPTION..............................................................................     0.10%
     Total Variable Account Charges (including this option only).........................................................     1.05%
                                                                                                                                   5
     COMBINATION ENHANCED DEATH BENEFIT OPTION...........................................................................     0.40%
     Total Variable Account Charges (including this option only).........................................................     1.35%

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                                                      [CONTINUED ON NEXT PAGE]
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--------------
1 There are no sales charges assessed upon purchase payments or surrenders from the contract.

2 The Contract Maintenance Charge is deducted proportionally from each sub-account on an annual basis from all contracts containing less than $50,000 on each contract anniversary. This charge is permanently waived for any contract valued at $50,000 or more on any contract anniversary.

3 These charges apply only to sub-account allocations. They do not apply to allocations made to the Guaranteed Term Options. They are charged on a daily basis at the annualized rate noted above.

4 Not all optional benefits are available in every state. Optional benefits must be elected at the time of application and once elected, optional benefits may not be removed from the contract. Except as otherwise noted, optional benefit charges will only apply to allocations made to the sub-accounts and are charged daily as a percentage of the average daily variable account value.

5 The Combination Enhanced Death Benefit Option is only available for contracts with annuitants age 80 or younger at the time of application.

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                                               ADDITIONAL CONTRACT OPTIONS (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                                   1
BENEFICIARY PROTECTOR II OPTION..........................................................................................     0.35%
Total Variable Account Charges (including this option only)..............................................................     1.30%

In addition to the charge assessed to variable account allocations, allocations made to the Guaranteed Term Options will be assessed a fee of 0.35%.
Consequently, the interest rate of return credited to assets in the Guaranteed
Term Options will be lowered by 0.35% due to the assessment of this charge.

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                                                                                                                                   2
CAPITAL PRESERVATION PLUS OPTION.........................................................................................     0.50%
Total Variable Account Charges (including this option only)..............................................................     1.45%

In addition to the charge assessed to variable account allocations, allocations made to the Guaranteed Term Options will be assessed a fee not to exceed 0.50%.
Consequesntly, the interest rate of return credited to assets in the Guaranteed
Term Option will be lowered due to the assessment of this charge.

------------------------------------------------------------------------------------------------------------------------------------

The next table shows the fees and expenses that a contract owner would pay if he/she elected all of the optional benefits available under the contract (and the most expensive of mutually exclusive optional benefits).

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                                                SUMMARY OF MAXIMUM CONTRACT EXPENSES
------------------------------------------------------------------------------------------------------------------------------------


Variable Account Charge (applicable to all contracts)....................................................................     0.95%

Combination Enhanced Death Benefit Option................................................................................     0.40%

Beneficiary Protector II Option..........................................................................................     0.35%


Capital Preservation Plus Option.........................................................................................     0.50%
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MAXIMUM POSSIBLE TOTAL VARIABLE ACCOUNT CHARGES..........................................................................     2.20%

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UNDERLYING MUTUAL FUND ANNUAL EXPENSES

The next table shows the minimum and maximum total operating expenses charged by the underlying mutual funds periodically during the life of the contract. More detail concerning each underlying mutual fund's fees and expenses is contained in the prospectus for each underlying mutual fund.

--------------------------------------------------------------------------------- ---------------------- ----------------------
Total Annual Underlying Mutual Fund Operating Expenses                                   Minimum                Maximum
--------------------------------------------------------------------------------- ---------------------- ----------------------

(expenses that are deducted from underlying mutual fund assets, including                _____%                 _____%
management fees, distribution (12b-1) fees, and other expenses)

--------------------------------------------------------------------------------- ---------------------- ----------------------

--------------
1 The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.

2 The Capital Preservation Plus Option is available to all contract owners at an annualized rate not to exceed 0.50% of the daily net assets of the variable account. Effective January 1, 2004, the Capital Preservation Plus Option may only be elected within the first 60 days after the contract is issued. Nationwide will discontinue deducting the charges associated with the Capital Preservation Plus Option at the end of the Guaranteed Term Option that corresponds to the end of the program period elected by the contract owner.

EXAMPLE

This Example is intended to help contract owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, variable account annual expenses, and underlying mutual fund fees and expenses.

The Example assumes:

o    a $10,000 investment in the contract for the time periods indicated;

o    a 5% return each year;

o the maximum and the minimum fees and expenses of any of the underlying mutual funds;

o a $30 Contract Maintenance Charge expressed as a percentage of the average contract account size; and

o the total variable account charges associated with the most expensive combination of optional benefits (2.20%).


For those contracts that do not elect the most expensive combination of optional benefits, the expenses would be lower.


Costs associated with surrendering, NOT surrendering or annuitizing at the end of the applicable one-, three-, five- or ten-year time periods are shown below:

---------------------------------------------------------------------
                                     1 Yr.*  3 Yrs.  5 Yrs. 10 Yrs.
---------------------------------------------------------------------
Maximum Total Underlying Mutual
Fund Operating Expenses (_____%)
---------------------------------------------------------------------
Minimum Total Underlying Mutual
Fund Operating Expenses (_____%)
---------------------------------------------------------------------

Contracts sold under this prospectus do not permit annuitization in the first or second contract years.


SYNOPSIS OF THE CONTRACTS

The contracts described in this prospectus are individual flexible purchase payment contracts.

The contracts can be categorized as:
o    Charitable Remainder Trusts;
o    Individual Retirement Annuities;
o    Investment-Only Contracts (Qualified Plans);
o    Non-Qualified Contracts;
o    Roth IRAs;
o    Simplified Employee Pension IRAs;
o    Simple IRAs; and
o    Tax Sheltered Annuities (Non-ERISA).

For more detailed information with regard to the differences in contract types, please see "Types of Contracts" later in this prospectus.

PURPOSE OF THE CONTRACT

The annuity described in this prospectus is intended to provide benefits to a single individual and his/her beneficiaries. It is not intended to be used:

o    by institutional investors;

o    in connection with other Nationwide contracts that have the same annuitant;
     or

o in connection with other Nationwide contracts that have different annuitants, but the same contract owner.

By providing these annuity benefits, Nationwide assumes certain risks. If Nationwide determines that the risks it intended to assume in issuing the contract have been altered by misusing the contract as described above, Nationwide reserves the right to take any action it deems necessary to reduce or eliminate the altered risk, including, but not limited to, rescinding the contract and returning the contract value (less any market value adjustment). Nationwide also reserves the right to take any action it deems necessary to reduce or eliminate altered risk resulting from materially false, misleading, incomplete or otherwise deficient information provided by the contract owner.


MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- ----------------- ------------------
                     MINIMUM INITIAL        MINIMUM
     CONTRACT        PURCHASE PAYMENT     SUBSEQUENT
       TYPE                                PAYMENTS*
-------------------- ----------------- ------------------
Charitable                $5,000             $500
Remainder Trust
-------------------- ----------------- ------------------
IRA                       $3,000             $500
-------------------- ----------------- ------------------
Investment-Only           $3,000             $500
-------------------- ----------------- ------------------
Non-Qualified             $5,000             $500
-------------------- ----------------- ------------------
Roth IRA                  $3,000             $500
-------------------- ----------------- ------------------
SEP IRA                   $3,000             $500
-------------------- ----------------- ------------------
Simple IRA                $3,000             $500
-------------------- ----------------- ------------------
Tax Sheltered             $3,000             $500
Annuity
-------------------- ----------------- ------------------


*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $100.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

CHARGES AND EXPENSES


Variable Account Charge


Nationwide deducts a Variable Account Charge equal to an annualized rate of 0.95% of the daily net assets of the variable account. Nationwide assesses this charge in return for bearing the costs associated with the day to day business of issuing, distributing and maintaining variable annuity contracts.


Contract Maintenance Charge

A $30 Contract Maintenance Charge is assessed on each contract anniversary and upon full surrender of the contract. If, on any contract anniversary (and on the date of a full surrender), the contract value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.


Death Benefit Options

Two death benefit options are available under the contract at the time of application. If the contract owner elects the One-Year Enhanced Death Benefit Option, Nationwide will assess a charge equal to an annualized rate of 0.10% of the daily net assets of the variable account. If the contract owner elects the Combination Enhanced Death Benefit Option, Nationwide will assess a charge equal to an annualized rate of 0.40% of the daily net assets of the variable account. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

For more information about the standard and optional death benefits available, please see "Death Benefit Calculations" on page 27.

Beneficiary Protector II Option

A Beneficiary Protector II Option is available under the contract at the time of application. This option is only available for contracts with annuitants age 75 or younger at the time of application. If the contract owner of an eligible contract elects the Beneficiary Protector II Option, Nationwide will deduct an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account. Additionally, allocations made to the Guaranteed Term Options will be assessed a fee of 0.35%.


Capital Preservation Plus Option


A Capital Preservation Plus Option is available to all applicants and contract owners until December 31, 2003. Effective January 1, 2004, the option may only be elected within the first 60 days after a contract is issued. If the contract owner or applicant elects the Capital Preservation Plus Option, Nationwide will deduct an additional charge at an annualized rate not to exceed 0.50% of the daily net assests of the variable account. Additionally, allocations made to the Guaranteed Term Options will be assessed a fee of not more than 0.50%. Consequently, any guaranteed interest rate of return for assets in the Guaranteed Term Options will be lowered due to the assessment of this charge.


Charges for Optional Benefits

The charges associated with optional benefits are generally only assessed prior to annuitization.

ANNUITY PAYMENTS

Annuity payments are calculated on the annuitization date and generally begin 7 to 10 days thereafter. Annuity payments will be based on the annuity payment option chosen prior to annuitization.

TAXATION

How a contract is taxed depends on the type of contract issued and the purpose for which the contract is purchased. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE-LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or other amount required by law (see "Right to Examine and Cancel").

FINANCIAL STATEMENTS


Financial statements for the variable account and Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at the telephone number listed on page 3 of this prospectus.


NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

NATIONWIDE INVESTMENT SERVICES CORPORATION

The contracts are distributed by the general distributor, Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215. (For contracts issued in the State of Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.) NISC is a wholly owned subsidiary of Nationwide.


CHARLES SCHWAB AND CO., INC.

The contracts are sold exclusively by representatives of Charles Schwab and Co., Inc. ("Schwab"), Schwab Insurance Services, P.O. Box 7666, San Francisco, California 94120-7666. Schwab is not affiliated with Nationwide Life Insurance Company or NISC.


TYPES OF CONTRACTS

The contracts described in this prospectus are classified according to the tax treatment to which they are subject under the Internal Revenue Code. The following is a general description of the various types of contracts. Eligibility requirements, tax benefits (if any), limitations, and other features of the contracts will differ depending on the type of contract.

CHARITABLE REMAINDER TRUSTS


Charitable Remainder Trusts are trusts that meet the requirements of Section 664 of the Internal Revenue Code. Non-Qualified Contracts that are issued to Charitable Remainder Trusts will differ from other Non-Qualified Contracts in two respects:


(1) Contract ownership at annuitization. On the annuitization date, if the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust will continue to be the contract owner and the annuitant will NOT become the contract owner.

(2) Recipient of death benefit proceeds. With respect to the death benefit proceeds, if the contract owner is a Charitable Remainder Trust, the death benefit is payable to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

While these provisions are intended to facilitate a Charitable Remainder Trust's ownership of this contract, the rules governing Charitable Remainder Trusts are numerous and complex. A Charitable Remainder Trust that is considering purchasing this contract should seek the advice of a qualified tax and/or financial adviser prior to purchasing the contract.


INDIVIDUAL RETIREMENT ANNUITIES ("IRAS")

Individual Retirement Annuities or IRAs are contracts that satisfy the provisions of section 408(b) of the Internal Revenue Code, including the following requirements:

o    the contract is not transferable by the owner;

o    the premiums are not fixed;

o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from qualified plans, Tax Sheltered Annuities and other IRAs can be received);

o certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2;

o    the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

Depending on the circumstance of the owner, all or a portion of the contributions made to the account may be deducted for federal income tax purposes.

Failure to make the mandatory distributions can result in an additional penalty tax of 50% of the excess of the amount required to be distributed over the amount that was actually distributed.

IRAs may receive rollover contributions from Individual Retirement Accounts, other IRAs, Tax Sheltered

Annuities, certain 457 governmental plans and qualified retirement plans (including 401(k) plans).

For further details regarding IRAs, please refer to the disclosure statement provided when the IRA was established.

INVESTMENT-ONLY CONTRACTS (QUALIFIED PLANS)

Contracts that are owned by Qualified Plans are not intended to confer tax benefits on the beneficiaries of the plan; they are used as investment vehicles for the plan. The income tax consequences to the beneficiary of a Qualified Plan are controlled by the operation of the plan, not by operation of the assets in which the plan invests.

Beneficiaries of Qualified Plans should contact their employer and/or trustee of the plan to obtain and review the plan, trust, summary plan description and other documents for the tax and other consequences of being a participant in a Qualified Plan.

NON-QUALIFIED CONTRACTS

A Non-Qualified Contract is a contract that does not qualify for certain tax benefits under the Internal Revenue Code, and which is not an IRA, a Roth IRA, a SEP IRA, a Simple IRA, or a Tax Sheltered Annuity.

Upon the death of the owner of a Non-Qualified Contract, mandatory distribution requirements are imposed to ensure distribution of the entire balance in the contract within a required statutory period.

Non-Qualified Contracts that are owned by natural persons allow for the deferral of taxation on the income earned in the contract until it is distributed or deemed to be distributed.

ROTH IRAS

Roth IRA contracts are contracts that satisfy the requirements of section 408A of the Internal Revenue Code, including the following requirements:

o    the contract is not transferable by the owner;

o    the premiums are not fixed;

o the annual premium cannot exceed $3,000 (although rollovers of greater amounts from other Roth IRAs and IRAs can be received);

o    the entire interest of the owner in the contract is nonforfeitable; and

o after the death of the owner, certain distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the statutory period of time.

A Roth IRA can receive a rollover from an IRA however, the amount rolled over from the IRA to the Roth IRA is required to be included in the owner's federal gross income at the time of the rollover, and will be subject to federal income tax.

There are income limitations on eligibility to participate in a Roth IRA and additional income limitations for eligibility to roll over amounts from an IRA to a Roth IRA. For further details regarding Roth IRAs, please refer to the disclosure statement provided when the Roth IRA was established.

SIMPLIFIED EMPLOYEE PENSION IRAS ("SEP IRAS")

A SEP IRA is a written plan established by an employer for the benefit of employees which permits the employer to make contributions to an IRA established for the benefit of each employee.

An employee may make deductible contributions to a SEP IRA in the same way, and with the same restrictions and limitations, as an IRA. In addition, the employer may make contributions to the SEP IRA, subject to dollar and percentage limitations imposed by both the Internal Revenue Code and the written plan.

A SEP IRA plan must satisfy:
o    minimum participation rules;
o    top-heavy contribution rules;
o    nondiscriminatory allocation rules; and
o    requirements regarding a written allocation formula.

In addition, the plan cannot restrict withdrawals of non-elective contributions, and must restrict withdrawals of elective contributions before March 15th of the following year.

SIMPLE IRAS

A Simple IRA is an individual retirement annuity which is funded exclusively by a qualified salary reduction arrangement and satisfies:

o    vesting requirements;

o    participation requirements; and

o    administrative requirements.

The funds contributed to a Simple IRA cannot be commingled with funds in IRAs or SEP IRAs.

A Simple IRA cannot receive rollover distributions except from another Simple
IRA.

TAX SHELTERED ANNUITIES (NON-ERISA)

Certain tax-exempt organizations (described in section 501(c)(3) of the Internal Revenue Code) and public school systems may establish a plan under which annuity contracts can be purchased for their employees. These annuity contracts are often referred to as Tax Sheltered Annuities.

Purchase payments made to Tax Sheltered Annuities are excludable from the income of the employee, up to statutory maximum amounts. These amounts should be set forth in the plan adopted by the employer.

Tax Sheltered Annuities may receive rollover contributions from Individual Retirement Accounts, IRAs, other Tax Sheltered Annuities, certain 457 governmental plans, and qualified retirement plans (including 401(k) plans).

The owner's interest in the contract is nonforfeitable (except for failure to pay premiums) and cannot be transferred. Certain minimum distribution requirements must be satisfied after the owner attains the age of 70 1/2, and after the death of the owner. Additional distribution requirements may be imposed to ensure distribution of the entire balance in the contract within the required period of time.

INVESTING IN THE CONTRACT

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

Nationwide Variable Account-II is a variable account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the variable account on October 7, 1981 pursuant to Ohio law. Although the variable account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to contract owners under the contracts.

The variable account is divided into sub-accounts, each corresponding to a single underlying mutual fund. Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on contract owner instructions.

Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives. However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However, if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1) shares of a current underlying mutual fund are no longer available for investment; or

(2)  further investment in an underlying mutual fund is inappropriate.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC.

GUARANTEED TERM OPTIONS

Guaranteed Term Options are separate investment options under the contract. A Guaranteed Term Option prospectus should be read along with this prospectus. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000. Allocations to the Guaranteed Term Options are held in Nationwide's general account.

Guaranteed Term Options provide a guaranteed rate of interest over five different maturity durations: one (1), three (3), five (5), seven (7) or ten
(10) years. Note: The guaranteed term may last for up to 3 months beyond the 1, 3, 5, 7, or 10 year period since every guaranteed term will end on the final day of a calendar quarter.

For the duration selected, Nationwide will declare a guaranteed interest rate. The guaranteed interest rate will be credited to amounts allocated to the Guaranteed Term Option(s) unless a distribution is taken before the maturity date. If a distribution occurs before the maturity date, the amount distributed will be subject to a market value adjustment. A market value adjustment can increase or decrease the amount distributed depending on fluctuations in constant maturity treasury rates. No market value adjustment will be applied if Guaranteed Term Option allocations are held to maturity.

Because a market value adjustment can affect the value of a distribution, its effects should be carefully considered before surrendering or transferring from Guaranteed Term Options. Please refer to the prospectus for the Guaranteed Term Options for further information.

Guaranteed Term Options are available only during the accumulation phase of a contract. They are not available after the annuitization date. In addition, Guaranteed Term Options are not available for use with Asset Rebalancing, Dollar Cost Averaging, or Systematic Withdrawals.

Guaranteed Term Options may not be available in every state.

Charges Assessed for Certain Optional Benefits


For contract owners that elect the Beneficiary Protector II Option, allocations made to the Guaranteed Term Options will be assessed a fee of 0.35%. Consequently, the interest rate of return credited to assets in the Guaranteed Term Options will be lowered due to the assessment of this charge.

For contract owners that elect the Capital Preservation Plus Option, allocations made to the Guaranteed Term Options will be assessed a fee not to exceed 0.50%. Consequently, any guaranteed rate credited to assets in the Guaranteed Term Options will be lowered due to the assessment of this charge.


STANDARD CHARGES AND DEDUCTIONS

SALES CHARGE

There are no sales charges assessed upon purchase payments or surrenders from the contract.

VARIABLE ACCOUNT CHARGE


Nationwide deducts a Variable Account Charge from the variable account. This amount is computed on a daily basis and is equal to an annualized rate of 0.95% of the daily net assets of the variable account. This fee compensates Nationwide for expenses incurred as part of distributing and issuing the annuity contracts, including:

o    assuming mortality and expense risks;
o    offering the standard death benefit; and
o compensating selling agents (maximum commission payable is 1.25% of purchase payments).


If the Variable Account Charge is insufficient to cover actual expenses, the loss is borne by Nationwide. Nationwide may generate a profit from this charge.

CONTRACT MAINTENANCE CHARGE

Nationwide deducts a Contract Maintenance Charge of $30 on each contract anniversary that occurs before annuitization and upon full surrender of the contract. This charge reimburses Nationwide for administrative expenses involved in issuing and maintaining the contract.

If, on any contract anniversary (or on the date of a full surrender), the contract value is $50,000 or more, Nationwide will waive the Contract Maintenance Charge from that point forward.


The deduction of the Contract Maintenance Charge will be taken proportionately from each sub-account and the Guaranteed Term Options based on the value in each option as compared to the total contract value.


Nationwide will not increase the Contract Maintenance Charge. Nationwide will not reduce or eliminate the Contract Maintenance Charge where it would be discriminatory or unlawful.

PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 5%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.

If applicable, Nationwide will deduct premium taxes from the contract either at:

(1)  the time the contract is surrendered;

(2)  annuitization; or

(3)  such earlier date as Nationwide becomes subject to premium taxes.

Premium taxes may be deducted from death benefit proceeds.

OPTIONAL CONTRACT BENEFITS, CHARGES AND DEDUCTIONS

For an additional charge, the following optional benefits are available to contract owners. Not all optional benefits are available in every state. Optional benefits must be elected at the time of application and will replace the corresponding standard contract benefit. Once elected, optional benefits may not be removed from the contract.

The charges associated with optional benefits are generally only assessed prior to annuitization.


DEATH BENEFIT OPTIONS


For an additional charge, the contract owner may elect one of two death benefit options. The charges associated with these options will be assessed until annuitization and are assessed on variable account allocations only.



One-Year Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.10% of the daily net assets of the variable account, a contract owner can elect the One-Year Enhanced Death Benefit Option.


For contracts that have elected this option, the death benefit will generally be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered; or

(3) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.


For more complete information on how this death benefit option is determined, please see "Death Benefit Calculations" on page 27.


The One-Year Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.


Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.40% of the daily net assets of the variable account, a contract owner can elect the Combination Enhanced Death Benefit Option. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

For contracts that have elected this option, the death benefit will generally be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered;

(3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)  the 5% interest anniversary value.

For more complete information on how this death benefit option is determined, please see "Death Benefit Calculations" on page 27.

The Combination Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

BENEFICIARY PROTECTOR II OPTION

For an additional charge at an annualized rate of 0.35% of the daily net assets of the variable account, the contract owner may purchase the Beneficiary Protector II Option. In addition, allocations to the Guaranteed Term Options will be assessed a fee of 0.35%. The Beneficiary Protector II Option is only available for contracts with annuitants age 75 or younger at the time of application.

The Beneficiary Protector II Option provides that upon the death of the annuitant (and potentially, the co-annuitant, if one is named), and in addition to any death benefit payable, Nationwide will credit an additional amount to the contract (the "benefit"). The amount of the benefit depends on the annuitant's age at the time of application and, if applicable, the co-annuitant's age at the time of the first annuitant's death.

After the death of the last surviving annuitant or after all applicable benefits have been credited to the contract, the charge associated with the Beneficiary Protector II Option will be removed and the beneficiary may:

(a)  terminate the contract; or

(b)  continue the contract, subject to any mandatory distribution rules.

Calculation of the First Benefit

The formula for determining the first benefit, which is paid upon the first annuitant's death, is as follows:

Earnings Percentage x Adjusted Earnings

If the annuitant is age 70 or younger at the time of application, the Earnings Percentage will be 40%. If the annuitant is age 71 through age 75 at the time of application, the Earnings Percentage will be 25%.

Adjusted Earnings = (a) - (b); where:

a= the contract value on the date the death benefit is calculated and prior to any death benefit calculation; and

b=   purchase payments, proportionally adjusted for surrenders.

The adjustment for amounts surrendered will reduce purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings used in the first benefit calculation.

Maximum Adjusted Earnings = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the annuitant's death, proportionally adjusted for surrenders.

The benefit will either be paid in addition to the death benefit, or will be credited to the contract if there is a co-annuitant named to the contract.

If there is no co-annuitant named to the contract, the charge associated with the Beneficiary Protector II Option will be removed after the benefit is paid.

Calculation of the Second Benefit

If a co-annuitant is named under the contract, a second benefit will be paid upon the death of the co-annuitant if the co-annuitant is age 75 or younger at the date of the first annuitant's death. If the co-annuitant is older than age 75 at the date of the first annuitant's death, no second benefit will be paid and the charge associated with the Beneficiary Protector II Option will be removed.

The calculation of the second benefit will be based on earnings to the contract after the first benefit was calculated. The formula for calculating the second benefit is as follows:

Earnings Percentage x Adjusted Earnings from the Date of the First Benefit

If the co-annuitant is age 70 or younger at the time of the first annuitant's death, the Earnings Percentage will be 40%. If the co-annuitant is age 71 through age 75 at the time of the first annuitant's death, the Earnings Percentage will be 25%.

Adjusted Earnings from the Date of the First Benefit = (a) - (b) - (c), where:

a= contract value on the date the second death benefit is calculated (before the second death benefit is calculated);

b= the contract value on the date the first benefit and the first death benefit were calculated (after the first benefit and the first death benefit were applied), proportionately adjusted for surrenders; and

c= purchase payments made after the first benefit was applied, proportionately adjusted for surrenders.

The adjustment for amounts surrendered will reduce the beginning contract value and purchase payments in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

There is a limit on the amount of Adjusted Earnings from the Date of the First Benefit used in the second benefit calculation.

Maximum Adjusted Earnings from the Date of the First Benefit = 200% of the total of all purchase payments that were applied to the contract more than 12 months before the date of the co-annuitant's death, proportionally adjusted for surrenders.

After the second benefit is applied, the charge associated with the Beneficiary Protector II Option will be removed.

How the Benefit is Allocated

Any amounts credited to the contract pursuant to the Beneficiary Protector II Option will be allocated among the sub-accounts or the Guaranteed Term Options in the same proportion as each purchase payment is allocated to the contract on the date the benefit is applied.


CAPITAL PRESERVATION PLUS OPTION

The Capital Preservation Plus Option provides a "return of principal" guarantee over an elected period of time (3, 5, 7, or 10 years -- the "program period"). Contract value at the end of the program period will be no less than contract value at the beginning of the period, regardless of market performance. Note, however, that surrenders or contract charges that are deducted from the contract after this option is elected will reduce the value of the guarantee proportionally.

The guarantee is conditioned upon the allocation of contract value between two investment components:

(1) A Guaranteed Term Option corresponding to the length of the elected program period; and

(2) Non-Guaranteed Term Option allocations, which consist of certain underlying mutual funds that are available under the program. This investment component is allocated according to contract owner instructions.

When the Capital Preservation Plus Option is elected, Nationwide will specify the percentage of the contract value that must be allocated to each of these two general components. Generally, when interest rates are higher, a greater portion of the contract value will be made available for allocation among underlying mutual funds; when interest rates are lower, lesser portions may be made available for allocation among underlying mutual funds. Also, longer program periods will typically permit greater allocations to the underlying mutual funds. Other general economic factors and market conditions may affect these determinations as well.

Charges

The Capital Preservation Plus Option is provided for an additional charge at an annualized rate not to exceed 0.50% of the daily net assets of the variable account. This charge will be assessed against the Guaranteed Term Options through a reduction in credited interest rates (not to exceed 0.50%).

All charges associated with the Capital Preservation Plus Option will remain the same for the duration of the program period. When the program period ends or an elected Capital Preservation Plus Option is terminated, the charges associated with the option will no longer be assessed.

The Advantage of Capital Preservation Plus

Without electing the option, contract owners may be able to approximate (without replicating) the benefits of the Capital Preservation Plus Option. To do this, contract owners would have to determine how much of their contract value would need to be allocated to a Guaranteed Term Option so that the amount at maturity (principal plus interest attributable to the Guaranteed Term Option allocation) would approximate the original total investment. The balance of the contract value would be available to be allocated among underlying funds. This represents an investment allocation strategy aimed at capital preservation.

Election of the Capital Preservation Plus Option, however, generally permits a higher percentage of the contract value to be allocated outside of the Guaranteed Term Options among underlying mutual funds. This provides contract owners with a greater opportunity to benefit from market appreciation that is reflected in the underlying mutual fund performance, while preserving the return of principal guarantee.

Availability


The Capital Preservation Plus Option may be elected by any contract owner until December 31, 2003. Effective January 1, 2004, the Capital Preservation Plus Option may only be elected within the first 60 days after the contract is issued.


Conditions Associated with the Capital Preservation Plus Option

During the program period, the following conditions apply:

o If surrenders or contract charges are deducted from the contract subsequent to electing this option, the guarantee will be reduced proportionally.

o Only one Capital Preservation Plus Option program may be in effect at any given time.

o    No new purchase payments may be applied to the contract.

o Contract owners are prohibited from adding any optional benefit that assesses a charge to the Guaranteed Term Options.

o If, while the Capital Preservation Plus Option is elected, the annuitant dies and the annuitant's spouse elects to continue the contract, the option will remain in effect and will continue until the end of the original program period.

o If the contract is surrendered or liquidated for any reason prior to the end of the program period, all guarantees are terminated. A market value adjustment may apply.

After the end of the program period, or after termination of the option, the above conditions will no longer apply.

Investments During the Program Period

When the option is elected and after Nationwide receives all required information, Nationwide will declare the amount of the contract value that is available for allocation to the available underlying mutual funds. The remainder of the contract value must be allocated to a Guaranteed Term Option, the length of which corresponds to the length of the program period elected by the contract owner.

The following underlying mutual funds ONLY are available when the Capital Preservation Plus Option is elected:

AIM VARIABLE INSURANCE FUNDS, INC.
o    AIM V.I. Basic Value Fund: Series II Shares
o    AIM V.I. Capital Appreciation Fund: Series II Shares
o    AIM V.I. Capital Development Fund: Series II Shares

ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
o    AllianceBernstein Growth and Income Portfolio: Class B

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
o    American Century VP Income & Growth Fund: Class II
o    American Century VP Ultra Fund: Class II
o    American Century VP Value Fund: Class II

AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.
o    American Century VP Inflation Protection Fund: Class II

DREYFUS
o    Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares

FEDERATED INSURANCE SERIES
o    Federated American Leaders Fund II: Service Shares
o    Federated Capital Appreciation Fund II: Service Shares
o    Federated Quality Bond Fund II: Service Shares

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
o    Franklin Rising Dividends Securities Fund: Class 2

GARTMORE VARIABLE INSURANCE TRUST
o    Comstock GVIT Value Fund: Class II
o    Dreyfus GVIT Mid Cap Index Fund: Class I
o    Gartmore GVIT Government Bond Fund: Class I
o    Gartmore GVIT Investor Destinations Funds
     >>   Gartmore GVIT Investor Destinations Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderately Conservative Fund
     >>   Gartmore GVIT Investor Destinations Moderate Fund
     >>   Gartmore GVIT Investor Destinations Moderately Aggressive Fund
     >>   Gartmore GVIT Investor Destinations Aggressive Fund
o    Gartmore GVIT Mid Cap Growth Fund: Class II
o    Gartmore GVIT Nationwide Fund: Class II
o    Gartmore GVIT U.S. Growth Leaders Fund: Class II

JANUS ASPEN SERIES
o    Balanced Portfolio: Service Shares
o    Capital Appreciation Portfolio: Service Shares
o    Risk-Managed Large Cap Core Portfolio: Service Shares

MFS(R) VARIABLE INSURANCE TRUST
o    MFS Investors Growth Stock Series: Service Class
o    MFS Value Series: Service Class

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
o    AMT Limited Maturity Bond Portfolio: Class I
o    AMT Mid Cap Growth Portfolio: Class S
o    AMT Socially Responsive Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS
o    Oppenheimer Capital Appreciation Fund/VA: Service Class
o    Oppenheimer Main Street Fund/VA: Service Class

PUTNAM VARIABLE TRUST
o    Putnam VT Growth & Income Fund: Class IB
o    Putnam VT Voyager Fund: Class IB

THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
o    Core Plus Fixed Income Portfolio: Class II

Election of the Capital Preservation Plus Option will not be effective unless and until Nationwide receives sub-account allocation instructions based on the preceding list of available underlying mutual funds. Allocations to underlying mutual funds other than those listed above are not permitted during the program period.

Nationwide reserves the right to modify the list of available underlying mutual funds upon written notice to contract owners. If an underlying mutual fund is deleted from the list of available underlying mutual funds, such deletion will not affect Capital Preservation Plus Option programs already in effect.


Surrenders During the Program Period

If, during the program period, the contract owner takes a surrender, Nationwide will surrender accumulation units from the sub-accounts and an amount from the Guaranteed Term Options. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request, unless Nationwide is instructed otherwise. Surrenders may not be taken exclusively from the Guaranteed Term Option. In conjunction with the surrender, the value of the guarantee will be adjusted proportionally. A market value adjustment may apply to amounts surrendered from Guaranteed Term Options.

Transfers During the Program Period

Transfers to and from the Guaranteed Term Option are not permitted during the program period.

Transfers among sub-accounts are subject to the terms and conditions in the "Transfers Prior to Annuitization" provision. During the program period, transfers to underlying mutual funds that are not included in the Capital Preservation Plus Option program are not permitted.

Terminating the Capital Preservation Plus Option

Once elected, the Capital Preservation Plus Option cannot be revoked, except as provided below.

If the contract owner elected a program period matching a 7 year Guaranteed Term Option, upon reaching the 5th anniversary of the program, the contract owner may terminate the Capital Preservation Plus Option. Any termination instructions must be received at Nationwide's home office within 60 days after the option's 5th anniversary.

If the contract owner elected a program period matching a 10 year Guaranteed Term Option, upon reaching the 7th anniversary of the program, the contract owner may terminate the Capital Preservation Plus Option. Any termination instructions must be received at Nationwide's home office within 60 days after the option's 7th anniversary.

If the contract owner terminates the Capital Preservation Plus Option as described above, the charges associated with the option will no longer be assessed, all guarantees associated with the option will terminate, the contract's investment allocations will remain the same as when the program was in effect (unless Nationwide is instructed otherwise), and all conditions associated with the Capital Preservation Plus Option are removed.

Fulfilling the Return of Principal Guarantee

At the end of the program period, if the contract value is less than the guaranteed amount, Nationwide will credit an amount to the contract so that the contract value equals the guaranteed amount. Amounts credited under this option are considered earnings, not purchase payments. If the contract owner does not elect to begin a new Capital Preservation Plus Option program, the amount previously allocated to the Guaranteed Term Option and any amounts credited under the guarantee will be allocated to the GVIT - Gartmore GVIT Money Market Fund Class I.

Election of a New Capital Preservation Plus Option

At the end of any program period or after terminating a Capital Preservation Plus Option, the contract owner may elect to participate in a new Capital Preservation Plus Option program at the charges, rates and allocation percentages in effect at that point in time. If the contract owner elects to participate in a new program, such election and complete instructions must be received by Nationwide within 60 days after the end of the preceding program period or within 60 days of the program termination, whichever is applicable.

OWNERSHIP AND INTERESTS IN THE CONTRACT

CONTRACT OWNER

Prior to the annuitization date, the contract owner has all rights under the contract, unless a joint owner is named. If a joint owner is named, each joint owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

On the annuitization date, the annuitant becomes the contract owner, unless the contract owner is a Charitable Remainder Trust. If the contract owner is a Charitable Remainder Trust, the Charitable Remainder Trust continues to be the contract owner after annuitization.

Contract owners of Non-Qualified Contracts may name a new contract owner at any time before the annuitization date. Any change of contract owner automatically revokes any prior contract owner designation. Changes in contract ownership may result in federal income taxation and may be subject to state and federal gift taxes.

JOINT OWNER

Joint owners each own an undivided interest in the contract.

Non-Qualified contract owners can name a joint owner at any time before annuitization. However, joint owners must be spouses at the time joint ownership is requested, unless state law requires Nationwide to allow non-spousal joint owners.

Generally, the exercise of any ownership rights under the contract must be in writing and signed by both joint owners. However, if a written election, signed by both contract owners, authorizing Nationwide to allow the exercise of ownership rights independently by either joint owner is submitted, Nationwide will permit joint owners to act independently. If such an authorization is submitted, Nationwide will not be liable for any loss, liability, cost, or expense for acting in accordance with the instructions of either joint owner.

If either joint owner dies before the annuitization date, the contract continues with the surviving joint owner as the remaining contract owner.

CONTINGENT OWNER

The contingent owner succeeds to the rights of a contract owner if a contract owner who is not the annuitant dies before the annuitization date, and there is no surviving joint owner.

If a contract owner who is the annuitant dies before the annuitization date, the contingent owner will not have any rights under the contract, unless such contingent owner is also the beneficiary.

The contract owner may name a contingent owner at any time before the annuitization date.

ANNUITANT

The annuitant is the person who will receive annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant of greater age.

Only Non-Qualified Contract owners may name someone other than himself/herself as the annuitant.

The contract owner may not name a new annuitant without Nationwide's consent.

CONTINGENT ANNUITANT

If the annuitant dies before the annuitization date, the contingent annuitant becomes the annuitant. The contingent annuitant must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a contingent annuitant of greater age.

If a contingent annuitant is named, all provisions of the contract that are based on the annuitant's death prior to the annuitization date will be based on the death of the last survivor of the annuitant and contingent annuitant.

CO-ANNUITANT

A co-annuitant, if named, must be the annuitant's spouse. The co-annuitant may be named at any time prior to annuitization and will receive the benefit of the Spousal Protection Feature (subject to the conditions set forth in the "Spousal Protection Feature" provision).

If either co-annuitant dies before the annuitization date, the surviving co-annuitant may continue the contract and will receive the benefit of the Spousal Protection Feature.

JOINT ANNUITANT

The joint annuitant is designated as a second person (in addition to the annuitant) upon whose continuation of life any annuity payment involving life contingencies depend. This person must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for a joint annuitant of greater age.

The contract owner may name a joint annuitant at any time before the annuitization date.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who is entitled to the death benefit if the annuitant dies before the annuitization date and there is no joint owner. The contract owner can name more than one beneficiary. Multiple beneficiaries will share the death benefit equally, unless otherwise specified.

A contingent beneficiary will succeed to the rights of the beneficiary if no beneficiary is alive when a death benefit is paid. The contract owner can name more than one contingent beneficiary. Multiple contingent beneficiaries will share the death benefit equally, unless otherwise specified.

CHANGES TO THE PARTIES TO THE CONTRACT

Prior to the annuitization date (and subject to any existing assignments), the contract owner may request to change the following:

o    contract owner (Non-Qualified Contracts only);

o    joint owner (must be the contract owner's spouse);

o    contingent owner;

o    annuitant (subject to Nationwide's underwriting and approval);

o    contingent annuitant (subject to Nationwide's underwriting and approval);

o    co-annuitant (must be the annuitant's spouse);

o    joint annuitant (subject to Nationwide's underwriting and approval);

o    beneficiary; or

o    contingent beneficiary.

The contract owner must submit the request to Nationwide in writing and Nationwide must receive the request at its home office before the annuitization date. Once Nationwide receives and records the change request, the change will be effective as of the date the written request was signed, whether or not the contract owner or annuitant is living at the time it was recorded. The change will not affect any action taken by Nationwide before the change was recorded.

In addition to the above requirements, any request to change the contract owner must be signed by the existing contract owner and the person designated as the new contract owner. Nationwide may require a signature guarantee.

If the contract owner is not a natural person and there is a change of the annuitant, distributions will be made as if the contract owner died at the time of the change, regardless of whether the contract owner named a contingent annuitant.

Nationwide reserves the right to reject any change request that would alter the nature of the risk that Nationwide assumed when it originally issued the contract (see "Purpose of the Contract" earlier in this prospectus).



OPERATION OF THE CONTRACT

MINIMUM INITIAL AND SUBSEQUENT PURCHASE PAYMENTS

-------------------- ----------------- ------------------
                     MINIMUM INITIAL        MINIMUM
     CONTRACT        PURCHASE PAYMENT     SUBSEQUENT
       TYPE                                PAYMENTS*
-------------------- ----------------- ------------------
Charitable                $5,000             $500
Remainder Trust
-------------------- ----------------- ------------------
IRA                       $3,000             $500
-------------------- ----------------- ------------------
Investment-Only           $3,000             $500
-------------------- ----------------- ------------------
Non-Qualified             $5,000             $500
-------------------- ----------------- ------------------
Roth IRA                  $3,000             $500
-------------------- ----------------- ------------------
SEP IRA                   $3,000             $500
-------------------- ----------------- ------------------
Simple IRA                $3,000             $500
-------------------- ----------------- ------------------
Tax Sheltered             $3,000             $500
Annuity
-------------------- ----------------- ------------------

*For subsequent purchase payments sent via automatic deposit, the minimum subsequent purchase payment is $100.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent. Nationwide's consent is contingent on a risk analysis that may involve a medical evaluation.

Guaranteed Term Options

Guaranteed Term Options are separate investment options under the contract. The minimum amount that may be allocated to a Guaranteed Term Option is $1,000.

PRICING

Initial purchase payments allocated to sub-accounts will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain a purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.

Subsequent purchase payments allocated to sub-accounts will be priced at the next available accumulation unit value after the payment is received.

Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

o        New Year's Day                o        Independence Day
o        Martin Luther King, Jr. Day   o        Labor Day
o        Presidents' Day               o        Thanksgiving
o        Good Friday                   o        Christmas
o        Memorial Day

Nationwide also will not price purchase payments if:

(1)  trading on the New York Stock Exchange is restricted;

(2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

(3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, contract value may be affected since the contract owner will not have access to their account.

ALLOCATION OF PURCHASE PAYMENTS


Nationwide allocates purchase payments to sub-accounts or Guaranteed Term Options as instructed by the contract owner. Shares of the underlying mutual funds allocated to the sub-accounts are purchased at net asset value, then converted into accumulation units.


Contract owners can change future allocations to the sub-accounts or Guaranteed Term Options. However, no change may be made that would result in an amount less than 1% of the purchase payments being allocated to any sub-account. Certain transactions may be subject to conditions imposed by the underlying mutual funds, as well as those set forth in the contract.


DETERMINING THE CONTRACT VALUE

The contract value is the sum of:

(1) the value of amounts allocated to the sub-accounts of the variable account; and

(2)  amounts allocated to a Guaranteed Term Option.

If charges are assessed against the whole contract value, Nationwide will deduct a proportionate amount from each sub-account and any Guaranteed Term Option based on current cash values.

Determining Variable Account Value - Valuing an Accumulation Unit

Purchase payments or transfers allocated to sub-accounts are accounted for in accumulation units. Accumulation unit values (for each sub-account) are determined by calculating the net investment factor for the underlying mutual funds for the current valuation period and multiplying that result with the accumulation unit values determined on the previous valuation period.

Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.

The net investment factor for any particular sub-account is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a)  is the sum of:

     (1) the net asset value of the underlying mutual fund as of the end of the current valuation period; and

     (2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period).

(b) is the net asset value of the underlying mutual fund determined as of the end of the preceding valuation period.

(c) is a factor representing the daily total variable account charges, which may include charges for optional benefits elected by the contract owner. The factor is equal to an annualized rate ranging from 0.95% to 2.20% of the daily net assets of the variable account, depending on which optional benefits the contract owner elects.

Based on the change in the net investment factor, the value of an accumulation unit may increase or decrease. Changes in the net investment factor may not be directly proportional to changes in the net asset value of the underlying mutual fund shares because of the deduction of variable account charges.

Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

Determining the Guaranteed Term Option Value

Nationwide determines the value of a Guaranteed Term Option by:

(1) adding all amounts allocated to the Guaranteed Term Options, minus amounts previously transferred or surrendered (including any market value adjustment);

(2) adding any interest earned on the amounts allocated to the Guaranteed Term Options; and

(3)  subtracting charges deducted in accordance with the contract.

TRANSFER REQUESTS

Nationwide will accept transfer requests in writing, over the telephone, or via the internet. Nationwide will use reasonable procedures to confirm that instructions are genuine and will not be liable for following instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone and/or internet exchange privileges upon 30 days written notice to contract owners.

Amounts transferred to the sub-accounts will receive the accumulation unit value next determined after the transfer request is received.


TRANSFERS PRIOR TO ANNUITIZATION

Prior to annuitization, a contract owner is permitted 20 "transfer events" each calendar year without restriction. A "transfer event" is any valuation period on which allocations are moved between investment options, regardless of the quantity of reallocations. For example, if a contract owner moves contract value between 20 underlying mutual funds in one day, the entire reallocation only counts as one transfer event.

If, in any calendar year, a contract owner exceeds the 20 transfer event limit, the contract owner will be required to submit any additional transfer requests via U.S. mail. Nationwide will reset the transfer limit each January 1st. The number of transfer events permitted each year is not cumulative; transfer events not used in a given calendar year may not be carried over into subsequent calendar years.

Transfers from a Guaranteed Term Option

A contract owner may request to transfer allocations from a Guaranteed Term Option to the sub-accounts at any time. Transfers from a Guaranteed Term Option prior to maturity are subject to a market value adjustment.

Nationwide reserves the right to limit the number of transfers out of the Guaranteed Term Options to one per calendar year.

Nationwide is required by state law to reserve the right to postpone the transfer of assets from the Guaranteed Term Options for a period of up to 6 months from the date of the transfer request.

Transfers from the Sub-Accounts

A contract owner may request to transfer allocations from the sub-accounts to a Guaranteed Term Option at any time, subject to terms and conditions imposed by the contract and the underlying mutual funds.

Nationwide reserves the right to limit the number of transfers from the sub-accounts to the Guaranteed Term Options to one per calendar year.

Transfers Among the Sub-Accounts

A contract owner may request to transfer allocations among the sub-accounts at any time, subject to terms and conditions imposed by the contract and the underlying mutual funds.

Sub-Account Transfer Restrictions

Nationwide reserves the right to refuse or limit transfer requests (or take any other action it deems necessary) in order to protect contract owners, annuitants and beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices that are employed by some contract owners (or third parties acting on their behalf).

If Nationwide determines that a contract owner (or a third party acting on the contract owner's behalf) is engaging in harmful short-term trading, Nationwide reserves the right to take actions to protect investors, including exercising its right to terminate the ability of specified contract owners to submit transfer requests via telephone, facsimile, or over the internet. If Nationwide exercises this right, affected contract owners would be limited to submitting transfer requests via U.S. mail. Any action taken by Nationwide pursuant to this provision will be preceded by a 30 day written notice to the affected contract owner.

TRANSFERS AFTER ANNUITIZATION

After annuitization, the portion of the contract value allocated to fixed annuity payments and the portion of the contract value allocated to variable annuity payments may not be changed.

After annuitization, transfers among sub-accounts may only be made on the anniversary of the annuitization date.

RIGHT TO EXAMINE AND CANCEL

Contract owners have a ten day "free-look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA, SEP IRA, Simple IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free-look privileges.

Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

SURRENDER (REDEMPTION) PRIOR TO ANNUITIZATION


Prior to annuitization and before the annuitant's death, contract owners may generally surrender some or all of their contract value. There are no sales charges assessed upon surrenders from the contract. There may be income tax and/or penalty taxes assessed upon surrenders. Please see "Federal Tax Considerations" for more information.


Surrender requests must be in writing and Nationwide may require additional information. When taking a full surrender, the contract must accompany the written request. Nationwide may require a signature guarantee.

Nationwide will pay any amounts surrendered from the sub-accounts within 7 days. However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer.

Nationwide is required by state law to reserve the right to postpone payment of assets in the Guaranteed Term Options for a period of up to 6 months from the date of the surrender request.

PARTIAL SURRENDERS (PARTIAL REDEMPTIONS)

If a contract owner requests a partial surrender, Nationwide will surrender accumulation units from the sub-accounts and the Guaranteed Term Options. The amount withdrawn from each investment option will be in proportion to the value in each option at the time of the surrender request.

FULL SURRENDERS (FULL REDEMPTIONS)


Upon full surrender, the contract value may be more or less than the total of all purchase payments made to the contract. The contract value will reflect:

o    variable account charges;


o a $30 Contract Maintenance Charge (if the contract value is equal to or greater than $50,000, the Contract Maintenance Charge will be waived);


o    underlying mutual fund charges;

o    the investment performance of the underlying mutual funds; and

o amounts allocated to the Guaranteed Term Options, plus or minus any market value adjustment.


SURRENDER (REDEMPTION) AFTER ANNUITIZATION

After the annuitization date, surrenders other than regularly scheduled annuity payments are not permitted.

SURRENDERS UNDER CERTAIN PLAN TYPES

SURRENDERS UNDER A TAX SHELTERED ANNUITY

Contract owners of a Tax Sheltered Annuity may surrender part or all of their contract value before annuitant's death, except as provided below:

(A) Contract value attributable to contributions made under a qualified cash or deferred arrangement (within the meaning of Internal Revenue Code Section 402(g)(3)(A)), a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a Custodial Account (described in Section 403(b)(7) of the Internal Revenue Code), may be surrendered only:

     (1) when the contract owner reaches age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code
          Section 72(m)(7)); or

     (2) in the case of hardship (as defined for purposes of Internal Revenue Code Section 401(k)), provided that any such hardship surrender may NOT include any income earned on salary reduction contributions.

(B)  The surrender limitations described in Section A also apply to:

     (1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

     (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     (3) all amounts transferred from 403(b)(7) Custodial Accounts (except that earnings and employer contributions as of December 31, 1988 in such Custodial Accounts may be withdrawn in the case of hardship).

(C) Any distribution other than the above, including a ten day free-look cancellation of the contract (when available) may result in taxes, penalties, and/or retroactive disqualification of a Tax Sheltered Annuity.

In order to prevent disqualification of a Tax Sheltered Annuity after a ten day free-look cancellation, Nationwide will transfer the proceeds to another Tax Sheltered Annuity upon proper direction by the contract owner.

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above.

SURRENDERS UNDER A TEXAS OPTIONAL RETIREMENT PROGRAM OR A LOUISIANA OPTIONAL RETIREMENT PLAN

Redemption restrictions apply to contracts issued under the Texas Optional Retirement Program or the Louisiana Optional Retirement Plan.

The Texas Attorney General has ruled that participants in contracts issued under the Texas Optional Retirement Program may only take withdrawals if:

o    the participant dies;

o    the participant retires;

o    the participant terminates employment due to total disability; or

o the participant that works in a Texas public institution of higher education terminates employment.

A participant under a contract issued under the Louisiana Optional Retirement Plan may only take distributions from the contract upon retirement or termination of employment. All retirement benefits under this type of plan must be paid as lifetime income; lump sum cash payments are not permitted, except for death benefits.

Due to the restrictions described above, a participant under either of these plans will not be able to withdraw cash values from the contract unless one of the applicable conditions is met. However, contract value may be transferred to other carriers.

Nationwide issues this contract to participants in the Texas Optional Retirement Program in reliance upon and in compliance with Rule 6c-7 of the Investment Company Act of 1940. Nationwide issues this contract to participants in the Louisiana Optional Retirement Plan in reliance upon and in compliance with an exemptive order that Nationwide received from the SEC on August 22, 1990.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned without Nationwide's written consent. Nationwide reserves the right to refuse to recognize assignments that alter the nature of the risks that Nationwide assumed when it originally issued the contract.

A Non-Qualified Contract owner may assign some or all rights under the contract. An assignment must occur before annuitization while the annuitant is alive. Once proper notice of assignment is recorded by Nationwide's home office, the assignment will become effective.

Investment-Only Contracts, IRAs, Roth IRAs, SEP IRAs, Simple IRAs, and Tax Sheltered Annuities may not be assigned, pledged or otherwise transferred except where allowed by law.

Nationwide is not responsible for the validity or tax consequences of any assignment. Nationwide is not liable for any payment or settlement made before the assignment is recorded. Assignments will not be recorded until Nationwide receives sufficient direction from the contract owner and the assignee regarding the proper allocation of contract rights.

Amounts pledged or assigned will be treated as distributions and will be included in gross income to the extent that the cash value exceeds the investment in the contract for the taxable year in which it was pledged or assigned. Amounts assigned may be subject to a tax penalty equal to 10% of the amount included in gross income.

Assignment of the entire contract value may cause the portion of the contract value exceeding the total investment in the contract and previously taxed amounts to be included in gross income for federal income tax purposes each year that the assignment is in effect.

CONTRACT OWNER SERVICES

ASSET REBALANCING

Asset Rebalancing is the automatic reallocation of contract values to the sub-accounts on a predetermined percentage basis. Asset Rebalancing is not available for assets held in the Guaranteed Term Options. Requests for Asset Rebalancing must be on a Nationwide form.

Asset Rebalancing occurs every three months or on another frequency if permitted by Nationwide. If the last day of the three-month period falls on a Saturday,

Sunday, recognized holiday, or any other day when the New York Stock Exchange is closed, Asset Rebalancing will occur on the next business day. Each Asset Rebalancing reallocation is considered a transfer event and counts towards the annual 20 transfer event limit.

Asset Rebalancing may be subject to employer limitations or restrictions for contracts issued to a Tax Sheltered Annuity plan. Contract owners should consult a financial adviser to discuss the use of Asset Rebalancing.

Nationwide reserves the right to stop establishing new Asset Rebalancing programs.

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from certain sub-accounts into other sub-accounts. Nationwide does not guarantee that this program will result in profit or protect contract owners from loss.


Contract owners direct Nationwide to automatically transfer specified amounts from the Federated Insurance Series - Federated Quality Bond Fund II: Service Shares, GVIT - Gartmore GVIT Government Bond Fund: Class I, GVIT - Gartmore GVIT Investor Destinations Conservative Fund, and the Neuberger Berman AMT Limited Maturity Bond Portfolio: Class I to any other underlying mutual fund(s). Dollar Cost Averaging transfers may not be directed to Guaranteed Term Options.


Transfers occur monthly or on another frequency if permitted by Nationwide. Dollar Cost Averaging transfers are not considered transfer events and do not count towards the annual 20 transfer event limit. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the contract owner instructs Nationwide in writing to stop the transfers.

Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals allow contract owners to receive a specified amount (of at least $100) on a monthly, quarterly, semi-annual, or annual basis. Requests for Systematic Withdrawals and requests to discontinue Systematic Withdrawals must be in writing.

The withdrawals will be taken from the sub-accounts proportionately unless Nationwide is instructed otherwise. Systematic Withdrawals are not available from the Guaranteed Term Options.

Nationwide will withhold federal income taxes from Systematic Withdrawals unless otherwise instructed by the contract owner. The Internal Revenue Service may impose a 10% penalty tax if the contract owner is under age 59 1/2 unless the contract owner has made an irrevocable election of distributions of substantially equal payments.

The Systematic Withdrawal programs terminate automatically each year on the day before the contract anniversary. To continue the Systematic Withdrawal program, a new request must be submitted annually.

Nationwide reserves the right to stop establishing new Systematic Withdrawal programs. Systematic Withdrawals are not available before the end of the ten-day free-look period.

DEATH BENEFITS

DEATH OF CONTRACT OWNER


If a contract owner (including a joint owner) who is not the annuitant dies before the annuitization date, there is no death benefit payable and the surviving joint owner becomes the contract owner.


If no joint owner is named, the contingent owner becomes the contract owner.

If no contingent owner is named, the beneficiary becomes the contract owner.

If no beneficiary survives the contract owner, the last surviving contract owner's estate becomes the contract owner.

Distributions will be made pursuant to the "Required Distributions for Non-Qualified Contracts" provision.

DEATH OF ANNUITANT

If the annuitant who is not a contract owner dies before the annuitization date, the contingent annuitant becomes the annuitant and no death benefit is payable. If no contingent annuitant is named, a death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner is a Charitable Remainder Trust and the annuitant dies before the annuitization date, the death benefit will accrue to the Charitable Remainder Trust. Any designation in conflict with the Charitable Remainder Trust's right to the death benefit will be void.

If the annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH OF CONTRACT OWNER/ANNUITANT

If a contract owner (including a joint owner) who is also the annuitant dies before the annuitization date, a death benefit is payable to the surviving joint owner.

If there is no surviving joint owner, the death benefit is payable to the beneficiary. Multiple beneficiaries will share the death benefit equally unless otherwise specified.

If no beneficiaries survive the contract owner/annuitant, the contingent beneficiary receives the death benefit. Multiple contingent beneficiaries will share the death benefit equally unless otherwise specified.

If no contingent beneficiaries survive the contract owner/annuitant, the last surviving contract owner's estate will receive the death benefit.

If the contract owner/annuitant dies after the annuitization date, any benefit that may be payable will be paid according to the selected annuity payment option.

DEATH BENEFIT PAYMENT

The recipient of the death benefit may elect to receive the death benefit:

(1)  in a lump sum;

(2)  as an annuity; or

(3)  in any other manner permitted by law and approved by Nationwide.

Nationwide will pay (or will begin to pay) the death benefit within 30 days of receiving proof of death and the instructions as to the payment of the death benefit.

DEATH BENEFIT CALCULATIONS


The contract owner may elect either the standard death benefit or the One-Year Enhanced Death Benefit Option or the Combination Enhanced Death Benefit Option, which are offered under the contract for an additional charge. If no election is made at the time of application, the death benefit will be the standard death benefit.


The value of the death benefit is determined as of the date of the annuitant's death.

Standard Death Benefit

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the standard death benefit will be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered; or

(3) the highest contract value on any 5 year contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that 5 year contract anniversary.

The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the standard death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A=   the greatest of:

     (1)  the contract value;

     (2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     (3) the highest contract value on any 5 year contract anniversary before the annuitant's 86th birthday, less an adjustment for amounts surrendered, plus purchase payments received after that 5 year contract anniversary.

       The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

       The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

B=   the contract value; and

F= the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The standard death benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse. Please see "Spousal Protection Feature" later in this prospectus.

One-Year Enhanced Death Benefit Option

For an additional charge equal to an annualized rate of 0.10% of the daily net assets of the variable account, an applicant can purchase the One-Year Enhanced Death Benefit Option.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments, less an adjustment for amounts surrendered; or

(3) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where


A=   the greatest of:

     (1)  the contract value;

     (2) the total of all purchase payments, less an adjustment for amounts surrendered; or

     (3) the highest contract value on any contract anniversary prior to the annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary.

       The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

       The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

       If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B=   the contract value; and

F= the ratio of $3,000,000 to the total of all purchase payments made to the contract.

The One-Year Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.


Combination Enhanced Death Benefit Option

For an additional charge at an annualized rate of 0.40% of the daily net assets of the variable account, a contract owner can elect the Combination Enhanced Death Benefit Option. The Combination Enhanced Death Benefit is only available for contracts with annuitants age 80 or younger at the time of application.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is less than or equal to $3,000,000, the death benefit will be the greatest of:

(1)  the contract value;

(2) the total of all purchase payments , less an adjustment for amounts surrendered;

(3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

(4)  the 5% interest anniversary value.

The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

The 5% interest anniversary value is equal to purchase payments, accumulated at 5% annual compound interest until the last contract anniversary prior to the annuitant's 81st birthday, proportionately adjusted for amounts surrendered. The adjustment for amounts surrendered will reduce the accumulated value as of the most recent contract anniversary prior to each partial surrender in the same proportion that the contract value was reduced on the date of the partial surrender. Such total accumulated amount, after the surrender adjustment, shall not exceed 200% of purchase payments adjusted for amounts surrendered.

If the annuitant dies prior to the annuitization date and the total of all purchase payments made to the contract is greater than $3,000,000, the death benefit will be determined using the following formula:

(A x F) + B(1 - F), where

A=   the greatest of:

     (1)  the contract value;

     (2) the total of all purchase payments, less an adjustment for amounts surrendered;

     (3) the highest contract value on any contract anniversary before the annuitant's 81st birthday, less an adjustment for amounts subsequently surrendered, plus purchase payments received after that contract anniversary; or

     (4)  The 5% interest anniversary value.

       The contract value in items (1) and (3) above will include a market value adjustment for any amounts allocated to a Guaranteed Term Option.

       The adjustment for amounts surrendered will reduce items (2) and (3) above in the same proportion that the contract value was reduced on the date(s) of the partial surrender(s).

       If Nationwide does not receive all information necessary to pay the death benefit within one year of the annuitant's death, the calculation for A above will be the greater of (1) or (2) above.

B=   the contract value; and

F= the ratio of $3,000,000 to the total of all purchase payments made to the contract.

In the following scenarios, the 5% interest anniversary value would result in the greatest death benefit:

Scenario 1. The contract owner makes an initial deposit of $100,000, the market performs poorly, and the annuitant dies shortly after 1st contract anniversary.

In this scenario, the beneficiary will receive the greatest of:

(1)  Contract value: $95,000;

(2)  Return of purchase payments: $100,000;

(3)  Anniversary value: $100,000; or

(4)  5% interest anniversary value: $105,000.

The 5% interest anniversary value would result in the highest death benefit.

Scenario 2. The contract owner makes an initial deposit of $100,000 and the annuitant dies shortly after the 2nd contract anniversary. At the 1st contract anniversary, the contract value is $106,000; at the 2nd contract anniversary, the contract value is $108,000.

In this scenario, the beneficiary will receive the greatest of:

(1)  Contract value: $108,000;

(2)  Return of purchase payments: $100,000;

(3)  Anniversary value: $108,000; or

(4)  5% interest anniversary value: $110,250.

The 5% interest anniversary value would result in the highest death benefit.

The Combination Enhanced Death Benefit also includes the Spousal Protection Feature, which allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse.


SPOUSAL PROTECTION FEATURE


The standard death benefit, One-Year Enhanced Death Benefit and Combination Enhanced Death Benefit include a Spousal Protection Feature at no additional charge. The Spousal Protection Feature is not available for contracts issued as Charitable Remainder Trusts. The Spousal Protection Feature allows a surviving spouse to continue the contract while receiving the economic benefit of the death benefit upon the death of the other spouse, provided the conditions described below are satisfied:


(1) One or both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the contract owner. For contracts issued as IRAs and Roth IRAs, only the person for whom the IRA or Roth IRA was established may be named as the contract owner;

(2)  The spouses must be co-annuitants;

(3)  Both spouses must be age 85 or younger at the time the contract is issued;

(4)  Both spouses must be named as beneficiaries;

(5) No person other than the spouse may be named as contract owner, annuitant or primary beneficiary;

(6) If both spouses are alive upon annuitization, the contract owner must specify which spouse is the annuitant upon whose continuation of life any annuity payments involving life contingencies depend (for IRA and Roth IRA contracts, this person must be the contract owner); and

(7) If the contract owner requests to add a co-annuitant after contract issuance, the date of marriage must be after the contract issue date and Nationwide will require the contract owner to provide a copy of the marriage certificate.

If a co-annuitant dies before the annuitization date, the surviving spouse may continue the contract as its sole contract owner. Additionally, if the death benefit value is higher than the contract value at the time of the first co-annuitant's death, Nationwide will adjust the contract value to equal the death benefit value. The surviving co-annuitant may then name a new beneficiary but may not name another co-annuitant.

ANNUITY COMMENCEMENT DATE

The annuity commencement date is the date on which annuity payments are scheduled to begin. Generally, the contract owner designates the annuity commencement date at the time of application. If no annuity commencement date is designated at the time of application, Nationwide will establish the annuity commencement date as the date the annuitant reaches age 90 for Non-Qualified Contracts and the date the contract owner reaches age 70 1/2 for all other contract types.

The contract owner may change the annuity commencement date before annuitization. This change must be in writing and approved by Nationwide. The annuity commencement date may not be later than the first day of the first calendar month after the annuitant's 90th birthday unless approved by Nationwide.

ANNUITIZING THE CONTRACT

ANNUITIZATION DATE

The annuitization date is the date that Nationwide calculates the schedule of annuity payments and begins the processing necessary to start annuity payments. The date that annuity payments actually begin varies, but generally is within 7 to 10 days after Nationwide calculates the annuity payment schedule. The annuitization date will be the first day of a calendar month unless otherwise agreed. The annuitization date must be at least 2 years after the contract is issued, but may not be later than either:

o    the age (or date) specified in your contract; or

o    the age (or date) specified by state law, where applicable.

If the contract is issued to fund a Tax Sheltered Annuity, annuitization may occur during the first 2 years subject to Nationwide's approval.

On the annuitization date, the annuitant becomes the contract owner unless the contract owner is a Charitable Remainder Trust.

The Internal Revenue Code may require that distributions be made prior to the annuitization dates specified above (see "Required Distributions").

ANNUITIZATION

Annuitization is the period during which annuity payments are received. It is irrevocable once payments have begun. Upon arrival of the annuitization date, the annuitant must choose:

(1)  an annuity payment option; and

(2) either a fixed payment annuity, variable payment annuity, or an available combination.

Nationwide guarantees that each payment under a fixed payment annuity will be the same throughout annuitization. Under a variable payment annuity, the amount of each payment will vary with the performance of the underlying mutual funds chosen by the contract owner.

FIXED ANNUITY PAYMENTS

Fixed annuity payments provide for level annuity payments. Premium taxes are deducted prior to determining fixed annuity payments. The fixed annuity payments will remain level unless the annuity payment option provides otherwise.

VARIABLE ANNUITY PAYMENTS

Variable annuity payments will vary depending on the performance of the underlying mutual funds selected.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

o the portion of purchase payments allocated to provide variable annuity payments;

o    the variable account value on the annuitization date;

o    the age and sex of the annuitant (and joint annuitant, if any);

o    the annuity payment option elected;

o    the frequency of annuity payments;

o    the annuitization date;

o the assumed investment return (the net investment return required to maintain level variable annuity payments);

o    the deduction of applicable premium taxes; and

o    the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the underlying mutual funds chosen by the contract owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined by taking the portion of the first annuity payment funded by a particular sub-account divided by the annuity unit value for that sub-account as of the annuitization date. This establishes the number of annuity units provided by each sub-account for each variable annuity payment after the first.

The number of annuity units for each sub-account will remain constant, unless the contract owner transfers value from one underlying mutual fund to another.

The number of annuity units for each sub-account is multiplied by the annuity unit value for that sub-account for the valuation period for which the payment is due. The sum of these results for all the sub-accounts in which the contract owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected underlying mutual funds is greater or lesser than the assumed investment return.

Assumed Investment Return

An assumed investment return is the net investment return required to maintain level variable annuity payments. Nationwide uses a 3.5% assumed investment return factor. Therefore, if the net investment performance of each sub-account in which the contract owner invests exactly equals 3.5% for every payment period, then each payment will be the same amount. To the extent that investment performance is not equal to 3.5% for given payment periods, the amount of the payments in those periods will not be the same. Payments will increase from one payment date to the next if the annualized net rate of return is greater than 3.5% during that time. Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than 3.5% during that time.

Nationwide uses the assumed investment rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Unit

Annuity unit values for sub-accounts are determined by:

(1) multiplying the annuity unit value for each sub-account for the immediately preceding valuation period by the net investment factor for the sub-account for the subsequent valuation period (see "Determining the Contract Value - Determining Variable Account Value - Valuing an Accumulation Unit"); and then

(2) multiplying the result from (1) by a factor to neutralize the assumed investment return factor.


FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Annuity payments are based on the annuity payment option elected.

If the net amount to be annuitized is less than $2,000, Nationwide reserves the right to pay this amount in a lump sum instead of periodic annuity payments.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $20. The payment frequency will be changed to an interval that will result in payments of at least $20.

ANNUITY PAYMENT OPTIONS

The annuitant must elect an annuity payment option before the annuitization date. If the annuitant fails to elect an annuity payment option, Nationwide will assume a Single Life with a 20 Year Term Certain annuity payment option. Once elected, the annuity payment option may not be changed.

Not all of the annuity payment options may be available in all states. Additionally, the annuity payment options available may be limited based on the annuitant's age (and the joint annuitant's age, if applicable) or requirements under the Internal Revenue Code.

ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS LESS THAN OR EQUAL TO $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is less than or equal to $2,000,000, the annuity payment options available are:

o    Single Life;

o    Standard Joint and Survivor; and

o    Single Life with a 10 or 20 Year Term Certain.

Each of the annuity payment options is discussed more thoroughly below.

Single Life

The Single Life annuity payment option provides for annuity payments to be paid during the lifetime of the annuitant.

Payments will cease with the last payment before the annuitant's death. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Standard Joint and Survivor

The Standard Joint and Survivor annuity payment option provides for annuity payments to continue during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor.

Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

Single Life with a 10 or 20 Year Term Certain

The Single Life with a 10 or 20 Year Term Certain annuity payment option provides that monthly annuity payments will be paid during the annuitant's lifetime or for the term selected, whichever is longer. The term may be either 10 or 20 years.

If the annuitant dies before the end of the 10 or 20 year term, payments will be paid to the beneficiary for the remainder of the term.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Annuity payment options not set forth in this provision may be available. Any annuity payment option not set forth in this provision must be approved by Nationwide.

ANNUITY PAYMENT OPTIONS FOR CONTRACTS WITH TOTAL PURCHASE PAYMENTS GREATER THAN $2,000,000

If, at the annuitization date, the total of all purchase payments made to the contract is greater than $2,000,000, Nationwide may limit the annuity payment option to the longer of:

(1)  a Fixed Life Annuity with a 20 Year Term Certain; or

(2)  a Fixed Life Annuity with a Term Certain to Age 95.

Additionally, Nationwide will limit the amount that may be annuitized on a single life to $5,000,000. If the total amount to be annuitized is greater than $5,000,000, then, for the purpose of annuitization only, Nationwide will permit additional annuitants to be named.

REQUIRED DISTRIBUTIONS

The Internal Revenue Code requires that certain distributions be made from the contracts issued in conjunction with this prospectus. Following is an overview of the required distribution rules applicable to each type of contract. Please consult a qualified tax or financial adviser for more specific required distribution information.

REQUIRED DISTRIBUTIONS - GENERAL INFORMATION

In general, a beneficiary is an entity or person that the contract owner designates to receive death proceeds upon the contract owner's death. The distribution rules in the Internal Revenue Code make a distinction between "beneficiary" and "designated beneficiary" when determining the life expectancy that may be used for payments that are made from IRAs, SEP IRAs, SIMPLE IRAs, Roth IRAs and Tax Sheltered Annuities after the death of the annuitant, or that are made from Non-Qualified Contracts after the death of the contract owner. A designated beneficiary is a natural person who is designated by the contract owner as the beneficiary under the contract. Non-natural beneficiaries (e.g. charities or certain trusts) are not designated beneficiaries for the purpose of required distributions and the life expectancy of such a beneficiary is zero.

Life expectancies and joint life expectancies will be determined in accordance with the relevant guidance provided by the Internal Revenue Service and the Treasury Department, including but not limited to Treasury Regulation 1.72-9 and Treasury Regulation 1.401(a)(9)-5.

Required distributions paid upon the death of the contract owner are paid to the beneficiary or beneficiaries stipulated by the contract owner. How quickly the distributions must be made may be determined with respect to the life expectancies of the beneficiaries. For Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period are those in effect on the date of the contract owner's death. For contracts other than Non-Qualified Contracts, the beneficiaries used in the determination of the distribution period do not have to be determined until December 31 of the year following the contract owner's death. If there is more than one beneficiary, the life expectancy of the beneficiary with the shortest life expectancy is used to determine the distribution period. Any beneficiary that is not a designated beneficiary has a life expectancy of zero.

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made in accordance with the following requirements:

(1) If any contract owner dies on or after the annuitization date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

(2) If any contract owner dies before the annuitization date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

     (a) any interest payable to or for the benefit of a designated beneficiary may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

     (b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is NOT a natural person (e.g., a trust or corporation), for purposes of these distribution provisions:

(a) the death of the annuitant will be treated as the death of a contract owner;

(b)  any change of annuitant will be treated as the death of a contract owner;
     and

(c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES, IRAS, SEP IRAS, SIMPLE IRAS, AND ROTH IRAS

Distributions from a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distributions may be paid in a lump sum or in substantially equal payments over:

(a) the life of the contract owner or the joint lives of the contract owner and the contract owner's designated beneficiary; or

(b) a period not longer than the period determined under the table in Treasury Regulation 1.401(a)(9)-5, which is the deemed joint life expectancy of the contract owner and a person 10 years younger than the contract owner. If the designated beneficiary is the spouse of the contract owner, the period may not exceed the longer of the period determined under such table or the joint life expectancy of the contract owner and the contract owner's spouse, determined in accordance with Treasury Regulation 1.72-9, or such additional guidance as may be provided pursuant to Treasury Regulation 1.401(a)(9)-5.

For Tax Sheltered Annuities, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the contract owner.

For IRAs, SEP IRAs and Simple IRAs, required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA, SEP IRA or Simple IRA of the contract owner.

If the contract owner's entire interest in a Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA will be distributed in equal or substantially equal payments over a period described in (a) or (b) above, the payments must begin on or before the required beginning date. The required beginning date is April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime, therefore, the required beginning date is not applicable to Roth IRAs.

If the contract owner dies before the required beginning date (in the case of a Tax Sheltered Annuity, IRA, SEP

IRA, or Simple IRA) or before the entire contract value is distributed (in the case of Roth IRAs), any remaining interest in the contract must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c) if there is no designated beneficiary, the entire balance of the contract must be distributed by December 31 of the fifth year following the contract owner's death.

If the contract owner dies on or after the required beginning date, the interest in the Tax Sheltered Annuity, IRA, SEP IRA or Simple IRA must be distributed over a period not exceeding the applicable distribution period, which is determined as follows:

(a) if the designated beneficiary is the contract owner's spouse, the applicable distribution period is the surviving spouse's remaining life expectancy using the surviving spouse's birthday for each distribution calendar year after the calendar year of the contract owner's death. For calendar years after the death of the contract owner's surviving spouse, the applicable distribution period is the spouse's remaining life expectancy using the spouse's age in the calendar year of the spouse's death, reduced by one for each calendar year that elapsed since the calendar year immediately following the calendar year of the spouse's death;

(b) if the designated beneficiary is not the contract owner's surviving spouse, the applicable distribution period is the designated beneficiary's remaining life expectancy using the designated beneficiary's birthday in the calendar year immediately following the calendar year of the contract owner's death, reduced by one for each calendar year that elapsed thereafter; and

(c) if there is no designated beneficiary, the applicable distribution period is the contract owner's remaining life expectancy using the contract owner's birthday in the calendar year of the contract owner's death, reduced by one for each year thereafter.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

For IRAs, SEP IRAs and Simple IRAs, all or a portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA, SEP IRA or Simple IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non taxable distributions for all years, and the total balance of all IRAs, SEP IRAs or Simple IRAs.

Distributions from Roth IRAs may be either taxable or nontaxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

The tax consequences of purchasing a contract described in this prospectus will depend on:

o    the type of contract purchased;

o    the purposes for which the contract is purchased; and

o the personal circumstances of individual investors having interests in the contracts.

See "Synopsis of the Contracts" for a brief description of the various types of contracts and the different purposes for which the contracts may be purchased.

Existing tax rules are subject to change, and may affect individuals differently depending on their situation. Nationwide does not guarantee the tax status of any contracts or any transactions involving the contracts.

If the contract is purchased as an investment of certain retirement plans (such as qualified retirement plans, Individual Retirement Accounts, and custodial accounts as described in Sections 401, 408(a), and 403(b)(7) of the Internal Revenue Code), the tax advantages enjoyed by the contract owner and/or annuitant may relate to participation in the plan rather than ownership of the annuity contract. Such plans are permitted to purchase investments other than annuities and retain tax-deferred status.


The following is a brief summary of some of the federal income tax considerations related to the contracts. In addition to the federal income tax, distributions from annuity contracts may be subject to state and local income taxes. The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus. Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed. Nothing in this prospectus should be considered to be tax advice. Contract owners and prospective contract owners should consult their Schwab Representative, tax adviser or legal counsel to discuss the taxation and use of the contracts.


The Internal Revenue Code sets forth different income tax rules for the following types of annuity contracts:

o    IRAs;

o    SEP IRAs;

o    Simple IRAs;

o    Roth IRAs;

o    Tax Sheltered Annuities; and

o    Non-Qualified Contracts.

IRAs, SEP IRAs and Simple IRAs

Distributions from IRAs, SEP IRAs and Simple IRAs are generally taxed when received. If any of the amount contributed to the IRA, SEP IRA or Simple IRA was nondeductible for federal income tax purposes, then a portion of each distribution is excludable from income.

If distributions of income from an IRA, SEP IRA or Simple IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10% is generally applicable. (For Simple IRAs, the 10% penalty is increased to 25% if the distribution is made during the 2 year period beginning on the date that the individual first participated in the Simple IRA.) The 10% penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    used for qualified higher education expenses; or

o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable depending upon whether they are "qualified distributions" or "nonqualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

o    it is made on or after the date on which the contract owner attains age 59
     1/2;

o it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

o    it is attributable to the contract owner's disability; or

o it is used for expenses attributable to the purchase of a home for a qualified first-time buyer.

The five year rule generally is satisfied if the distribution is not made within the five taxable year period beginning with the first taxable year in which a contribution is made to any Roth IRA established for the owner.

A qualified distribution is not includable in gross income for federal income tax purposes.

A non-qualified distribution is not includable in gross income to the extent that the distribution, when added to all previous distributions, does not exceed the total amount of contributions made to the Roth IRA. Any non-qualified distribution in excess of total contributions is includable in the contract owner's gross income in the year that is distributed to the contract owner.

Special rules apply for Roth IRAs that have proceeds received from an IRA prior to January 1, 1999 if the owner elected the special 4-year income averaging provisions that were in effect for 1998.

If non-qualified distributions of income from a Roth IRA are made prior to the date that the owner attains the age of 59 1/2 years, the income is subject to both the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary;

o    for qualified higher education expenses; or

o used for expenses attributable to the purchase of a home for a qualified first-time buyer.

If the contract owner dies before the contract is completely distributed, the balance will be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula established pursuant to the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

If a distribution of income is made from a Tax Sheltered Annuity prior to the date that the owner attains the age of 59 1/2 years, the income is subject to the regular income tax and an additional penalty tax of 10%. The penalty tax can be avoided if the distribution is:

o    made to a beneficiary on or after the death of the owner;

o attributable to the owner becoming disabled (as defined in the Internal Revenue Code);

o part of a series of substantially equal periodic payments made not less frequently than annually made for the life (or life expectancy) of the owner, or the joint lives (or joint life expectancies) of the owner and his or her designated beneficiary; or

o made to the owner after separation from service with his or her employer after age 55.

Non-Qualified Contracts - Natural Persons as Contract Owners

Generally, the income earned inside a Non-Qualified Contract that is owned by a natural person is not taxable until it is distributed from the contract.

Distributions before the annuitization date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial surrenders, any portion of the contract that is assigned or pledged; or any portion of the contract that is transferred by gift. For these purposes, a transfer by gift may occur upon annuitization if the contract owner and the annuitant are not the same individual.

With respect to annuity distributions on or after the annuitization date, a portion of each annuity payment is excludable from taxable income. The amount excludable is based on the ratio between the contract owner's investment in the contract and the expected return on the contract. Once the entire investment in the contract is recovered, all distributions are fully includable in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and as a result of the annuitant's death no more payments are due under the contract, then the unrecovered investment in the contract may be deducted on his or her final tax return.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during the same calendar year will be treated as one annuity contract.

A special rule applies to distributions from contracts that have investments that were made prior to August 14, 1982. For those contracts, distributions that are made prior to the annuitization date are treated first as a recovery of the investment in the contract as of that date. A distribution in excess of the amount of the investment in the contract as of August 14, 1982, will be treated as taxable income.

The Internal Revenue Code imposes a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includable in gross income. The penalty tax does not apply if the distribution is:

o    the result of a contract owner's death;

o the result of a contract owner's disability, (as defined in the Internal Revenue Code);

o one of a series of substantially equal periodic payments made over the life (or life expectancy) of the contract owner or the joint lives (or joint life expectancies) of the contract owner and the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner; or

o    is allocable to an investment in the contract before August 14, 1982.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned by individuals. Different rules (the so-called "non-natural person" rules) apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities are not treated as annuity contracts under the Internal Revenue Code. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract. The income is taxable as ordinary income, not capital gain.

The non-natural person rules do not apply to all entity-owned contracts. For purposes of the rule that annuity contracts that are owned by non-natural persons are not treated as annuity contracts for tax purposes, a contract that is owned by a non-natural person as an agent of an individual is treated as owned by the individual. This would cause the contract to be treated as an annuity under the Internal Revenue Code, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rules also do not apply to contracts that are:

o acquired by the estate of a decedent by reason of the death of the decedent;

o issued in connection with certain qualified retirement plans and individual retirement plans;

o purchased by an employer upon the termination of certain qualified retirement plans;

o immediate annuities within the meaning of Section 72(u) of the Internal Revenue Code.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. If the distribution is from a Tax Sheltered Annuity, it will be subject to mandatory 20% withholding that cannot be waived, unless:

o    the distribution is made directly to another Tax Sheltered Annuity or IRA;
     or

o the distribution satisfies the minimum distribution requirements imposed by the Internal Revenue Code.

In addition, under some circumstances, the Internal Revenue Code will not permit contract owners to waive withholding. Such circumstances include:

o if the payee does not provide Nationwide with a taxpayer identification number; or

o if Nationwide receives notice from the Internal Revenue Service that the taxpayer identification number furnished by the payee is incorrect.

If a contract owner is prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding. The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

(1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

(2)  provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

(1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

(2) the distribution is not includable in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 30%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

o    a transfer of the contract from one contract owner to another; or

o    a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

(a) an individual who is two or more generations younger than the contract owner; or

(b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

o who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

o who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless:

o    the failure to diversify was accidental;

o    the failure is corrected; and

o    a fine is paid to the Internal Revenue Service.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES


The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. You should consult with your personal tax adviser and/or your Schwab Representative for more information.


In 2001, the Economic Growth and Tax Relief Reconciliation Act (EGTRRA) was enacted. EGTRRA made numerous changes to the Internal Revenue Code, including the following:

o    generally lowering federal income tax rates;

o increasing the amounts that may be contributed to various retirement plans, such as IRAs, Tax Sheltered Annuities and Qualified Plans;

o increasing the portability of various retirement plans by permitting IRAs, Tax Sheltered Annuities, Qualified Plans and certain governmental 457 plans to "roll" money from one plan to another;

o    eliminating and/or reducing the highest federal estate tax rates;

o    increasing the estate tax credit; and

o    for persons dying after 2009, repealing the estate tax.


All of the changes resulting from EGTRRA are scheduled to "sunset," or become ineffective, after December 31, 2010 unless they are extended by additional legislation. If changes resulting from EGTRRA are not extended, beginning January 1, 2011, the Internal Revenue Code will be restored to its pre-EGTRRA form. This creates uncertainty as to future tax requirements and implications. Please consult your Schwab Representative or a qualified tax or financial adviser for further information relating to EGTRRA and other tax issues.


STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

o    statements showing the contract's quarterly activity;

o confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., Dollar Cost Averaging or salary reduction programs). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements;

o semi-annual reports as of June 30 containing financial statements for the variable account; and

o annual reports as of December 31 containing financial statements for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates, which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the Court denied the motion to dismiss the amended complaint filed by Nationwide and the other named defendants. On January 25, 2002, the plaintiffs filed a motion for leave to amend their complaint to add three new named plaintiffs. On February 9, 2002, the plaintiffs filed a motion for class certification. On April 16, 2002, Nationwide filed a motion for summary judgment on the individual claims of plaintiff Mercedes Castillo. On May 28, 2002, the Court granted the motion of Marcus Shore to withdraw as a named plaintiff and denied plaintiffs' motion to add new persons as named plaintiffs, so the action is now proceeding with Mercedes Castillo as the only named plaintiff. On November 4, 2002, the Court issued a decision granting Nationwide's motion for summary judgment on all of plaintiff Mercedes Castillo's individual claims, and ruling that plaintiff's motion for class certification is moot. Judgment for Nationwide was entered on November 15, 2002. On December 16, 2002, plaintiff Mercedes Castillo filed a notice of appeal from the Court's orders (a) granting Nationwide's motion for summary judgment; and (b) denying Castillo's motion for leave to amend the complaint to add three new named plaintiffs. Nationwide's responsive brief is due by April 23, 2003 and plaintiff's reply brief is due by May 12, 2003. Nationwide intends to defend this lawsuit vigorously.

On August 15, 2001, Nationwide was named in a lawsuit filed in Connecticut federal court titled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide

Life Insurance Company. On September 6, 2001, the plaintiffs amended their complaint to include class action allegations. The plaintiffs seek to represent a class of retirement plans that purchased variable annuities from Nationwide to fund qualified ERISA retirement plans. The amended complaint alleges that the retirement plans purchased variable annuity contracts from Nationwide that allowed plan participants to invest in funds that were offered by separate mutual fund companies; that Nationwide was a fiduciary under ERISA and that Nationwide breached its fiduciary duty when it accepted certain fees from the mutual fund companies that purportedly were never disclosed by Nationwide; and that Nationwide violated ERISA by replacing many of the funds originally included in the plaintiffs' annuities with "inferior" funds because the new funds purportedly paid higher fees to Nationwide. The amended complaint seeks disgorgement of the fees allegedly received by Nationwide and other unspecified compensatory damages, declaratory and injunctive relief and attorney's fees. On December 3, 2001, the plaintiffs filed a motion for class certification. Nationwide is opposing that motion. Nationwide's Motion to Dismiss was denied on September 11, 2002. On January 14, 2003, plaintiffs filed a motion to file a second amended complaint and the motion was granted on February 21, 2003. The second amended complaint removes the claims asserted against Nationwide concerning a violation of ERISA through the replacement of many of the funds originally included in the plaintiffs' annuities with "inferior" funds that purportedly paid higher fees to Nationwide. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any such litigation will not have a material adverse effect on Nationwide in the future.

The general distributor, NISC, is not engaged in any litigation of any material nature.

ADVERTISING
A "yield" and "effective yield" may be advertised for the GVIT - Gartmore Gvit Money Market Fund: Class I. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the GVIT - Gartmore Gvit Money Market Fund: Class I's units. Yield is an annualized figure, which means that it is assumed that the GVIT - Gartmore Gvit Money Market Fund: Class I generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, underlying mutual fund options with similar or different objectives, or the investment industry as a whole.

Market Indexes

The sub-accounts will be compared to certain market indexes. Indexes are provided for comparison purposes only and are not intended to reflect the performance of the sub-accounts. Individuals cannot invest directly in an index.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by financial news magazines and other services and web-sites.

These rating services, publications and web-sites rank the underlying mutual funds' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

All performance returns are calculated using underlying mutual fund expenses for the period ended December 31, 2002. However, Nationwide generally will provide performance information more frequently. Information related to performance of the sub-accounts is based upon historical earnings and is not intended to predict or project future results.

Standardized Performance


Nationwide will advertise historical performance of the sub-accounts in accordance with SEC prescribed calculations. Assumptions used in calculating standardized returns will include a $1,000 hypothetical initial investment, time periods of one, five and ten years or the time period the fund has been available as an investment option in the variable account, variable account charges of 2.20% (the maximum variable account charges if the most expensive optional benefits are chosen) and an annual Contract Maintenance Charge of $30 taken at the end of the applicable time periods. If a fund has been an option in the variable account for less than one year, the returns are not annualized.



Non-Standardized Performance


Nationwide will advertise historical, hypothetical performance of the sub-accounts. Assumptions used in calculating non-standardized performance are similar to that of the standardized returns except the initial investment will be $10,000, the periods shown may reflect time prior to the fund being available as an option in the variable account and variable account charges will be 0.95%. Non-standardized performance advertising will be accompanied by standardized performance information. If a fund has been in existence for less than a year, the returns will not be annualized.

                         SUB-ACCOUNT PERFORMANCE SUMMARY


STANDARDIZED AVERAGE ANNUAL TOTAL RETURN

----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                                                                10 YEARS OR DATE       DATE FUND
                                                               1 Year            5 YEARS       FUND AVAILABLE IN      AVAILABLE IN
                                                                 TO                 TO        VARIABLE ACCOUNT TO   VARIABLE ACCOUNT
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002
------------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Basic Value Fund: Series II Shares                       N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Appreciation Fund: Series II Shares              N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AIM V.I. Capital Development Fund: Series II Shares               N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AllianceBernstein Growth and Income Portfolio: Class B            N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AllianceBernstein Small Cap Value Portfolio: Class B              N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Income & Growth Fund: Class II                N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP International Fund: Class II                  N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Ultra Fund: Class II                          N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
American Century VP Value Fund: Class II                          N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
DREYFUS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Investment Portfolios - Small Cap Stock Index             N/A              N/A                                 05/01/02
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Appreciation                   N/A              N/A                                 11/15/02
Portfolio: Service Shares
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus Variable Investment Fund - Developing Leaders             N/A              N/A                                 11/15/02
Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES
------------------------------------------------------------------------------------------------------------------------------------
Federated American Leaders Fund II: Service Shares                N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Capital Appreciation Fund II: Service Shares            N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated Quality Bond Fund II: Service Shares                    N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Rising Dividends Securities Fund: Class 2                N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Franklin Small Cap Value Securities Fund: Class 2                 N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Templeton Foreign Securities Fund: Class 2                        N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Dreyfus GVIT Mid Cap Index Fund: Class I                                           N/A                                 05/01/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Federated GVIT High Income Bond Fund: Class I                     N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Emerging Markets Fund: Class II                     N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Government Bond Fund: Class I                                                                            01/02/85
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Conservative Fund             N/A              N/A                                 01/25/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                    N/A              N/A                                 01/25/02
Conservative Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderate Fund                 N/A              N/A                                 01/25/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Moderately                    N/A              N/A                                 01/25/02
Aggressive Fund
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Investor Destinations Aggressive Fund               N/A              N/A                                 01/25/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Gartmore GVIT Nationwide Fund: Class II                           N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Growth Fund: Class II                              N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Cap Value Fund: Class II                               N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
GVIT Small Company Fund: Class II                                 N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Van Kampen GVIT Multi Sector Bond Fund: Class I                                    N/A                                 05/01/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------

----------------------------------------------------------------------------- --------------- --------------------- ----------------
                                                                                                10 YEARS OR DATE       DATE FUND
                                                               1 Year            5 YEARS       FUND AVAILABLE IN      AVAILABLE IN
                                                                 TO                 TO        VARIABLE ACCOUNT TO   VARIABLE ACCOUNT
                  Sub-Account Options                        12/31/2002         12/31/2002         12/31/2002
------------------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Balanced Portfolio: Service Shares                                N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Capital Appreciation Portfolio: Service Shares                                     N/A                                 05/01/00
----------------------------------------------------------------------------- --------------- --------------------- ----------------
International Growth Portfolio: Service Shares                                     N/A                                 05/01/00
------------------------------------------------------------------------------------------------------------------------------------
MFS(R) VARIABLE INSURANCE TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Investors Growth Stock Series: Service Class                  N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
MFS Value Series: Service Class                                   N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Fasciano Portfolio: Class S                                   N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Limited Maturity Bond Portfolio: Class I                                                                           12/01/87
----------------------------------------------------------------------------- --------------- --------------------- ----------------
AMT Mid Cap Growth Portfolio: Class S                             N/A              N/A                                 12/31/02
------------------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Capital Appreciation Fund/VA: Service Class           N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Global Securities Fund/VA: Service Class              N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer High Income Fund/VA: Service Class                    N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Fund/VA: Service Class                    N/A              N/A                                 11/15/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Oppenheimer Main Street Small Cap Fund/VA: Service Class          N/A              N/A                                 11/15/02
------------------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN - THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
----------------------------------------------------------------------------- --------------- --------------------- ----------------
Emerging Markets Debt Portfolio: Class II                         N/A              N/A                                 12/31/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------
U.S. Real Estate Portfolio: Class II                              N/A              N/A                                 12/31/02
----------------------------------------------------------------------------- --------------- --------------------- ----------------


NON-STANDARDIZED TOTAL RETURN

--------------------------------------------------------- --------------------- --------------- --------------------- --------------
                                                                 1 Year            5 YEARS        10 YEARS OR DATE
                                                                   TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                          12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
------------------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS, INC.
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AIM V.I. Basic Value Fund: Series II Shares                                          N/A                                 09/10/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AIM V.I. Capital Appreciation Fund: Series II Shares                                                                     05/05/93
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AIM V.I. Capital Development Fund: Series II Shares                                  N/A                                 05/01/98
------------------------------------------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AllianceBernstein Growth and Income Portfolio: Class B                               N/A                                 06/01/99
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AllianceBernstein Small Cap Value Portfolio: Class B                                 N/A                                 05/01/01
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
American Century VP Income & Growth Fund: Class II                                                                       10/30/97
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
American Century VP International Fund: Class II                                                                         05/02/94
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
American Century VP Ultra Fund: Class II                                             N/A                                 05/01/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
American Century VP Value Fund: Class II                                                                                 05/01/96
------------------------------------------------------------------------------------------------------------------------------------
DREYFUS
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Dreyfus Investment Portfolios - Small Cap Stock Index               N/A              N/A                                 05/01/02
Portfolio: Service Shares
--------------------------------------------------------- --------------------- --------------- --------------------- --------------

*Historical performance information is not available.

--------------------------------------------------------- --------------------- --------------- --------------------- --------------
                                                                 1 Year            5 YEARS        10 YEARS OR DATE
                                                                   TO                 TO         FUND EFFECTIVE TO       DATE FUND
                  Sub-Account Options                          12/31/2002         12/31/2002         12/31/2002          EFFECTIVE
------------------------------------------------------------------------------------------------------------------------------------
Dreyfus Variable Investment Fund - Appreciation                                                                          04/05/93
Portfolio: Service Shares
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Dreyfus Variable Investment Fund - Developing Leaders                                                                    08/31/90
Portfolio: Service Shares
------------------------------------------------------------------------------------------------------------------------------------
FEDERATED INSURANCE SERIES
---------------------------------------------------------- -------------------- --------------- -------------------- ---------------
Federated American Leaders Fund II: Service Shares                  N/A              N/A                                 04/30/02
---------------------------------------------------------- -------------------- --------------- -------------------- ---------------
Federated Capital Appreciation Fund II: Service Shares              N/A              N/A                                 04/30/02
---------------------------------------------------------- -------------------- --------------- -------------------- ---------------
Federated Quality Bond Fund II: Service Shares                      N/A              N/A                                 04/30/02
------------------------------------------------------------------------------------------------------------------------------------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Franklin Rising Dividends Securities Fund: Class 2                                                                       01/27/92
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Franklin Small Cap Value Securities Fund: Class 2                                    N/A                                 04/30/98
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Templeton Foreign Securities Fund: Class 2                                                                               05/01/92
------------------------------------------------------------------------------------------------------------------------------------
GARTMORE VARIABLE INSURANCE TRUST ("GVIT")
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Dreyfus GVIT Mid Cap Index Fund: Class I                                                                                 10/31/97
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Federated GVIT High Income Bond Fund: Class I                                                                            10/31/97
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Emerging Markets Fund: Class II                                        N/A                                 08/30/00
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Government Bond Fund: Class I                                                                              11/08/82
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Investor Destinations Conservative Fund                                N/A                                 12/12/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Investor Destinations Moderately                                       N/A                                 12/12/01
Conservative Fund
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Investor Destinations Moderate Fund                                    N/A                                 12/12/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Investor Destinations Moderately                                       N/A                                 12/12/01
Aggressive Fund
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Investor Destinations Aggressive Fund                                  N/A                                 12/12/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Gartmore GVIT Nationwide Fund: Class II                                                                                  11/08/82
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
GVIT Small Cap Growth Fund: Class II                                                 N/A                                 05/03/99
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
GVIT Small Cap Value Fund: Class II                                                                                      11/01/97
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
GVIT Small Company Fund: Class II                                                                                        10/23/95
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Van Kampen GVIT Multi Sector Bond Fund: Class I                                                                          10/31/97
------------------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Balanced Portfolio: Service Shares                                                  N/A*                  N/A*           09/30/93
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Capital Appreciation Portfolio: Service Shares                                                                           05/01/97
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
International Growth Portfolio: Service Shares                                                                           05/02/94
------------------------------------------------------------------------------------------------------------------------------------
MFS(R) VARIABLE INSURANCE TRUST
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
MFS Investors Growth Stock Series: Service Class                                     N/A                                 05/03/99
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
MFS Value Series: Service Class                                     N/A              N/A                                 01/02/02
------------------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AMT Fasciano Portfolio: Class S                                    N/A*             N/A*                  N/A*               N/A*
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AMT Limited Maturity Bond Portfolio: Class I                                                                             09/10/84
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
AMT Mid Cap Growth Portfolio: Class S                              N/A*             N/A*                  N/A*               N/A*
------------------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Oppenheimer Capital Appreciation Fund/VA: Service Class                              N/A                                 09/18/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Oppenheimer Global Securities Fund/VA: Service Class                                 N/A                                 07/13/00
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Oppenheimer High Income Fund/VA: Service Class                                       N/A                                 09/18/01
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Oppenheimer Main Street Fund/VA: Service Class                                       N/A                                 07/13/00
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Oppenheimer Main Street Small Cap Fund/VA: Service Class                             N/A                                 07/16/01
------------------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN - THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
Emerging Markets Debt Portfolio: Class II                          N/A*             N/A*                  N/A*               N/A*
--------------------------------------------------------- --------------------- --------------- --------------------- --------------
U.S. Real Estate Portfolio: Class II                               N/A*             N/A*                  N/A*               N/A*
--------------------------------------------------------- --------------------- --------------- --------------------- --------------

*Historical performance information is not available.

            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION
                                                                            PAGE
General Information and History................................................1
Services.......................................................................1
Purchase of Securities Being Offered...........................................1
Underwriters...................................................................2
Calculations of Performance....................................................2
Annuity Payments...............................................................3
Financial Statements...........................................................4

APPENDIX A: UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies. There is no guarantee that the investment objectives will be met. Total Underlying Mutual Fund Annual Operating Expenses are expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses.

Please refer to the prospectus for each underlying mutual fund for more detailed information.




                     TO BE ADDED BY PRE-EFFECTIVE AMENDMENT.

                       STATEMENT OF ADDITIONAL INFORMATION


                                   _____, 2003


              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS

                   ISSUED BY NATIONWIDE LIFE INSURANCE COMPANY
                   THROUGH ITS NATIONWIDE VARIABLE ACCOUNT-II


This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated _____, 2003. The prospectus may be obtained from Nationwide Life Insurance Company by writing One Nationwide Plaza, RR1-04-F4, Columbus, Ohio 43215, or calling 1-800-848-6331, TDD 1-800-238-3035.


                                TABLE OF CONTENTS

                                                                            PAGE
General Information and History................................................1
Services.......................................................................1
Purchase of Securities Being Offered...........................................1
Underwriters...................................................................2
Calculations of Performance....................................................2
Annuity Payments...............................................................3
Financial Statements...........................................................4

GENERAL INFORMATION AND HISTORY

The Nationwide Variable Account-II is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide group of companies. All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of its common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America's largest insurance and financial services family of companies, with combined assets of over $129 billion as of December 31, 2002.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract value.

The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the underlying mutual funds. Nationwide, or affiliates of Nationwide, may have entered into agreements with either the investment adviser or distributor for the underlying mutual funds. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.

The financial statements of Nationwide Variable Account-II and Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Nationwide Investment Services Corporation ("NISC"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation. During the fiscal years ended December 31, 2002, 2001 and 2000, no underwriting commissions were paid by Nationwide to NISC.

CALCULATIONS OF PERFORMANCE

Any current yield quotations of the GVIT - Gartmore Gvit Money Market Fund:
Class I, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The GVIT - Gartmore Gvit Money Market Fund: Class I GVIT - Gartmore Gvit Money Market Fund: Class I's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the GVIT - Gartmore Gvit Money Market Fund: Class I.

The GVIT - Gartmore Gvit Money Market Fund: Class I's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the GVIT - Gartmore Gvit Money Market Fund: Class I determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described in the fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the GVIT - Gartmore Gvit Money Market Fund: Class I is not guaranteed or insured. Yields of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance returns are calculated using underlying mutual fund expenses for the period ended December 31, 2002. However, Nationwide generally will provide performance information more frequently. Information related to performance of the sub-accounts is based upon historical earnings and is not intended to predict or project future results. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

Standardized Performance


All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual return is found by taking a hypothetical $1,000 investment in each of the sub-account's units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Assumptions used in calculating standardized returns will include a $1,000 hypothetical initial investment, time periods of one, five and ten years or the time period the fund has been available as an investment option in the variable account, variable account charges of 2.20% (the maximum variable account charges if the most expensive optional benefits are chosen) and an annual Contract Maintenance Charge of $30 taken at the end of the applicable time periods. If a fund has been an option in the variable account for less than one year, the returns are not annualized.


Non-Standardized Performance


Nationwide will advertise historical, hypothetical performance of the sub-accounts. Assumptions used in calculating non-standardized performance are similar to that of the standardized returns except the initial investment will be $10,000, the periods shown may reflect time prior to the fund being available as an option in the variable account and variable account charges will be 0.95%. Non-standardized performance advertising will be accompanied by standardized performance information. If a fund has been in existence for less than a year, the returns will not be annualized.

ANNUITY PAYMENTS
See "Frequency and Amount of Annuity Payments" located in the prospectus.

                     TO BE ADDED BY PRE-EFFECTIVE AMENDMENT.

         PART C. OTHER INFORMATION

         Item 24.     FINANCIAL STATEMENTS AND EXHIBITS

                      (a)  Financial Statements:


                           Nationwide Variable Account-II:

                               Independent Auditors' Report.

                               Statement of Assets, Liabilities and Contract Owners' Equity as of December 31, 2002.

                               Statements of Operations for the year ended
                               December 31, 2002.

                               Statements of Changes in Contract Owners' Equity for the years ended December 31, 2002 and 2001.

                               Notes to Financial Statements.

                           Nationwide Life Insurance Company and subsidiaries:

                               Independent Auditors' Report.
                               Consolidated Balance Sheets as of December
                               31, 2002 and 2001.
                               Consolidated Statements of Income for the years ended December 31, 2002, 2001 and 2000.
                               Consolidated Statements of Shareholder's Equity for the years ended December 31, 2002, 2001 and 2000.

                               Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000.

                               Notes to Consolidated Financial Statements.

Item 24.      (b) Exhibits

                         (1) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.

                         (2)   Not Applicable

                         (3) Underwriting or Distribution of Contracts between the Depositor and NISC as Principal Underwriter - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.


                         (4) The form of the variable annuity contract - Attached hereto.

                         (5)   Variable Annuity Application - Attached hereto.


                         (6) Articles of Incorporation of Depositor - Filed previously with Registration Statement (SEC File No. 2-75059) and hereby incorporated by reference.

                         (7)   Not Applicable.

                         (8)   Not Applicable


                         (9)   Opinion of Counsel - Attached hereto.


                         (10)  Not Applicable

                         (11)  Not Applicable

                         (12)  Not Applicable


                         (13) Performance Advertising Calculation Schedule - Filed previously with Registration Statement (SEC File No. 333-103093) and hereby incorporated by reference.

Item 25.          DIRECTORS AND OFFICERS OF THE DEPOSITOR

               W.G. Jurgensen, Director, Chairman of the Board and Chief Executive Officer
               Joseph J. Gasper, Director, President and Chief Operating Officer Patricia R. Hatler, Executive Vice President, General Counsel and Secretary
               Richard D. Headley, Executive Vice President
               Donna A. James, Executive Vice President-Chief Administrative Officer
               Michael C. Keller, Executive Vice President-Chief Information Officer
               Douglas C. Robinette, Executive Vice President-Corporate Strategy Robert A. Rosholt, Executive Vice President-Finance and Investments
               John R. Cook, Jr., Senior Vice President-Chief Communications Officer
               David A. Diamond, Senior Vice President-Corporate Strategy
               Philip C. Gath, Senior Vice President-Chief Actuary-Nationwide Financial
               David K. Hollingsworth, Senior Vice
               President-President-Nationwide Insurance Sales
               David R. Jahn, Senior Vice President-Product Management
               Richard A. Karas, Senior Vice President-Sales-Financial Services Gregory S. Lashutka, Senior Vice President-Corporate Relations Gary D. McMahan, Senior Vice President
               Michael D. Miller, Senior Vice President-NI Finance
               Brian W. Nocco, Senior Vice President and Treasurer
               Mark D. Phelan, Senior Vice President-Technology and Operations Kathleen D. Ricord, Senior Vice President-Marketing and Strategy John S. Skubik, Senior Vice President-Consumer Finance
               Mark R. Thresher, Senior Vice President-Chief Financial Officer Richard M. Waggoner, Senior Vice President-Operations
               Susan A. Wolken, Senior Vice President-Product Management and Nationwide Financial Marketing
               James G. Brocksmith, Jr., Director
               Henry S. Holloway, Director
               James F. Patterson, Director
               Gerald D. Prothro, Director
               Joseph A. Alutto, Director
               Donald L. McWhorter, Director
               Arden L. Shisler, Director
               Alex Shumate, Director
               Lydia M. Marshall, Director
               David O. Miller, Director

               The business address of the Directors and Officers of the Depositor is:

               One Nationwide Plaza
               Columbus, Ohio 43215

Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.

               *Subsidiaries for which separate financial statements are filed **Subsidiaries included in the respective consolidated financial statements
               ***Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
               ****Other subsidiaries


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  1717 Advisory Services, Inc.          Pennsylvania                            Registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Brokerage Services, Inc.         Pennsylvania                            This company is registered as a
                                                                                broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Capital Management Company       Pennsylvania                            The company is registered as a
                                                                                broker-dealer and investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of              Massachusetts                           Established to grant proper licensing to
  Massachusetts                                                                 Provident Mutual Companies in
                                                                                Massachusetts.
------------------------------------------------------------------------------------------------------------------------------------
  1717 Insurance Agency of Texas        Texas                                   Established to grant proper licensing to
                                                                                Provident Mutual Companies in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Companies, Inc. (The)          Texas                                   This corporation acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Company (The)                  Texas                                   The corporation is a third-party administrator
                                                                                providing record keeping services for 401(k) plans.
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Advisors, Inc.      Texas                                   The corporation is an investment advisor registered
                                                                                with the Securities and Exchange Commission
------------------------------------------------------------------------------------------------------------------------------------
  401(k) Investment Services, Inc.      Texas                                   The corporation is a broker-dealer
                                                                                registered with the National Association
                                                                                of Securities Dealers, a self-regulatory
                                                                                body of the Securities and Exchange
                                                                                Commission
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency of Ohio, Inc.        Ohio                                    The corporation is an insurance agency marketing
                                                                                life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Affiliate Agency, Inc.                Delaware                                The corporation is an insurance agency marketing
                                                                                life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  AGMC Reinsurance Ltd.                 Turks & Caicos                          The corporation is a captive reinsurer.
                                        Islands
------------------------------------------------------------------------------------------------------------------------------------
  AID Finance Services, Inc.            Iowa                                    The corporation is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Document Solutions, Inc.       Iowa                                    The corporation provides general printing services
                                                                                to its affiliated companies as well as to
                                                                                unaffiliated companies.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED General  Agency Company        Iowa                                    The corporation acts as a managing general agent and
                                                                                surplus lines broker for property and casualty
                                                                                insurance products.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group Insurance Marketing      Iowa                                    The corporation engages in the direct Company
                                                                                marketing of property and casualty insurance
                                                                                products.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Group, Inc.                    Iowa                                    The corporation is a property and casualty insurance
                                                                                holding company.
------------------------------------------------------------------------------------------------------------------------------------
  ALLIED Property and Casualty          Iowa                                    The corporation underwrites general property and
  Insurance Company                                                             casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Allied Texas Agency, Inc.             Texas                                   The corporation acts as a managing general agent to
                                                                                place personal and commercial automobile insurance
                                                                                with CCMIC for the independent agency companies.
------------------------------------------------------------------------------------------------------------------------------------
  Allnations, Inc.                      Ohio                                    The corporation engages in promoting, extending, and
                                                                                strengthening cooperative insurance organizations
                                                                                throughout the world.
------------------------------------------------------------------------------------------------------------------------------------
  AMCO  Insurance Company               Iowa                                    The corporation underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  American Marine Underwriters, Inc.    Florida                                 The corporation is an underwriting manager for ocean
                                                                                cargo and hull insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Asset Management Holdings, plc        England and Wales                       The corporation is a holding company of a group
                                                                                engaged in the management of pension fund assets,
                                                                                unit trusts and other collective investment schemes,
                                                                                investment trusts and portfolios for corporate
                                                                                clients.
------------------------------------------------------------------------------------------------------------------------------------
  Audenstar Limited                     England                                 To market insurance products and to carry on
                                                                                business in the fields of life, pension, house,
                                                                                motor, marine, fire, employers' liability, accident
                                                                                and other insurance; to act as insurance brokers and
                                                                                consultants and as agents for effecting insurance
                                                                                and obtaining policies in respect of all and every
                                                                                kind of risk and against death, injury or loss
                                                                                arising out of, or through, or in connection with
                                                                                any accidents and against loss or damage to real or
                                                                                personal property.
------------------------------------------------------------------------------------------------------------------------------------
  Cal-Ag Insurance Services, Inc.       California                              The corporation is a small captive insurance
                                                                                brokerage firm serving principally, but not
                                                                                exclusively, the "traditional" agent producers of
                                                                                CalFarm Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  CalFarm Insurance Agency              California                              The corporation assists agents and affiliated
                                                                                companies in account completion for marketing
                                                                                CalFarm Products.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Calfarm Insurance Company             California                              The corporation is a California-based multi-line
                                                                                insurance corporation that writes agricultural,
                                                                                commercial, personal and individual health coverages
                                                                                and benefits from the sponsorship of the California
                                                                                Farm Bureau.
------------------------------------------------------------------------------------------------------------------------------------
  Cap Pro Holding, Inc.                 Delaware                                This company operates as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Coda Capital Management, LLC          Pennsylvania                            The company is a convertible bond manager.
------------------------------------------------------------------------------------------------------------------------------------
  Colonial County Mutual                Texas                                   The corporation underwrites non-standard automobile
  Insurance Company                                                             and motorcycle insurance and various other
                                                                                commercial liability coverage in Texas.
------------------------------------------------------------------------------------------------------------------------------------
  Cooperative Service Company           Nebraska                                The corporation is an insurance agency that sells
                                                                                and services commercial insurance. The corporation
                                                                                also provides loss control and compliance consulting
                                                                                services and audit, compilation, and tax preparation
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Corviant Corporation                  Delaware                                The purpose of the corporation is to create a
                                                                                captive distribution network through which
                                                                                affiliates can sell multi-manager investment
                                                                                products, insurance products and sophisticated
                                                                                estate planning services.
------------------------------------------------------------------------------------------------------------------------------------
  Damian Securities Limited             England & Wales                         The corporation is engaged in investment holding.
------------------------------------------------------------------------------------------------------------------------------------
  Dancia Life S.A.                      Luxembourg                              The purpose of this company is to carry out, on its
                                                                                own behalf or on behalf of third parties, any
                                                                                insurance business including coinsurance,
                                                                                reinsurance relating to human life, whether
                                                                                undertaken in Luxembourg or abroad, all real estate
                                                                                business and all business relating to movable
                                                                                assets, all financial business, and other business
                                                                                related directly to the company's objectives which
                                                                                would promote or facilitate the realization of the
                                                                                company's objective.
------------------------------------------------------------------------------------------------------------------------------------
  Delfi Realty Corporation              Delaware                                This is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  Depositors Insurance Company          Iowa                                    The corporation underwrites general property and
                                                                                casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Dinamica Participacoes SA             Brazil                                  The company participates in other companies related
                                                                                to the registrant's international operations.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency, LLC        California                              The purpose of the company is to sell property and
                                                                                casualty insurance products including, but not
                                                                                limited to, automobile or other vehicle insurance
                                                                                and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Discover Insurance Agency of Texas,   Texas                                   To sell property and casualty insurance products
  LLC                                                                           including, but not limited to, automobile or other
                                                                                vehicle insurance and homeowner's insurance.
------------------------------------------------------------------------------------------------------------------------------------
  DVM Insurance Agency                  California                              The Company places pet insurance business written by
                                                                                Vetrinary Pet Insurance Company outside of
                                                                                California with National Casualty Company
------------------------------------------------------------------------------------------------------------------------------------
  F&B, Inc.                             Iowa                                    The corporation is an insurance agency that
                                                                                places business not written by the Farmland
                                                                                Insurance Companies with other carriers.
------------------------------------------------------------------------------------------------------------------------------------
  Farmland Mutual Insurance             Iowa                                    The corporation provides property and casualty
  Company                                                                       insurance primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Fenplace Limited                      England & Wales                         Currently inactive
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Alabama                                 The corporation is an insurance agency marketing
  Agency of Alabama, Inc.                                                       life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Ohio                                    The corporation is an insurance agency marketing
  Agency of Ohio, Inc.                                                          life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Oklahoma                                The corporation is an insurance agency marketing
  Agency of Oklahoma, Inc.                                                      life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Distributors       Texas                                   The corporation is an insurance agency marketing
  Agency of Texas, Inc.                                                         life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Financial Horizons Securities         Oklahoma                                The corporation is a limited broker-dealer doing
  Corporation                                                                   business solely in the financial institutions
                                                                                market.
------------------------------------------------------------------------------------------------------------------------------------
  Florida Records Administrator, Inc.   Florida                                 The corporation administers the deferred
                                                                                compensation plan for the public employees of the
                                                                                State of Florida.
------------------------------------------------------------------------------------------------------------------------------------
  Four P Finance Company                Pennsylvania                            This is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  G.I.L. Nominees Limited               England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Limited                 England & Wales                         The company is engaged as a general partner in a
                                                                                limited partnership formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore 1990 Trustee Limited         England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act of 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Asset Management, Inc.       Delaware                                The company serves as a registered investment
                                                                                advisor/performing equity investment functions.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Capital Management Limited   England & Wales                         The company is engaged in investment management and
                                                                                advisory services to business, institutional and
                                                                                private investors.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Distribution Services, Inc.  Delaware                                The corporation is a limited broker-dealer.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Emerging Managers, LLC       Delaware                                This is a limited liability company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers                Jersey,                                 The company is engaged in investment administration
  International Limited                 Channel Islands                         and support.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Fund Managers Limited        England & Wales                         The company is engaged in authorized unit trust
                                                                                management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset Management,     Delaware                                This company operates as a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Asset                 Delaware                                The company acts as a holding company for the
  Management Trust                                                              Gartmore Group and as a registered investment
                                                                                advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Investments, Inc.     Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Global Partners              Delaware                                The partnership is engaged in investment management.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Indosuez UK Recovery Fund    England & Wales                         The company is a general partner in two limited
  (G.P.) Limited                                                                partnerships formed to invest in unlisted
                                                                                securities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Limited           England & Wales                         The company is engaged in investment management and
                                                                                advisory services to pension funds, unit trusts and
                                                                                other collective investment schemes, investment
                                                                                trusts and portfolios for corporate or other
                                                                                institutional clients.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment                   England & Wales                         The company is an investment holding company and
  Management plc                                                                provides services to other companies within the
                                                                                Gartmore Group.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          Germany                                 The company is engaged in marketing support.
  GmbH
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investment Services          England                                 The company isengaged in investment holding.
  Limited
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Investor Services, Inc.      Ohio                                    The corporation provides transfer and dividend
                                                                                disbursing agent services to various mutual fund
                                                                                entities.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Japan Limited                Japan                                   The company is engaged in the business of
                                                                                investment management.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley and Associates,       Oregon                                  The corporation brokers or places book value
  Inc.                                                                          maintenance agreements (wrap contracts) and
                                                                                guaranteed I contracts (GICs) for collective
                                                                                investment trusts and accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Capital               Oregon                                  The corporation is an investment advisor and stable
  Management, Inc.                                                              value money manager.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Morley Financial             Oregon                                  The corporation is a holding company.
  Services, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Mutual Fund Capital          Delaware                                The trust acts as a registered investment advisor.
  Trust
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Nominees Limited             England & Wales                         The company is dormant within the meaning of Section
                                                                                249AA of the Companies Act 1985 (English Law).
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Pension Trustees             England & Wales                         The company is the trustee of the Gartmore
  Limited                                                                       Pension Scheme.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Riverview LLC                Delaware                                The company provides customized solutions, in the
                                                                                form of expert advise and investment management
                                                                                services, to a limited number of institutional
                                                                                investors, through construction of hedge fund and
                                                                                alternative asset portfolios and their integration
                                                                                into the entire asset allocation framework.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore S.A. Capital Trust           Delaware                                The trust acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Secretaries (Jersey) Ltd.    Jersey, Channel                         The company acts as a nominee. The company is
                                        Islands                                 dormant.
------------------------------------------------------------------------------------------------------------------------------------

  Gartmore Securities Limited           England & Wales                         The company is engaged in investment holding and is
                                                                                a partner in Gartmore Global Partners.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore Trust Company                Oregon                                  The corporation is an Oregon state bank with trust
                                                                                power.
------------------------------------------------------------------------------------------------------------------------------------
  Gartmore U.S. Limited                 England & Wales                         The company is a joint partner in Gartmore Global
                                                                                Partners.
------------------------------------------------------------------------------------------------------------------------------------

  Gates, McDonald & Company             Ohio                                    The company provides services to employers for
                                                                                managing worker's and unemployment compensation
                                                                                matters and employee benefits costs.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of          Nevada                                  The corporation provides self-insurance
  Nevada                                                                        administration, claims examining and data processing
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Gates, McDonald & Company of New      New York                                The corporation provides worker's
  York, Inc.                                                                    compensation/self-insured claims administration
                                                                                services to employers with exposure in New York.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  GatesMcDonald Health Plus, Inc.       Ohio                                    The corporation provides medical management and cost
                                                                                containment services to employers.
------------------------------------------------------------------------------------------------------------------------------------
  GGI MGT LLC                           Delaware                                The company is a passive investment holder in
                                                                                Newhouse Special Situations Fund I, LLC for the
                                                                                purpose of allocation of earnings to Gartmore
                                                                                management team as it relates to the ownership and
                                                                                management of Newhouse Special Situations Fund I,
                                                                                LLC.
------------------------------------------------------------------------------------------------------------------------------------
  Institutional Concepts, Inc.          New York                                This company holds insurance licenses in numerous
                                                                                states.
------------------------------------------------------------------------------------------------------------------------------------
  Insurance Intermediaries, Inc.        Ohio                                    The corporation is an insurance agency and provides
                                                                                commercial property and casualty brokerage services.
------------------------------------------------------------------------------------------------------------------------------------
  Landmark Financial Services of New    New York                                The corporation is an insurance agency marketing
  York, Inc.                                                                    life insurance and annuity products through
                                                                                financial institutions.
------------------------------------------------------------------------------------------------------------------------------------
  Lone Star General Agency, Inc.        Texas                                   The corporation acts as general agent to market
                                                                                non-standard automobile and motorcycle insurance for
                                                                                Colonial County Mutual Insurance Company.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Fund                    Delaware                                This is an open-end diversified management company
                                                                                that serves as an investment medium for the variable
                                                                                life policies and variable annuity of NLICA and
                                                                                NLAICA.
------------------------------------------------------------------------------------------------------------------------------------
  Market Street Investment Management   Pennsylvania                            This is an inactive company.
  Company
------------------------------------------------------------------------------------------------------------------------------------
  MedProSolutions, Inc.                 Massachusetts                           The corporation provides third-party administration
                                                                                services for workers compensation, automobile injury
                                                                                and disability claims.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company             Wisconsin                               The corporation underwrites various property and
                                                                                casualty coverage, as well as individual and group
                                                                                accident and health insurance.
------------------------------------------------------------------------------------------------------------------------------------
  National Casualty Company of          England                                 This company is currently inactive.
  America, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  National Deferred Compensation,       Ohio                                    The corporation administers deferred compensation
  Inc.                                                                          plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Advantage Mortgage         Iowa                                    The company is engaged in making Company (name
                                                                                change) residential (1-4 family) mortgage loans.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affinity Insurance         Kansas                                  It is a shell insurer with no active policies or
  Company of America                                                            liabilities.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Affordable Housing,        Ohio                                    The company invests in affordable multi- family
  LLC                                                                           housing projects throughout the U.S.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agency, Inc.               Ohio                                    The corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Agribusiness Insurance     Iowa                                    The corporation provides property and casualty
  Company                                                                       insurance primarily to agricultural businesses.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Arena, LLC                 Ohio                                    The purpose of this company is to develop Nationwide
                                                                                Arena and to engage in related Arena district
                                                                                development activity.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Asset Management           England & Wales                         This company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Assurance Company          Wisconsin                               The corporation underwrites non-standard auto and
                                                                                motorcycle insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Capital Mortgage, LLC      Ohio                                    This is a holding company that funds/owns commercial
                                                                                mortgage loans for an interim basis, hedges the
                                                                                loans during the ownership period, and then sells
                                                                                the loans as part of a securitization to generate a
                                                                                profit.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Cash Management            Ohio                                    The corporation buys and sells investment securities
  Company                                                                       of a short-term nature as agent for other
                                                                                corporations, foundations, and insurance company
                                                                                separate accounts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Community Development      Ohio                                    The company hold investments in low-income housing
  Corporation, LLC                                                              funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Corporation                Ohio                                    The corporation acts primarily as a holding company
                                                                                for entities affiliated with NMIC and NMFIC.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Assignment       Ohio                                    The corporation acts as an administrator of
  Company                                                                       structured settlements.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Delaware                                The corporation engages in the business of an
  Distributors Agency, Inc.                                                     insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      New Mexico                              The corporation engages in the business of an
  Distributors Agency, Inc. of New                                              insurance agency.
  Mexico
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Institution      Massachusetts                           The corporation engages in the business of an
  Distributors Insurance Agency, Inc.                                           insurance agency.
  of Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Bermuda                                 The corporation is a long-term insurer that issues
  (Bermuda) Ltd.                                                                variable annuity and variable life products to
                                                                                persons outside the United States and Bermuda.
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust                                                                 certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services         Delaware                                The Trust's sole purpose is to issue and sell
  Capital Trust II                                                              certain securities representing individual
                                                                                beneficial interests in the assets of the Trust.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Services, Inc.   Delaware                                The corporation acts primarily as a holding company
                                                                                for companies within the Nationwide organization
                                                                                that offer or distribute long-term savings and
                                                                                retirement products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Financial Sp. Z o.o        Poland                                  The corporation provides services to Nationwide
                                                                                Global Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Foundation                 Ohio                                    The corporation contributes to non-profit activities
                                                                                and projects.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide General                    Ohio                                    The corporation transacts a general insurance
  Insurance Company                                                             business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Finance, LLC        Ohio                                    The company acts as a support company for Nationwide
                                                                                Global Holdings, Inc., in its international
                                                                                capitalization efforts.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Funds               Luxembourg                              This company is formed to issue shares of mutual
                                                                                funds.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Ohio                                    The corporation is a holding company for
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings, Inc.      Luxembourg                              It serves as an extension of Nationwide Global
  Luxembourg Branch                                                             Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Holdings-NGH        Brazil                                  The company acts as a holding company.
  Brazil Participacoes LTDA
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Japan, Inc.         Delaware                                The company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Global Limited             Hong Kong                               The corporation is a holding company for Asian
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Health Plans, Inc.         Ohio                                    The corporation operates as a Health Insurance
                                                                                Corporation (HIC).
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Holdings, SA               Brazil                                  The purpose of the company is to participate in
                                                                                other companies related to the registrant's
                                                                                international operations.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Home Mortgage              Ohio                                    This corporation performs the marketing function for
  Distributors, Inc.                                                            Nationwide Advantage Mortgage Company.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Indemnity Company          Ohio                                    Acts as a reinsurer by assuming business from NMIC
                                                                                and other insurers within the Nationwide Insurance
                                                                                organization.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company          Wisconsin                               The corporation is an independent agency personal
  of America                                                                    lines underwriter of property/casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Company of       Ohio                                    The corporation transacts general insurance business
  Florida                                                                       except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Insurance Sales Company,   Ohio                                    The company provides administrative services for the
  LLC                                                                           product sales and distribution channels of
                                                                                Nationwide Mutual Insurance Company and its
                                                                                affiliated and subsidiary insurance companies.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide International              California                              The corporation is a special risk, excess and
  Underwriters, Inc.                                                            surplus lines underwriting manager.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Investment                 Oklahoma                                It is a limited broker-dealer company doing business
  Services Corporation                                                          in the deferred compensation market and acts as an
                                                                                investment advisor.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life and Annuity           Ohio                                    The corporation engages in underwriting
  Insurance Company                                                             life insurance and granting, purchasing,
                                                                                and disposing of annuities.
------------------------------------------------------------------------------------------------------------------------------------
**Nationwide Life and Annuity           Delaware                                The company insures against personal injury,
  Company of America                                                            disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Assurance             Thailand                                The company acts as a holding company.
  Company, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Pennsylvania                            The company insures against personal injury,
  of America                                                                    disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Life Insurance Company     Delaware                                The company insures against personal injury,
  of Delaware                                                                   disablement or death resulting from traveling or
                                                                                general accidents and against disablement resulting
                                                                                from sickness and every insurance appertaining
                                                                                thereto.
------------------------------------------------------------------------------------------------------------------------------------
**Nationwide Life Insurance             Ohio                                    This corporation provides individual life, group
  Company                                                                       life and health insurance, fixed and variable
                                                                                annuity products, and other life insurance products.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Lloyds                     Texas                                   The corporation markets commercial property
                                                                                insurance in Texas.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Management System,         Ohio                                    The corporation offers a preferred provider
  Inc.                                                                          organization and other related products and
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Martima Vida               Brazil                                  To operate as a licensed insurance company in the
  Previdencia S.A.                                                              categories of Life and Unrestricted Private Pension
                                                                                Plans in Brazil.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mortgage Holdings,         Ohio                                    The corporation acts as a holding company.
  Inc.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Fire                Ohio                                    The company engages in a general insurance and
  Insurance Company                                                             reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Mutual Insurance           Ohio                                    The company engages in general insurance and
  Company                                                                       reinsurance business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Properties, Ltd.           Ohio                                    The company is engaged in the business of
                                                                                developing, owning and operating real estate and
                                                                                real estate investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Property and Casualty      Ohio                                    The corporation engages in a general insurance
  Insurance Company                                                             business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Distributors,    Delaware                                This is an inactive company.
  Inc
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Provident Holding          Pennsylvania                            This is a holding company for non-insurance
  Company                                                                       subsidiaries.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Plan            Ohio                                    The corporation is an insurance agency providing
  Services, Inc.                                                                individual and group life, disability and health
                                                                                insurance and marketing retirement plan
                                                                                administration and investments.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Delaware                                The corporation markets and administers deferred
  Inc.                                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Alabama                                 The corporation provides retirement
  Inc. of Alabama                                                               products, marketing/education and
                                                                                administration to public employees and
                                                                                educators.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arizona                                 The corporation markets and administers deferred
  Inc. of Arizona.                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Arkansas                                The corporation markets and administers deferred
  Inc. of Arkansas                                                              compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Montana                                 The corporation markets and administers deferred
  Inc. of Montana                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Nevada                                  The corporation markets and administers deferred
  Inc. of Nevada                                                                compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      New Mexico                              The corporation markets and administers
  Inc. of New Mexico                                                            deferred compensation plans for public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Ohio                                    The corporation provides retirement products,
  Inc. of Ohio                                                                  marketing/education and administration to public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Oklahoma                                The corporation markets and administers
  Inc. of Oklahoma                                                              deferred compensation plans for public
                                                                                employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      South Dakota                            The corporation markets and administers deferred
  Inc. of South Dakota                                                          compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Texas                                   The corporation markets and administers deferred
  Inc. of Texas                                                                 compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Wyoming                                 The corporation markets and administers deferred
  Inc. of Wyoming                                                               compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Retirement Solutions,      Massachusetts                           The corporation markets and administers deferred
  Insurance Agency, Inc.                                                        compensation plans for public employees.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Securities, Inc.           Ohio                                    The corporation is a registered broker-dealer and
                                                                                provides investment management and administrative
                                                                                services.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Company,          Ohio                                    The company performs shared services functions for
  LLC                                                                           the Nationwide organization.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Services Sp. Zo.o          Poland                                  The corporation provides services to Nationwide
                                                                                Global Holdings, Inc. in Poland.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Strategic Investment       Ohio                                    The company acts as a private equity fund investing
  Fund, LLC                                                                     in companies for investment purposes and to create
                                                                                strategic opportunities for Nationwide.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Towarzystwo Ubezpieczen    Poland                                  The corporation is authorized to engage in the
  na Zycie S.A.                                                                 business of life insurance and pension products in
                                                                                Poland.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide Trust Company, FSB                                                 This is a federal savings bank chartered by the
                                                                                Office of Thrift Supervision in the United States
                                                                                Department of the Treasury to exercise custody and
                                                                                fiduciary powers.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Asset Management        England & Wales                         The company acts as a holding company.
  Holdings, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Nationwide UK Holding Company,        England & Wales                         The company acts as a holding company.
  Ltd.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Capital Partners, LLC        Delaware                                The company invests in financial services companies
                                                                                that specialize in e-commerce and promote
                                                                                distribution of financial services.
------------------------------------------------------------------------------------------------------------------------------------
  Newhouse Special Situations Fund,     Delaware                                The company plans to own and manage Contributed
  LLC                                                                           Securities and to achieve long - term capital
                                                                                appreciation from the Contributed Securities and
                                                                                through investments in a portfolio of other equity
                                                                                investments in financial service by the Company to
                                                                                be undervalued.
------------------------------------------------------------------------------------------------------------------------------------
  NFS Distributors, Inc.                Delaware                                The corporation acts primarily as a holding company
                                                                                for Nationwide Financial Services, Inc. distribution
                                                                                companies.
------------------------------------------------------------------------------------------------------------------------------------
  NFSB Investments, Inc.                Bermuda                                 The corporation buys and sells investment securities
  (new company Jul 02)                                                          for its own account in order to enhance the
                                                                                investment returns of its affiliates.
------------------------------------------------------------------------------------------------------------------------------------
  NGH Luxembourg, S, A.                 Luxembourg                              The company acts primarily as a holding company for
                                                                                Nationwide Global Holdings, Inc. European
                                                                                operations.
------------------------------------------------------------------------------------------------------------------------------------
  NGH Netherlands, B.V.                 Netherlands                             The company acts as a holding company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NGH UK, Ltd.                          United Kingdom                          The company functions as a support company for other
                                                                                Nationwide overseas companies.
------------------------------------------------------------------------------------------------------------------------------------
  NorthPointe Capital, LLC              Delaware                                The company acts as a registered investment advisor.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  PanEuroLife                           Luxembourg                              This Luxembourg-based life insurance company
                                                                                provides individual life insurance primarily in the
                                                                                United Kingdom, Belgium and France.
------------------------------------------------------------------------------------------------------------------------------------
  Pension Associates, Inc.              Wisconsin                               The corporation provides pension plan administration
                                                                                and record keeping services and pension plan
                                                                                compensation consulting.
------------------------------------------------------------------------------------------------------------------------------------
  PNAM, Inc.                            Delaware                                This is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Premier Agency, Inc.                  Iowa                                    This corporation is an insurance agency.
------------------------------------------------------------------------------------------------------------------------------------
  Provestco, Inc.                       Delaware                                The company serves as a general partner in certain
                                                                                real estate limited partnerships invested in by
                                                                                NLICA.
------------------------------------------------------------------------------------------------------------------------------------
  RCMD Financial Services, Inc.         Delaware                                This is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Retention Alternatives, Ltd.          Bermuda                                 The company will write first dollar insurance
                                                                                policies in the following lines of insurance:
                                                                                workers compensation, general liability and
                                                                                automobile liability for its affiliates in the
                                                                                United States.
------------------------------------------------------------------------------------------------------------------------------------
  RF Advisors, Inc.                     Pennsylvania                            This is an inactive company.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview Agency                      Texas                                   The corporation is an insurance agency licensed with
                                                                                the Texas Department of Insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Riverview International Group, Inc.   Delaware                                This company is an investment advisor and a
                                                                                broker/dealer.
------------------------------------------------------------------------------------------------------------------------------------
  SBSC Ltd. (Thailand)                  Thailand                                This company acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Indemnity Company          Ohio                                    The corporation engages in a general insurance
                                                                                business, except life insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Insurance Company          Ohio                                    The corporation primarily provides excess and
                                                                                surplus lines of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Scottsdale Surplus Lines              Arizona                                 The corporation provides excess and surplus lines
  Insurance Company                                                             coverage on a non-admitted basis.

------------------------------------------------------------------------------------------------------------------------------------
  Siam Ar-Na-Khet Company Limited       Thailand                                The company is a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Software Development Corp.            Delaware                                The company once used to customize and sell IMACS,
                                                                                NLICA (fka Provident Mutual Life Insurance) direct
                                                                                response administration system.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                          STATE/COUNTRY OF       NO. VOTING     PRINCIPAL BUSINESS
COMPANY                                     ORGANIZATION      SECURITIES (SEE
                                                               ATTACHED CHART
                                                                   UNLESS
                                                                 OTHERWISE
                                                                 INDICATED)
------------------------------------------------------------------------------------------------------------------------------------
  TBG Insurance Services                California                              The corporation markets and administers executive
  Corporation                                                                   benefit plans.
------------------------------------------------------------------------------------------------------------------------------------
  Vertboise, SA                         Luxembourg                              The company acts as a real property holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Insurance Company      California                              This company provides pet insurance.
------------------------------------------------------------------------------------------------------------------------------------
  Veterinary Pet Services, Inc.         California                              This corporation acts as a holding company.
------------------------------------------------------------------------------------------------------------------------------------
  Villanova Securities, LLC             Delaware                                The purpose of the company is to provide brokerage
                                                                                services for block mutual fund trading for both
                                                                                affiliated and non-affiliated investment advisors
                                                                                and perform block mutual fund trading directly with
                                                                                fund companies.
------------------------------------------------------------------------------------------------------------------------------------
  VPI Services, Inc.                    California                              The company operates as a nationwide pet registry
                                                                                service for holders of Veterinary Pet Insurance
                                                                                policies, including pet idemnification and last
                                                                                pet recovery program.
------------------------------------------------------------------------------------------------------------------------------------
  Washington Square Administrative      Pennsylvania                            This company provided administrative services to
  Services, Inc.                                                                NLACA.
------------------------------------------------------------------------------------------------------------------------------------
  Western Heritage Insurance            Arizona                                 The corporation underwrites excess and surplus lines
  Company                                                                       of property and casualty insurance.
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
  *   MFS Variable Account                             Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Multi-Flex Variable Account           Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-A                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-B                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-C                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VA Separate Account-D                 Ohio           Nationwide Life and         Issuer of Annuity Contracts
                                                                      Annuity Separate Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account                      Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-II                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-3                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-4                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-5                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-6                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-7                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
      (formerly, Nationwide Fidelity                                  Account
      Advisor Variable Account)
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-8                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-9                    Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-10                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-11                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-12                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide Variable Account-13                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-14                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-15                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
                     COMPANY                     STATE/COUNTRY OF        NO. VOTING SECURITIES          PRINCIPAL BUSINESS
                                                   ORGANIZATION           (SEE ATTACHED CHART
                                                                            UNLESS OTHERWISE
                                                                              INDICATED)
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-16                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide Variable Account-17                   Ohio           Nationwide Life Separate    Issuer of Annuity Contracts
                                                                      Account
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-A                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VL Separate Account-B                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-C                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VL Separate Account-D                 Ohio           Nationwide Life and         Issuer of Life Insurance
                                                                      Annuity Separate Account    Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account                  Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-2                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-3                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-4                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
  *   Nationwide VLI Separate Account-5                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      Nationwide VLI Separate Account-6                Ohio           Nationwide Life Separate    Issuer of Life Insurance
                                                                      Account                     Policies
---------------------------------------------------------------------------------------------------------------------------------


                                                                            (left side)
                    -----------------------
                    |   FARMLAND MUTUAL   |
                    |  INSURANCE COMPANY  |
                    |                     |
                    | Guaranty Fund       |__________________________________________
                    | -------------       |__________________________________________
                    | Certificate         |
                    | -----------         |
                    |                     |
                    | Casualty            |
                    -----------------------
                               |
                               |
                               |                                                      |
                               |                                                      |
                               |                       ----------------------------   |
----------------------------   |                       |    NATIONWIDE GENERAL    |   |
|        F & B, INC.       |   |                       |    INSURANCE COMPANY     |   |
|                          |   |                       |                          |   |
| Common Stock: 1 Share    |   |                       | Common Stock:  20,000    |___|
| -------------            |   |                       | -------------  Shares    |   |
|                          |___|                       |                          |   |
| Farmland                 |   |                       | Casualty-100%            |   |
| Mutual-100%              |   |                       ----------------------------   |
|                          |   |                                                      |
----------------------------   |                       ----------------------------   |
                               |                       |    NATIONWIDE PROPERTY   |   |
----------------------------   |                       |        AND CASUALTY      |   |
|   COOPERATIVE SERVICE    |   |                       |     INSURANCE COMPANY    |   |
|         COMPANY          |   |                       |                          |   |
|                          |   |                       | Common Stock:  60,000    |___|
| Common Stock: 600 Shares |   |                       | -------------  Shares    |   |
| -------------            |___|                       |                          |   |
|                          |                           | Casualty-100%            |   |
| Farmland                 |                           ----------------------------   |
| Mutual-100%              |                                                          |
----------------------------                           ----------------------------   |
                                                       |   NATIONWIDE ASSURANCE   |   |
                                                       |         COMPANY          |   |
                                                       |       (ASSURANCE)        |   |
                                                       |                          |   |
                                                       | Common Stock:  1,750     |___|
                                                       | -------------  Shares    |   |
                                                       |                          |   |
                                                       | Casualty-100%            |   |
                                                       ----------------------------   |
                                                                                      |
                                                       ----------------------------   |
                                                       |  NATIONWIDE AGRIBUSINESS |   |
                                                       |    INSURANCE COMPANY     |   |
                                                       |                          |   |
                                                       | Common Stock:  1,000,000 |   |
                                                       | -------------  Shares    |   |
                                                       |                          |___|
                                                       | Casualty-99.9%           |   |
                                                       | Other Capital:           |   |
                                                       | --------------           |   |
                                                       | Casualty-Pfd.            |   |
                                                       ----------------------------   |
                                                                                      |
                                                       ----------------------------   |
                                                       |     NATIONAL CASUALTY    |   |
                                                       |          COMPANY         |   |
                                                       |            (NC)          |   |
                                                       |                          |   |
                                                       | Common Stock: 100 Shares |___|
                                                       | -------------            |
                                                       |                          |
                                                       | Casualty-100%            |
                                                       ----------------------------
                                                                   |
                                                                   |
                                                       ----------------------------
                                                       |   NCC OF AMERICA, LTD.   |
                                                       |         (INACTIVE)       |
                                                       |                          |
                                                       |                          |
                                                       | NC-100%                  |
                                                       |                          |
                                                       ----------------------------

                                  NATIONWIDE(R)                                                       (middle)
  ------------------------------------------
  |                                        |
  |                                        |
  |                                        |
__|           NATIONWIDE MUTUAL            |__________________________________________
__|           INSURANCE COMPANY            |__________________________________________
  |              (CASUALTY)                |
  |                                        |
  |                                        |
  |                                        |
  ------------------------------------------
                        |
                        |
                        |
______________________________________________________________________________________________________________________
                     |                 |                                           |
                     |                 |   --------------------------------        |   -------------------------------
                     |                 |   |         SCOTTSDALE           |        |   |         SCOTTSDALE          |
        ----------------------------   |   |      INSURANCE COMPANY       |        |   |      INDEMNITY COMPANY      |
        |        NATIONWIDE        |   |   |            (SIC)             |        |   |                             |
        | HEALTH PLANS, INC. (NHP) |   |   |                              |        |   | Common Stock:  50,000       |
        |                          |   |___| Common Stock: 30,136         |        |___| -------------  Shares       |
    |___| Common Stock: 100 Shares |   |   | ------------- Shares         |        |   |                             |
    |   | -------------            |   |   |                              |        |   |                             |
    |   |                          |   |   | Casualty-100%                |        |   | Casualty-100%               |
    |   | Casualty-100%            |   |   |         (See Page 2)         |        |   -------------------------------
    |   ----------------------------   |   --------------------------------        |
    |                                  |                                           |   -------------------------------
    |   ----------------------------   |   --------------------------------        |   |          NATIONWIDE         |
    |   |  NATIONWIDE MANAGEMENT   |   |   |            ALLIED            |        |   |       INDEMNITY COMPANY     |
    |   |      SYSTEMS, INC.       |   |   |          GROUP, INC.         |        |   |        (NW INDEMNITY)       |
    |   |                          |   |   |            (AGI)             |        |   | Common Stock:  28,000       |
    |___| Common Stock: 100 Shares |   |   |                              |        |___| -------------  Shares       |
    |   | -------------            |   |___| Common Stock: 850 Shares     |        |   |                             |
    |   |                          |   |   | -------------                |        |   |                             |
    |   | NHP-100%                 |   |   |                              |        |   | Casualty-100%               |
    |   ----------------------------   |   | Casualty-100%                |        |   -------------------------------
    |                                  |   |         (See Page 2)         |        |
    |   ----------------------------   |   --------------------------------        |   -------------------------------
    |   |        NATIONWIDE        |   |                                           |   |           LONE STAR         |
    |   |       AGENCY, INC.       |   |   --------------------------------        |   |     GENERAL AGENCY, INC.    |
    |   |                          |   |   |             RP&C             |        |   |                             |
    |___| Common Stock: 100 Shares |   |   |         INTERNATIONAL        |        |   | Common Stock:  1,000        |
        | -------------            |   |   |                              |        |___| -------------  Shares       |
        |                          |   |___| Common Stock: 963            |        |   |                             |
        | NHP-99%                  |   |   | ------------- Shares         |        |   |                             |
        ----------------------------   |   |                              |        |   | Casualty-100%               |
                                       |   | Casualty-23.88%              |        |   -------------------------------
        ----------------------------   |   --------------------------------        |                 ||
        |   NATIONWIDE AFFINITY    |   |                                           |                 ||
        |    INSURANCE COMPANY     |   |   --------------------------------        |   -------------------------------
        |        OF AMERICA        |   |   |      NATIONWIDE CAPITAL      |        |   |        COLONIAL COUNTY      |
        |                          |___|   |        MORTGAGE, LLC         |        |   |       MUTUAL INSURANCE      |
        | Common Stock: 500,000    |   |   |                              |        |   |            COMPANY          |
        | ------------- Shares     |   |___| Mutual-5%                    |        |   |                             |
        |                          |   |   |                              |        |   | Surplus Debentures:         |
        | Casualty-100%            |   |   | NW Indemnity-95%             |        |   | -------------------         |
        ----------------------------   |   |                              |        |   |                             |
                                       |   --------------------------------        |   | Assurance                   |
        ----------------------------   |                                           |   | Lone Star                   |
        |     NEWHOUSE CAPITAL     |   |   --------------------------------        |   |                             |
        |      PARTNERS, LLC       |   |   |     NATIONWIDE INSURANCE     |        |   -------------------------------
        |                          |   |   |      COMPANY OF FLORIDA      |        |
        | Casualty-70%             |___|   |                              |        |   -------------------------------
        |                          |   |___| Common Stock: 10,000         |        |   |     NATIONWIDE SERVICES     |
        | GGAMI-19%                |   |   | ------------  Shares         |        |   |         COMPANY, LLC        |
        |                          |   |   |                              |        |   |                             |
        | Fire-10%                 |   |   | Casualty-100%                |        |   | Single Member Limited       |
        ----------------------------   |   |                              |        |---| Liability Company           |
                                       |   --------------------------------        |   |                             |
        ----------------------------   |                                           |   | Casualty-100%               |
        |                          |   |                                           |   |                             |
        |                          |   |                                           |   -------------------------------
        |    NATIONWIDE LLOYDS     |   |                                           |
        |                          |===|                                           |   -------------------------------
        |      A TEXAS LLOYDS      |                                               |   |       AMERICAN MARINE       |
        |                          |                                               |   |      UNDERWRITERS, INC.     |
        |                          |                                               |   |                             |
        ----------------------------                                               |   | Common Stock:  20 Shares    |
                                                                                   |___| -------------               |
                                                                                       |                             |
                                                                                       | Casualty-100%               |
                                                                                       |                             |
                                                                                       -------------------------------

                                                                                                                        (right side)
  ------------------------------------------                                                                ------------------------
  |                                        |                                                                |      NATIONWIDE      |
  |                                        |                                                                |      FOUNDATION      |
  |                                        |                                                                |                      |
  |           NATIONWIDE MUTUAL            |                                                                |      MEMBERSHIP      |
==|        FIRE INSURANCE COMPANY          |                                                                |      NONPROFIT       |
  |                (FIRE)                  |                                                                |     CORPORATION      |
  |                                        |                                                                ------------------------
  |                                        |
  |                                        |
  ------------------------------------------
                        |
                        |_______________________________________________________________________________________________
                                                                                  |                    |               |
_______________________________________________________________________________   |                    |               |
                         |                                       |            |   |                    |               |
                         |   --------------------------------    |   --------------------------------  |  ------------------------
                         |   |       NATIONWIDE CASH        |    |   |          NATIONWIDE          |  |  |                      |
                         |   |      MANAGEMANT COMPANY      |    |   |          CORPORATION         |  |  |       RETENTION      |
                         |   |                              |    |   | Common Stock:     Control    |  |  |   ALTERNATIVES, LTD. |
                         |   |                              |    |   | -------------     -------    |  |  |                      |
                         |___| Common Stock:  100 Shares    |    |   | 13,642,432        100%       |  |  |                      |
                         |   | -------------                |    |   |                              |  |  |                      |
                         |   |                              |    |   |          Shares              |  |  | Fire-100%            |
                         |   |                              |    |   |          ------              |  |  |                      |
                         |   | Casualty-100%                |    |   | Casualty 12,992,922          |  |  ------------------------
                         |   --------------------------------    |   | Fire        649,510          |  |
                         |                                       |   |                              |  |
                         |   --------------------------------    |   |             (See Page 3)     |  |
                         |   |                              |    |   --------------------------------  |
                         |   |                              |    |                                     |
                         |   |          NATIONWIDE          |    |   --------------------------------  |
                         |   |           ARENA LLC          |    |   |       ALLNATIONS, INC.       |  |
                         |---|                              |    |   | Common Stock:  12,248 Shares |  |
                         |   |                              |    |   | -------------                |  |
                         |   |                              |    |   |                              |  |
                         |   | Casualty-90%                 |    |   | Casualty-16.2%               |  |
                         |   |                              |    |___| Fire-16.2%                   |---
                         |   --------------------------------    |   | Preferred Stock: 1,466 Shares|
                         |                                       |   | ----------------             |
                         |   --------------------------------    |   |                              |
                         |   |     NATIONWIDE INSURANCE     |    |   | Casualty-6.8%                |
                         |   |      SALES COMPANY, LLC      |    |   | Fire-6.8%                    |
                         |   |            (NISC)            |    |   --------------------------------
                         |   |                              |    |
                         |---|     Single Member Limited    |__  |   --------------------------------
                         |   |       Liability Company      | |  |   |   NATIONWIDE INTERNATIONAL   |
                         |   |                              | |  |   |         UNDERWRITERS         |
                         |   | Casualty-100%                | |  |   |                              |
                         |   -------------------------------- |  |   | Common Stock:  1,000         |
                         |                   |                |  |___| -------------  Shares        |
                         |                   |                |  |   |                              |
                         |   -------------------------------- |  |   |                              |
                         |   |           INSURANCE          | |  |   | Casualty-100%                |
                         |   |      INTERMEDIARIES, INC.    | |  |   --------------------------------
                         |   |                              | |  |
                         |   | Common Stock: 1,615          | |  |   --------------------------------
                         |   | ------------- Shares         | |  |   |       CALFARM INSURANCE      |
                         |   |                              | |  |   |            COMPANY           |
                         |   |                              | |  |   |                              |
                         |   | NISC-100%                    | |  |   | Common Stock:  52,000        |
                         |   -------------------------------- |  |___| -------------  Shares        |
                         |                                    |  |   |                              |
                         |   -------------------------------- |  |   |                              |
                         |   |      DISCOVER INSURANCE      | |  |   | Casualty-100%                |
                         |   |          AGENCY LLC          | |  |   --------------------------------
                         |   |                              | |  |
                         |   |     Single Member Limited    | |  |   --------------------------------
                         |   |       Liability Company      |--  |   |      NATIONWIDE REALTY       |
                         |   |                              |    |   |        INVESTORS, LTD        |
                         |   | NISC-100%                    |    |   |                              |
                         |   |                              |    |   | Casualty-95%                 |
                         |   --------------------------------    |---|                              |
                         |                                       |   | NW Indemnity-5%              |
                         |   --------------------------------    |   |                              |
                         |   |      DISCOVER INSURANCE      |    |   --------------------------------
                         |   |          AGENCY OF           |    |
                         |   |          TEXAS, LLC          |    |   --------------------------------
                         |   |                              |    |   |     NATIONWIDE STRATEGIC     |
                         |---|     Single Member Limited    |    |   |     INVESTMENT FUND, LLC     |
                         |---|       Liability Company      |    |   |                              |
                             |                              |    |---|     Single Member Limited    |
                             |                              |    |   |       Liability Company      |
                             --------------------------------        |                              |
                                                                     | Casualty-100%                |
                                                                     |                              |
                                                                     --------------------------------


                                                                                      Subsidiary Companies      -- Solid Line
                                                                                      Contractual Association   -- Double Line
                                                                                      Limited Liability Company -- Dotted Line

                                                                                      March 31, 2003

                                                                            (left side)
                    -----------------------
                    |   FARMLAND MUTUAL   |
                    |  INSURANCE COMPANY  |
                    |                     |
                    | Guaranty Fund       |__________________________________________
                    | -------------       |__________________________________________
                    | Certificate         |
                    | -----------         |
                    |                     |
                    | Casualty            |
                    |         (See Page 1)|
                    |                     |
                    -----------------------
















                               _________________________________________________
                               |                    |
                               |                    |
                               |                    |
----------------------------   |      ----------------------------
|   NATIONWIDE INSURANCE   |   |      |       AID FINANCE        |
|    COMPANY OF AMERICA    |   |      |      SERVICES, INC.      |
|                          |   |      |      (AID FINANCE)       |
| Common Stock:  12,000    |   |      |                          |
| -------------  Shares    |___|      | Common Stock:  10,000    |
|                          |   |      | -------------  Shares    |
|                          |   |      |                          |
| AGI-100%                 |   |      | AGI-100%                 |
----------------------------   |      ----------------------------
                               |                    |
----------------------------   |                    |
|     ALLIED DOCUMENT      |   |      ----------------------------
|     SOLUTIONS, INC.      |   |      |          ALLIED          |
|                          |   |      |     GROUP INSURANCE      |
| Common Stock:  10,000    |   |      |    MARKETING COMPANY     |
| -------------  Shares    |___|      |                          |
|                          |   |      | Common Stock:  20,000    |
|                          |   |      | -------------  Shares    |
| AGI-100%                 |   |      |                          |
----------------------------   |      | Aid Finance-100%         |
                               |      ----------------------------
----------------------------   |
|       DEPOSITORS         |   |      ----------------------------
|    INSURANCE COMPANY     |   |      |         PREMIER          |
|      (DEPOSITORS)        |   |      |         AGENCY           |
|                          |   |      |           INC.           |
| Common Stock:  300,000   |___|______|                          |
| -------------  Shares    |   |      | Common Stock:  100,000   |
|                          |   |      | -------------  Shares    |
| AGI-100%                 |   |      |                          |
----------------------------   |      | AGI-100%                 |
                               |      ----------------------------
----------------------------   |
|     ALLIED PROPERTY      |   |
|       AND CASUALTY       |   |
|    INSURANCE COMPANY     |   |
|                          |___|
| Common Stock:  300,000   |
| -------------  Shares    |
|                          |
| AGI-100%                 |
----------------------------

                                  NATIONWIDE(R)                                                       (middle)
               ------------------------------------------
               |                                        |
               |                                        |
               |                                        |
_______________|           NATIONWIDE MUTUAL            |______________________________________________________
_______________|           INSURANCE COMPANY            |______________________________________________________
               |              (CASUALTY)                |
               |             (See Page 1)               |
               |                                        |
               |                                        |
               ------------------------------------------
                                    |__________________________________________________________________________
                                    |
                                    |
                      ----------------------------
                      |          ALLIED          |
                      |        GROUP, INC.       |
                      |           (AGI)          |
                      |                          |
                      | Common Stock: 850 Shares |
                      | -------------            |
                      |                          |
                      | Casualty-100%            |
                      ----------------------------
                                    |
                                    |
                                    |
                                    |
_______________________________________________________________________________________________________________
                                    |                             |
                                    |                             |
                                    |                             |
     ----------------------------   |               ----------------------------
     |   NATIONWIDE MORTGAGE    |   |               |            AMCO          |
     |      HOLDINGS INC.       |   |               |     INSURANCE COMPANY    |
     |          (NMH)           |   |               |           (AMCO)         |
  ___|                          |___|            ___|                          |
 |   | AGI-100%                 |               |   | Common Stock:  300,000   |
 |   |                          |               |   | -------------  Shares    |
 |   |                          |               |   |                          |
 |   ----------------------------               |   | AGI-100%                 |
 |                                              |   ----------------------------
 |   ----------------------------               |
 |   |     NATIONWIDE HOME      |               |   ----------------------------
 |   |  MORTGAGE DISTRIBUTORS   |               |   |          ALLIED          |
 |   |           INC.           |               |   |      GENERAL AGENCY      |
 |___|                          |               |   |         COMPANY          |
 |   | NMHI-100%                |               |___|                          |
 |   |                          |               |   | Common Stock:  5,000     |
 |   |                          |               |   | -------------  Shares    |
 |   ----------------------------               |   |                          |
 |                                              |   | AMCO-100%                |
 |   ----------------------------               |   ----------------------------
 |   |        NATIONWIDE        |               |
 |   |    ADVANTAGE MORTGAGE    |               |   ----------------------------
 |   |      COMPANY (NAMC)      |               |   |                          |
 |___|                          |               |   |       ALLIED TEXAS       |
     | Common Stock:  54,348    |               |   |       AGENCY, INC.       |
     | -------------  Shares    |               |___|                          |
     |                          |               |   |                          |
     | NMHI-89.75%              |               |   | AMCO-100%                |
     ----------------------------               |   |                          |
                   |                            |   |                          |
                   |                            |   ----------------------------
     ----------------------------               |
     |           AGMC           |               |   ----------------------------   ----------------------------
     |      REINSURANCE, LTD.   |               |   |     CALFARM INSURANCE    |   |      CAL-AG INSURANCE    |
     |                          |               |   |           AGENCY         |   |       SERVICES, INC.     |
     | Common Stock:  11,000    |               |   |                          |   |                          |
     | -------------  Shares    |               |___| Common Stock:  1,000     |___| Common Stock:  100       |
     |                          |                   | -------------  Shares    |   | -------------  Shares    |
     | NAMC-100%                |                   |                          |   |                          |
     ----------------------------                   | AMCO-100%                |   | CalFarm Insurance        |
                                                    |                          |   | Agency-100%              |
                                                    ----------------------------   ----------------------------

                                                                                                      (right)
               ------------------------------------------
               |                                        |
               |                                        |
               |                                        |
_______________|           NATIONWIDE MUTUAL            |
_______________|        FIRE INSURANCE COMPANY          |
               |                (FIRE)                  |
               |             (See Page 1)               |
               |                                        |
               |                                        |
               ------------------------------------------
_____________________________________
                                    |
                                    |
                      ----------------------------
                      |        SCOTTSDALE        |
                      |     INSURANCE COMPANY    |
                      |           (SIC)          |
                      |                          |
                      | Common Stock:  30,136    |
                      | -------------  Shares    |
                      |                          |
                      | Casualty-100%            |
                      ----------------------------
                                    |
                                    |
                                    |
                                    |____________________________________________________________
                                    |                                                           |
                                    |                                                           |
                                    |                                                           |
                                    |                                                           |
                                    |   ----------------------------               ----------------------------
                                    |   |        SCOTTSDALE        |               |      VETERINARY PET      |
                                    |   |       SURPLUS LINES      |               |      SERVICES, INC.      |
                                    |   |     INSURANCE COMPANY    |               |          (VPSI)          |
                                    |___|                          |               |                          |
                                    |   | Common Stock:  10,000    |               | Common Stock:  1,695,985 |
                                    |   | -------------  Shares    |               | -------------  Shares    |
                                    |   |                          |               |                          |
                                    |   | SIC-100%                 |               | SIC-5.1%                 |
                                    |   ----------------------------           |___|                          |
                                    |                                          |   | Preferred-A    403,226   |
                                    |   ----------------------------           |   | -----------    Shares    |
                                    |   |         WESTERN          |           |   |                          |
                                    |   |    HERITAGE INSURANCE    |           |   | SIC-100%                 |
                                    |   |         COMPANY          |           |   |                          |
                                    |___|                          |           |   | Preferred-B    250,596   |
                                        | Common Stock:  4,776,076 |           |   | -----------    Shares    |
                                        | -------------  Shares    |           |   |                          |
                                        |                          |           |   | SIC-96.5%                |
                                        | SIC-100%                 |           |   ----------------------------
                                        ----------------------------           |
                                                                               |   ----------------------------
                                                                               |   |      VETERINARY PET      |
                                                                               |   |       INSURANCE CO.      |
                                                                               |   |                          |
                                                                               |___|                          |
                                                                               |   | VPSI-100%                |
                                                                               |   |                          |
                                                                               |   |                          |
                                                                               |   ----------------------------
                                                                               |
                                                                               |   ----------------------------
                                                                               |   |       DVM INSURANCE      |
                                                                               |   |        AGENCY, INC.      |
                                                                               |___|                          |
                                                                               |   | VPSI-100%                |
                                                                               |   |                          |
                                                                               |   ----------------------------
                                                                               |
                                                                               |   ----------------------------
                                                                               |   |     VPI SERVICES, INC.   |
                                                                               |___|                          |
                                                                                   | VPSI-100%                |
                                                                                   |                          |
                                                                                   ----------------------------


                                                                                      Subsidiary Companies      -- Solid Line
                                                                                      Contractual Association   -- Double Line
                                                                                      Limited Liability Company -- Dotted Line

                                                                                      March 31, 2003

________________________________________________________________________________
|                   |
|                   |
|                   |
|   ---------------------------------       ---------------------------------
|   |    NATIONWIDE TOWARZYSTWO     |       |  NATIONWIDE GLOBAL HOLDINGS,  |
|   |    UBEZPIECZEN NA ZYCIE SA    |       |     INC.-LUXEMBOURG BRANCH    |
|   |                               |       |             (BRANCH)          |
|   |Common Stock: 1,952,000 Shares |       |                               |___
|   |------------                   |       |                               |
|   |                               |       |                               |
|   |NGH-100%                       |       | Endowment Capital-            |
|   ---------------------------------       ---------------------------------
|                                                           |
|   ---------------------------------       ---------------------------------
|   |                               |       |                               |
|   |          NATIONWIDE           |       |     NGH LUXEMBOURG S.A.       |
|   |      FINANCIAL SP. Z O.O.     |       |          (LUX SA)             |
|___|                               |       |Common Stock:      5,894 Shares|
|   |Common Stock: 40,950 Shares    |    ___|------------                   |___
|   |------------                   |   |   |                               |
|   |                               |   |   |                               |
|   |                               |   |   |                               |
|   |NGH-100%                       |   |   |BRANCH-99.98%                  |
|   ---------------------------------   |   ---------------------------------
|                                       |
|   ---------------------------------   |   ---------------------------------
|   |      SIAM AR-NA-KHET          |   |   |         NGH UK, LTD.          |
|   |     COMPANY LTD. (SIAM)       |   |   |                               |
|---|                               |   |   |                               |
|   |                               |   |___|                               |
|   |                               |   |   |                               |
|   |                               |   |   |                               |
|   |NGH-48.99%                     |   |   |                               |
|   ---------------------------------   |   |LUX SA-100%                    |
|                   |                   |   ---------------------------------
|                   |                   |
|                   |                   |
|   ---------------------------------   |
|   |  NATIONWIDE LIFE ASSURANCE    |   |   ---------------------------------
|   |        COMPANY, LTD.          |   |   |   NATIONWIDE GLOBAL HOLDINGS  |
|   |                               |   |   |   -NGH BRASIL PARTICIPACOES,  |
|   |                               |   |   |       LTDA (NGH BRASIL)       |
|   |NGH-24.3%                      |   |___|                               |
|   |SIAM-37.7%                     |   |   |        Shares                 |
|   ---------------------------------   |   |        ------                 |
|                                       |   |LUX SA 6,164,899               |
|                                       |   |NGH    1                       |
|                                       |   ---------------------------------
|   --------------------------------|   |                   |
|   |     SBSC LTD (THAILAND)       |   |                   |
|   |Common Stock:           24,500 |   |   ---------------------------------
|   |------------                   |   |   |    NATIONWIDE MARTIMA VIDA e  |
|   |Shares                         |   |   |       PREVIDENCIA SA          |
|---|                               |   |   |                               |
    |NGH-.01%                       |   |   |Common Stock: 134,822,225      |
    |                               |   |   |------------  Shares           |
    |SIAM-48.98%                    |   |   |                               |
    ---------------------------------   |   |                               |
                                        |   |DPSA-86.4%                     |
                                        |   ---------------------------------
    ---------------------------------   |                   |
    |     PANEUROLIFE (PEL)         |   |   ---------------------------------
    |                               |   |   |   CLARIENT LIFE INSURANCE     |
    |Common Stock:  1,300,000 Shares|   |___|                               |
    |------------                   |___|   |Common Stock: 65,000 Shares    |
    |                               |   |   |------------                   |
    |                               |   |   |                    Shares     |
    |LUX SA-100%                    |   |   |                    ------     |
    |LUF                            |   |   |LUX SA-100%         64,999     |
    ---------------------------------   |   |NGH                      1     |
                  |                     |   ---------------------------------
                  |                     |                   |
    ---------------------------------   |   ---------------------------------
    |      VERTBOIS, SA             |   |___|                               |
    |                               |       |                               |
    |                               |       |       DANICA LIFE S. A        |
    |                               |       |                               |
    |                               |       |                               |
    |                               |       |                               |
    |                               |       |                               |
    |                               |       |                               |
    | PEL-99.99%                    |       |                               |
    | LUX SA-.01%                   |       |LUX SA-100%                    |
    ---------------------------------       ---------------------------------

                                                                        (middle)


                                     NATIONWIDE(R)

    -------------------
   |  FARMLAND MUTUAL  |
   | INSURANCE COMPANY |           --------------------
   |                   |___________|NATIONWIDE MUTUAL |________________________
   |Guaranty Fund      |___________|INSURANCE COMPANY |________________________
   |Certificate        |           |    (CASUALTY)    |
   |                   |           |   (See Page 1)   |
   |Casualty           |           --------------------
   |   (See Page 1)    |                    |
    -------------------                     |
                            -----------------------------------
                            | NATIONWIDE CORPORATION (NW CORP) |
                            |     Common Stock:    Control     |
                            |     -------------    -------     |
                            |     13,642,432         100%      |
                            |                                  |
                            |            Shares                |
                            |            ------                |
                            |Casualty   12,992,922             |
                            |Fire          649,510             |
                            ---------------------------------
                                             |
                                             |
                         ___________________________________________________________________________________________________________
_______                 |                                               |                                        |
       |   ---------------------------------             ---------------------------------        ---------------------------------
       |   |      NATIONWIDE GLOBAL        |             |           NATIONWIDE          |        |      NATIONWIDE FINANCIAL     |
       |   |     HOLDINGS, INC. (NGH)      |             |        SECURITIES, INC.       |        |      SERVICES, INC. (NFS)     |
       |   |                               |             |                               |        |                               |
_______|___|Common Stock:       1 Share    |             |Common Stock:   7,676 Share    |        |Common Stock:  Control         |
       |   |------------                   |             |------------                   |        |------------   -------         |
       |   |                               |             |                               |        |Class A      Public-100%       |
       |   |                               |             |                               |        |Class B      NW Corp-100%      |
       |   |NW Corp.-100%                  |             |NW Corp.-100%                  |        |       (See Page 4)            |
       |   ---------------------------------             ---------------------------------        ---------------------------------
       |
       |   ---------------------------------
       |   |    NATIONWIDE GLOBAL LIMITED  |
       |   |                               |
       |   |Common Stock: 20,343,752 Shares|
       |___|------------                   |
       |   |                   Shares      |
       |   |                   ------      |
       |   |NGH                20,343,751  |
       |   |LUX SA             1           |
       |   ---------------------------------
       |
       |   ---------------------------------
       |   |             NGH               |
       |   |       NETHERLANDS B.V.        |
       |   |                               |
       |___|Common Stock:         40 Shares|
       |   |------------                   |
       |   |                               |
       |   |                               |
       |   |NGH-100%                       |
       |   ---------------------------------
       |
       |
       |   ---------------------------------
       |   |      NATIONWIDE GLOBAL        |
       |   |         JAPAN, INC.           |
       |___|                               |
       |   |Common Stock:        100 Shares|
       |   |------------                   |
       |   |                               |
       |   |NGH - 100%                     |
       |   ---------------------------------
       |
       |   ---------------------------------
       |   |            NATIONWIDE         |
       |   |       SERVICES SP. Z O.O.     |
       |   |                               |
       |   |Common Stock:         80 Shares|
       |___|------------                   |
       |   |                               |
       |   |                               |
       |   |NGH-100%                       |
       |   ---------------------------------
       |   ---------------------------------
       |   |        NATIONWIDE GLOBAL      |
       |   |          FINANCE, LLC         |
       |   |                               |
       |---|     Single Member Limited     |
           |        Liability Company      |
           |                               |
           |                               |
           |NGH-100%                       |
           ---------------------------------

                                                                    (right side)

                                 -------------------------
                                 |NATIONWIDE MUTUAL      |
_________________________________|FIRE INSURANCE COMPANY |
_________________________________|       (FIRE)          |
                                 |    (See Page 1)       |
                                 -------------------------



________________________________________________________________
               |                                               |
               |                                               |
 ---------------------------------            ---------------------------------
 |      GARTMORE GLOBAL ASSET    |            |       GATES, MCDONALD         |
 |         MANAGEMENT TRUST      |            |      & COMPANY (GATES)        |
 |             (GGAMT)           |            |                               |
 |                               |       _____|Common Stock:        254 Shares|
 |                               |       |    |------------                   |
 |                               |       |    |                               |
 |NW Corp-100%                   |       |    |                               |
 |           (See Page 6)        |       |    |NW Corp.-100%                  |
 ---------------------------------       |    ---------------------------------
                                         |
                                         |
                                         |    ---------------------------------
                                         |    |    MEDPROSOLUTIONS, INC.      |
                                         |    |                               |
                                         |    |                               |
                                         |____|                               |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |
                                         |    ---------------------------------
                                         |    |        GATES, MCDONALD &      |
                                         |    |    COMPANY OF NEW YORK, INC.  |
                                         |    |                               |
                                         |____|Common Stock:       3 Shares   |
                                         |    |------------                   |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |    ---------------------------------
                                         |    |        GATES, MCDONALD &      |
                                         |    |       COMPANY OF NEVADA       |
                                         |    |                               |
                                         |    |Common Stock:         40 Shares|
                                         |____|------------                   |
                                         |    |                               |
                                         |    |                               |
                                         |    |Gates-100%                     |
                                         |    ---------------------------------
                                         |
                                         |    ---------------------------------
                                         |    |        GATESMCDONALD          |
                                         |    |      HEALTH PLUS, INC.        |
                                         |    |                               |
                                         |____|Common Stock:        200 Shares|
                                              |------------                   |
                                              |                               |
                                              |Gates-100%                     |
                                              ---------------------------------

                                        Subsidiary Companies      -- Solid Line
                                        Contractual Association   -- Double Line
                                        Limited Liability Company -- Dotted Line
                                        March 31, 2003

                                                                     (left side)



    -------------------
   |  FARMLAND MUTUAL  |
   | INSURANCE COMPANY |
   |                   |________________________
   |Guaranty Fund      |________________________
   |Certificate        |
   |                   |
   |Casualty           |
   |   (See Page 1)    |
   --------------------


          __________________________________________________________________________________________________
          |                                  |                      |
---------------------------    ----------------------------------   |   -----------------------------
|   NATIONWIDE FINANCIAL  |    |   NATIONWIDE LIFE INSURANCE    |   |   |       TBG INSURANCE       |
|  SERVICES CAPITAL TRUST |    |     COMPANY (NW LIFE)          |   |   |    SERVICES CORPORATION   |
|                         |    |                                |   |   |                           |
| Preferred Stock:        | ___| Common Stock: 3,814,779 Shares |   |___|                           |
| ---------------         | |  | ------------                   |   |   |                           |
|                         | |  |                                |   |   |                           |
|                         | |  |                                |   |   |                           |
| NFS-100%                | |  | NFS-100%                       |   |   | NFS-63%                   |
--------------------------- |  ----------------------------------   |   -----------------------------
                            |                                       |
                            |                                       |   -----------------------------
                            |  ----------------------------------   |   |   CAP PRO HOLDING, INC.   |
                            |  |      NATIONWIDE LIFE AND       |   |   |                           |
                            |  |   ANNUITY INSURANCE COMPANY    |   |   |                           |
                            |  |                                |   |   |                           |
                            |__| Common Stock: 66,000 Shares    |   |___|                           |
                            |  | ------------                   |       |                           |
                            |  |                                |       |                           |
                            |  | NW Life-100%                   |       | NFS-63%                   |
                            |  ----------------------------------       -----------------------------
                            |
                            |  ----------------------------------
                            |  |      NATIONWIDE INVESTMENT     |
                            |  |      SERVICES CORPORATION      |
                            |  |                                |
                            |__| Common Stock: 5,000 Shares     |
                            |  | ------------                   |
                            |
                            |  |                                |
                            |  |                                |
                            |  | NW Life-100%                   |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  |      NATIONWIDE FINANCIAL      |
                            |__|       ASSIGNMENT COMPANY       |
                            |  |                                |
                            |  | NW LIFE-100%                   |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  | NATIONWIDE PROPERTIES LTD.     |
                            |  |                                |
                            |  | Units:                         |
                            |__| -----                          |
                            |  | NW LIFE-97.6%                  |
                            |  | Casualty-2.4%                  |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  |    NATIONWIDE COMMUNITY        |
                            |  |   DEVELOPMENT CORP., LLC       |
                            |  |                                |
                            |--| Units:                         |
                            |  | -----                          |
                            |  | NW LIFE-67%                    |
                            |  | NW Indemnity-33%               |
                            |  ----------------------------------
                            |
                            |  ----------------------------------
                            |  |     NATIONWIDE AFFORDABLE      |
                            |  |         HOUSING, LLC           |
                            |--|                                |
                               | NW Life-45%                    |
                               | NW Indemnity-45%               |
                               ----------------------------------

                                                                        (middle)

                                         NATIONWIDE(R)

                         ---------------------
   ______________________| NATIONWIDE MUTUAL |_________________________________
   ______________________| INSURANCE COMPANY |_________________________________
                         |    (CASUALTY)     |                  |
                         |   (See Page 1)    |                  |
                         ---------------------                  |
                                                                |
                                          ---------------------------------------------
                                          |      NATIONWIDE CORPORATION (NW CORP)     |
                                          |          Common Stock:    Control:        |
                                          |          ------------     -------         |
                                          |            13,642,432       100%          |
                                          |               Shares                      |
                                          |               ------                      |
                                          | Casualty    12,992,922                    |
                                          | Fire           649,510                    |
                                          ---------------------------------------------
                                                                |
                                                                |
                                               ------------------------------------
                                               |      NATIONWIDE FINANCIAL        |
                                               |      SERVICES, INC. (NFS)        |
                                               | Common Stock:       Control      |
                                               | ------------        -------      |
                                               | Class A             Public-100%  |
                                               | Class B             NW Corp-100% |
                                               ------------------------------------
                                                                |
                                                                |
          _________________________________________________________________________________________________________________________
                                      |                                 |                                       |
                        -----------------------------       ----------------------------        -----------------------------------
                        |     NATIONWIDE TRUST      |       |   NFS DISTRIBUTORS, INC. |        |    NATIONWIDE FINANCIAL         |
                        |       COMPANY, FSB        |       |          (NFSDI)         |        |  SERVICES CAPITAL TRUST II      |
                        |                           |       |                          |        |                                 |
                        | Common Stock: 2,800,000   |       |                          |        |                                 |
                        | ------------  Shares      |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        |                           |       |                          |        |                                 |
                        | NFS-100%                  |       |  NFS-100%                |        | NFS-100%                        |
                        -----------------------------       ----------------------------        -----------------------------------
                                                                        |                                       |
                                      _____________________________________________________________________________________________
                                      |                                 |                  |                    |
                                      |                                 |                  |                    |
                        -----------------------------       ----------------------------   |    -----------------------------------
                        |    NATIONWIDE FINANCIAL   |       |    NATIONAL DEFERRED     |   |    |                                 |
                        |  INSTITUTION DISTRIBUTORS |       |    COMPENSATION, INC.    |   |    |   THE 401(K) COMPANIES, INC.    |
                        |    AGENCY, INC. (NFIDAI)  |       |                          |   |    |          (401(K))               |
                        |                           |       |                          |   |    |                                 |
                        | Common Stock: 1,000 Shares|       |                          |   |    |                                 |
                        | ------------              |       |                          |   |    |                                 |
                        |                           |       |                          |   |    |                                 |
                        | NFSDI-100%                |       | NFSDI-100%               |   |    | NFSDI-100%                      |
                        -----------------------------        ---------------------------   |    -----------------------------------
                                      |||                               ||                 |                    |
    --------------------------------- ||| ----------------------------- ||   --------------------------------   |
    |    FINANCIAL HORIZONS         | ||| |                           | ||   |     NATIONWIDE RETIREMENT    |   |
    |    DISTRIBUTORS AGENCY        | ||| |                           | ||   |      PLAN SERVICES, INC.     |   |
    |     OF ALABAMA, INC.          | ||| |        FLORIDA            | ||   |                              |   |
    | Common Stock: 10,000 Shares   |_||| |        RECORDS            |_||   |   Common Stock:  Control     |   |
    | ------------                  | ||| |    ADMINISTRATOR, INC     |__|   |   -------------  -------     |   |
    |                               | ||| |                           |      |  Class A        NFS-100%     |   |
    |                               | ||| |                           |      |  Class B      NFSDI-100%     |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |                              |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| -----------------------------      --------------------------------   |
    |    LANDMARK FINANCIAL         | ||| |                           |      |      401(k) INVESTMENT       |   |
    |       SERVICES OF             | ||| |                           |      |      SERVICES, INC.          |   |
    |      NEW YORK, INC.           | ||| |    FINANCIAL HORIZONS     |      |                              |   |
    | Common Stock: 10,000 Shares   | |||_|       DISTRIBUTORS        |      |Common Stock: 1,000,000 Shares|___|
    | ------------                  |_|||_|   AGENCY OF OHIO, INC     |      |-------------                 |   |
    |                               | ||| |                           |      |                              |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |401(k)-100%                   |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| -----------------------------      --------------------------------   |
    |    FINANCIAL HORIZONS         | ||| |                           |      |      401(k) INVESTMENT       |   |
    |      SECURITIES CORP.         | ||| |                           |      |       ADVISORS, INC.         |   |
    |                               | ||| |    FINANCIAL HORIZONS     |      |                              |   |
    | Common Stock: 10,000 Shares   | |||_|       DISTRIBUTORS        |      |Common Stock: 1,000 Shares    |___|
    | ------------                  |_|||_|        AGENCY OF          |      |-------------                 |   |
    |                               | ||| |      OKLAHOMA, INC        |      |                              |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |401(k)-100%                   |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| -----------------------------      --------------------------------   |
    |   AFFILIATE AGENCY, INC.      | ||| |                           |      |    THE 401(k) COMPANY        |   |
    |                               | ||| |                           |      |                              |   |
    | Common Stock: 100 Shares      | ||| |    FINANCIAL HORIZONS            |Common Stock: 855,000 Shares  |   |
    | ------------                  |_|||_|       DISTRIBUTORS        |      |-------------                 |___|
    |                               | |||_|   AGENCY OF TEXAS, INC    |      |                              |   |
    |                               | ||| |                           |      |                              |   |
    | NFIDAI-100%                   | ||| |                           |      |401(k)-100%                   |   |
    --------------------------------- ||| -----------------------------      --------------------------------   |
                                      |||                                                                       |
    --------------------------------- ||| ------------------------------     --------------------------------   |
    |    NATIONWIDE FINANCIAL       | ||| |      AFFILIATE AGENCY      |     |                              |   |
    |  INSTITUTION DISTRIBUTORS     | ||| |        OF OHIO, INC.       |     |                              |   |
    |INSURANCE AGENCY, INC. OF MASS.| |||_|                            |     |  RIVERVIEW AGENCY, INC.      |___|
    | Common Stock: 100 Shares      |_||__| Common Stock: 750 Shares   |     |                              |___|
    | ------------                  | |   | ------------               |     |                              |
    |                               | |   |                            |     |                              |
    | NFIDAI-100%                   | |   | NFIDAI-100%                |     |                              |
    --------------------------------- |   ------------------------------     --------------------------------
                                      |
    --------------------------------- |
    |    NATIONWIDE FINANCIAL       | |
    |  INSTITUTION DISTRIBUTORS     | |
    | AGENCY, INC. OF NEW MEXICO    | |
    | Common Stock: 100 Shares      |_|
    | ------------                  |
    |                               |
    | NFIDAI-100%                   |
    ---------------------------------

                                                                    (right side)

            -------------------------
            |    NATIONWIDE MUTUAL   |
____________| FIRE INSURANCE COMPANY |
____________|          (FIRE)        |
            |     (See Page 1)       |
            --------------------------


 _______________________________________________________________________________________________________________
                                      |                                   |                                    |
                       --------------------------------      -----------------------------      -------------------------------
                       |  PENSION ASSOCIATES, INC.    |      | NATIONWIDE LIFE INSURANCE |      |     NATIONWIDE FINANCIAL     |
                       |                              |      |    COMPANY OF AMERICA     |      |    SERVICES, (BERMUDA) LTD.  |
                       | Common Stock: 1,000 Shares   |      |         (NLICA)           |      |            (NFSB)            |
                       | ------------                 |      |                           |      | Common Stock: 250,000 Shares |
                       |                              |      |                           |      |                              |
                       |                              |      |                           |      |                              |
                       | NFS-100%                     |      | NFS-100%      (See Page 5)|      | NFS-100%                     |
                       --------------------------------      -----------------------------      -------------------------------
                                                                                                               |
 _______________________________________                                                                       |
                                       |                                                                       |
                        --------------------------------                                        --------------------------------
                        |    NATIONWIDE RETIREMENT     |                                        |     NFSB INVESTMENTS LTD.    |
                        |    SOLUTIONS, INC. (NRS)     |                                        |                              |
                        |                              |                                        | Common Stock: 12,000 Shares  |
                        | Common Stock: 236,494 Shares |__                                      | ------------                 |
                        | -------------                |  |                                     |                              |
                        |                              |  |                                     |                              |
                        | NFSDI-100%                   |  |                                     | NFSB-100%                    |
                        --------------------------------  |                                     --------------------------------
                                                          |
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
                         |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
                         |         ALABAMA              | | |        NEW MEXICO         |
                         | Common Stock: 10,000 Shares  |_|_| Common Stock: 1,000 Shares|
                         | ------------                 | | | ------------              |
                         |                              | | |                           |
                         | NRS-100%                     | | | NRS-100%                  |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
                         |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
                         |         ARIZONA              | | |        SO. DAKOTA         |
                         | Common Stock: 1,000 Shares   |_|_| Common Stock: 1,000 Shares|
                         | ------------                 | | | ------------              |
                         |                              | | |                           |
                         | NRS-100%                     | | | NRS-100%                  |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |   NATIONWIDE RETIREMENT   |
                         |    SOLUTIONS, INC. OF        | | |    SOLUTIONS, INC. OF     |
                         |        ARKANSAS              | | |         WYOMING           |
                         | Common Stock: 50,000 Shares  |_|_| Common Stock: 500 Shares  |
                         | ------------                 | | | ------------              |
                         |                              | | |                           |
                         | NRS-100%                     | | | NRS-100%                  |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |                           |
                         |      SOLUTIONS, INS.         | | |                           |
                         |        AGENCY, INC.          | |_|   NATIONWIDE RETIREMENT   |
                         | Common Stock: 1,000 Shares   |_|_|    SOLUTIONS, INC. OF     |
                         | ------------                 | | |           OHIO            |
                         |                              | | |                           |
                         | NRS-100%                     | | |                           |
                         -------------------------------- | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |                           |
                         |    SOLUTIONS, INC. OF        | | |                           |
                         |         MONTANA              | | |   NATIONWIDE RETIREMENT   |
                         |                              | |_|    SOLUTIONS, INC. OF     |
                         | Common Stock: 500 Shares     |_|_|         OKLAHOMA          |
                         | ------------                 | | |                           |
                         |                              | | |                           |
                         | NRS-100%                     | | |                           |
                         -------------------------------  | -----------------------------
                                                          |
                         -------------------------------- | -----------------------------
                         |   NATIONWIDE RETIREMENT      | | |                           |
                         |    SOLUTIONS, INC. OF        | | |                           |
                         |          NEVADA              | | |   NATIONWIDE RETIREMENT   |
                         | Common Stock: 1,000 Shares   | |_|    SOLUTIONS, INC. OF     |
                         | ------------                 |_|_|           TEXAS           |
                         |                              |   |                           |
                         | NRS-100%                     |   |                           |
                         --------------------------------   -----------------------------

                                       Subsidiary Companies      -- Solid Line
                                       Contractual Association   -- Double Line
                                       Limited Liability Company -- Dotted Line

                                       March 31, 2003

                                                                     (left side)

                                                             NATIONWIDE(R)

  ---------------------           --------------------------
  | FARMLAND MUTUAL   |___________|    NATIONWIDE MUTUAL   |____________________________
  | INSURANCE COMPANY |___________|    INSURANCE COMPANY   |____________________________
  |                   |           |      (CASUALTY)        |                |
  |  Guaranty Fund    |           |      (See Page 1)      |                |
  |  -------------    |           --------------------------                |
  |  Certificate      |                                                     |
  |  -----------      |                                                     |
  |                   |                                                     |
  |  Casualty         |                                                     |
  |     (See Page 1)  |                                                     |
  ---------------------                                                     |
                                                                            |
                                                                            |
                                                                            |
                                                        ------------------------------------------
                                                        |    NATIONWIDE CORPORATION (NW CORP)    |
                                                        |                                        |
                                                        |       Common Stock:     Control:       |
                                                        |       -------------     --------       |
                                                        |       13,642,432        100%           |
                                                        |                                        |
                                                        |            Shares                      |
                                                        |            ------
                                                        | Casualty   12,992,922                  |
                                                        | Fire          649,510                  |
                                                        ------------------------------------------
                                                                             |
                                                                             |
                                                                             |
                                                              ---------------------------------
                                                              |     NATIONWIDE FINANCIAL      |
                                                              |     SERVICES, INC. (NFS)      |
                                                              |                               |
                                                              | Common Stock:   Control       |
                                                              | -------------   -------       |
                                                              | Class A         Public - 100% |
                                                              | Class B         NW Corp - 100%|
                                                              ---------------------------------
                                                                              |
                                                                              |
                                                                              |
                                                               ----------------------------------
                                                               |  NATIONWIDE LIFE INSURANCE     |
                                                               |      COMPANY OF AMERICA        |
                        _______________________________________|           (NLICA)              |
                        |                             |        |                                |
                        |                             |        | NFS - 100%                     |
                        |                             |        ----------------------------------
                        |                             |                               |
                        |                             |                               |
                        |                             |                               |
          -----------------------------   -----------------------------     -----------------------
          |    NATIONWIDE LIFE AND    |   | NATIONWIDE LIFE INSURANCE |     |      NATIONWIDE     |
          |     ANNUITY COMPANY OF    |   |    COMPANY OF DELAWARE    |     |  PROVIDENT HOLDING  |
          |          AMERICA          |   |                           |  ___|       COMPANY       |___
          |                           |   |                           |  |  |        (NPHC)       |
          |                           |   |                           |  |  |                     |
          | NLICA - 100%              |   | NLICA - 100%              |  |  |    NLICA - 100%     |
          -----------------------------   -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     WASHINGTON SQUARE     |  |  |   FOUR P FINANCE    |
                                          |      ADMINISTRATIVE       |  |  |      COMPANY        |
                                          |       SERVICES, INC.      |__|__|                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |                           |  |  |                     |
                                          |          SOFTWARE         |  |  |     NATIONWIDE      |
                                          |        DEVELOPMENT        |  |  |     PROVIDENT       |
                                          |           CORP.           |__|__| DISTRIBUTORS, INC.  |
                                          |                           |  |  |                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     RF ADVISERS, INC.     |  |  |    DELFI REALTY     |
                                          |                           |  |  |    CORPORATION      |
                                          |                           |  |  |                     |
                                          |                           |__|__|                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |         PNAM, INC.        |  |  |   INSTITUTIONAL     |
                                          |                           |  |  |   CONCEPTS, INC.    |
                                          |                           |__|__|                     |
                                          |                           |  |  |                     |
                                          | NPHC - 100%               |  |  | NPHC - 100%         |
                                          -----------------------------  |  -----------------------
                                                                         |
                                                                         |
                                          -----------------------------  |  -----------------------
                                          |     PROVESTCO, INC.       |  |  |    1717 CAPITAL     |
                                          |                           |  |  | MANAGEMENT COMPANY  |___
                                          |                           |__|__|                     |___
                                          |                           |     |                     |
                                          | NPHC - 100%               |     | NPHC - 100%         |
                                          -----------------------------     -----------------------

                                                                    (right side)

          -------------------------------------
          |         NATIONWIDE MUTUAL         |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------













     -----------------------------   -----------------------------
     |      RCMD FINANCIAL       |   |      1717 BROKERAGE       |
     |      SERVICES, INC.       |   |      SERVICES, INC.       |
     |         (RCMD)            |   |           (BSI)           |
_____|                           |___|                           |
  |  |                           |   |                           |
  |  |  NPHC - 100%              |   |  RCMD - 100%              |
  |  -----------------------------   -----------------------------
  |                |                               |
  |                |                               |
  |  -----------------------------   -----------------------------
  |  |       1717 ADVISORY       |   |       1717 INSURANCE      |
  |  |       SERVICES, INC.      |   |        AGENCY OF          |
  |  |                           |   |      MASSACHUSETTS, INC.  |
  |  |                           |   |                           |
  |  |  RCMD - 100%              |   |  BSI - 100%               |
  |  -----------------------------   -----------------------------
  |
  |
  |  -----------------------------
  |  |       MARKET STREET       |
  |  |        INVESTMENT         |
  |__|      MANAGEMENT COMPANY   |
     |                           |
     |        NPHC - 100%        |
     -----------------------------







    -----------------------------
    |                           |
 ___|     1717 INSURANCE        |
 ___|   AGENCY OF TEXAS, INC.   |
    |                           |
    -----------------------------

                                         Subsidiary Companies      - Solid Line
                                         Contractual Association   - Double Line
                                         Limited Liability Company - Dotted Line

                                         March 31, 2003

                                                                     (left side)

                ---------------------
                |  FARMLAND MUTUAL  |
                | INSURANCE COMPANY |
                |                   |
                |Guaranty Fund      |
                |-------------      |_______________________
                |Certificate        |_______________________
                |-----------        |
                |                   |
                |Casualty           |
                |   (See Page 1)    |
                ---------------------

              _________________________________________________________________
              |                |                |                 _____________
 ---------------------------   |                |                |
|     AUDENSTAR LIMITED     |  |   ---------------------------   |
|           (AL)            |  |  |     NATIONWIDE ASSET      |  |
|                           |  |  | MANAGEMENT HOLDINGS, LTD. |  |
|                           |  |  |         (NAMHL)           |  |
|                           |  |  |                           |  |
| GGAMT - 100%              |  |  |                           |  |
 ---------------------------   |  | GGAMT - 100%              |  |
              |                |   ---------------------------   |
 ---------------------------   |                |                |
|  RIVERVIEW INTERNATIONAL  |  |   ---------------------------   |
|        GROUP, INC.        |  |  |    NATIONWIDE UK ASSET    |  |
|           (RIG)           |  |  | MANAGEMENT HOLDINGS, LTD. |  |
|                           |__|  |         (NUKAMHL)         |  |
|                           |     |                           |  |
| GGAMT - 79%               |     |                           |  |
| AL - 21%                  |     |                           |  |
 ---------------------------      | NAMHL - 100%              |  |
              |                    ---------------------------   |
              |                                 |                |
 ---------------------------       ---------------------------   |
|  GARTMORE RIVERVIEW, LLC  |     |   NATIONWIDE UK HOLDING   |  |
|                           |     |       COMPANY, LTD.       |  |
|                           |     |        (NUKHCL)           |  |
|                           |     |                           |  |
|                           |     |                           |  |
| RIG - 70%                 |     | NUKAMHL - 96.37%          |  |
 ---------------------------       ---------------------------   |
                                                |                |
                                   ---------------------------   |
                                  |     ASSET MANAGEMENT      |  |
                                  |       HOLDINGS PLC        |  |
                                  |         (AMH)             |  |
                                  |                           |  |
                                  |                           |  |
                                  | NUKHCL - 100%             |  |
                                   ---------------------------   |
                                                |                |
                                   ---------------------------   |
                                  |    GARTMORE INVESTMENT    |  |
                                  |       MANAGEMENT PLC      |  |
                                  |           (GIM)           |__|
                                  |                           |
                                  | AMH - 99.99%              |
                                  | GNL - .01%                |
                                   ---------------------------

                                                                        (middle)

                              NATIONWIDE(R)

 -------------------
| NATIONWIDE MUTUAL |____________________________________________________________________________
| INSURANCE COMPANY |____________________________________________________________________________
|   (CASUALTY)      |               |
|  (See Page 1)     |               |
 -------------------                |
                 ----------------------------------------
                |    NATIONWIDE CORPORATION (NW CORP)    |
                |       Common Stock:   Control:         |
                |        ------------    -------         |
                |       13,642,432       100%            |
                |             Shares                     |
                |  Casualty   12,992,922                 |
                |  Fire          649,510                 |
                 ----------------------------------------
                                    |
                                    |
                   -------------------------------------
                  |          GARTMORE GLOBAL            |
                  |          ASSET MANAGEMENT           |
                  |           TRUST (GGAMT)             |
                  |                                     |
                  |       NW Corp.-100%                 |
                   -------------------------------------
                                   |
                                   |
 ________________________________________________________________________________________________
 ________________________________________________________________________________________________
                     |             |                                    --------------------------
      --------------------------   |   --------------------------      | GARTMORE INVESTMENT LTD. |
     |    GARTMORE INVESTMENT   |  |  |    GARTMORE FUND         |     |          (GIL)           |
     |       SERVICES LTD.      |  |  |    MANAGERS LTD.         | |__ |                          |
  ___|          (GISL)          |  |__|       (GFM)              | |   |                          |
  |  |                          |  |  |                          | |   | GIM - 99.9%              |
  |  | GIM - 80%                |  |  | GIM - 99.99%             | |   | GNL - 0.1%               |
  |  | GNL - 20%                |  |  | GNL - .01%               | |    --------------------------
  |   --------------------------   |   --------------------------  |                |
  |                                |                |              |    --------------------------
  |   --------------------------   |   --------------------------  |   |      GARTMORE JAPAN      |
  |  |                          |  |  |                          | |   |         LIMITED          |
  |  |    GARTMORE INVESTMENT   |  |  |     FENPLACE LIMITED     | |   |                          |
  |  |       SERVICES GMBH      |  |  |                          | |   |                          |
  |__|                          |  |  |                          | |   |                          |
  |  |                          |  |  |                          | |   | GIL - 100%               |
  |  |                          |  |  | GFM - 100%               | |   |                          |
  |  | GISL - 100%              |  |  |                          | |    --------------------------
  |   --------------------------   |   --------------------------  |
  |                                |                               |    --------------------------
  |   --------------------------   |   --------------------------  |   |    GARTMORE 1990 LTD.    |
  |  |  GARTMORE FUND MANAGERS  |  |  | GARTMORE SECURITIES LTD. | |   |                          |
  |  |  INTERNATIONAL LIMITED   |  |  |          (GSL)           | |___|                          |
  |__|         (GFMI)           |  |__|                          | |   |                          |
     |                          |     |                          | |   | GIM - 50%                |
     | GISL - 99.99%            |     | GIM - 99.99%             | |   | GSL - 50%                |
     | GSL - .01%               |     | GNL - .01%               | |    --------------------------
      --------------------------       --------------------------  |
                     |                                             |    --------------------------
      --------------------------                                   |   |   GARTMORE INDOSUEZ UK   |
     |   GARTMORE SECRETARIES   |                                  |   | RECOVERY FUND (G.P.) LTD.|
     |      (JERSEY) LTD.       |                                  |___|                          |
     |                          |                                  |   |                          |
     | GFMI - 94%               |                                  |   | GIM - 50%                |
     | GSL - 3%                 |                                  |   | GNL - 50%                |
     | GIM - 3%                 |                                  |    --------------------------
      --------------------------                                   |
                                                                   |    --------------------------
                                                                   |   |GARTMORE 1990 TRUSTEE LTD.|
                                                                   |   |    (GENERAL PARTNER)     |
                                                                   |___|                          |
                                                                       |                          |
                                                                       | GIM - 50%                |
                                                                       | GSL - 50%                |
                                                                        --------------------------

          -------------------------------------
          |        NATIONWIDE MUTUAL          |
          |      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------









___________________________________________________________________
                                                                  |
 _________________________________________________                |
|                                                |                |
|   --------------------------       --------------------------   |   --------------------------
|  |  DAMIAN SECURITIES LTD.  |     |    GARTMORE CAPITAL      |  |  |    GARTMORE GLOBAL       |
|  |                          |     |     MANAGEMENT LTD.      |  |  |  INVESTMENT, INC. (GGI)  |
|__|                          |     |          (GCM)           |  |__|                          |
|  |                          |     |                          |  |  |        See Page 7        |
|  | GIM - 50%                |     | GIM - 99.99%             |  |  |                          |
|  | GSL - 50%                |     | GSL - 0.1%               |  |  |                          |
|   --------------------------       --------------------------   |   --------------------------
|                                                |                |   --------------------------
|   --------------------------       --------------------------   |  |     GARTMORE GLOBAL      |
|  |  GARTMORE NOMINEES LTD.  |     |    GARTMORE U.S. LTD.    |  |  |      VENTURES, INC.      |
|  |          (GNL)           |     |         (GUS)            |  |__|                          |
|__|                          |     |                          |     |                          |
|  |                          |     |                          |     |                          |
|  |                          |     |                          |     |                          |
|  | GIM - 99.99%             |     |                          |     | GGAMT - 100%             |
|  | GSL - .01%               |     | GCM - 100%               |      --------------------------
|   --------------------------       --------------------------
|                                                |
|   --------------------------       --------------------------
|  |     GARTMORE PENSION     |     | GARTMORE GLOBAL PARTNERS |
|  |       TRUSTEES, LTD.     |     |    (GENERAL PARTNER)     |
|__|                          |     |                          |
|  |                          |     |                          |
|  | GIM - 99%                |     | GUS - 50%                |
|  | GSL - 1%                 |     | GSL - 50%                |
|   --------------------------       --------------------------
|
|   --------------------------
|  |    GIL NOMINEES LTD.     |
|  |                          |
|__|                          |
   |                          |
   | GIM - 50%                |
   | GSL - 50%                |
    --------------------------



                                       Subsidiary Companies      -- Solid Line
                                       Contractual Association   -- Double Line
                                       Limited Liability Company -- Dotted Line

                                       March 31, 2003

                                                                     (left side)

                                                 NATIONWIDE(R)

 -------------------
|  FARMLAND MUTUAL  |
| INSURANCE COMPANY |        --------------------
|                   |       | NATIONWIDE MUTUAL |_____________________________
|Guaranty Fund      |_______| INSURANCE COMPANY |_____________________________
|Certificate        |_______|                   |      |
|                   |       |     (CASUALTY)    |      |
|   Casualty        |       |    (See Page 1)   |      |
|  (See Page 1)     |       ---------------------      |
---------------------                                  |
                                                       |
                                   ------------------------------------------
                                   |     NATIONWIDE CORPORATION (NW CORP)   |
                                   |       Common Stock:      Control:      |
                                   |       13,642,432         100%          |
                                   |           Shares                       |
                                   |Casualty  12,992,922                    |
                                   |Fire         649,510                    |
                                   ------------------------------------------
                                                       |
                                                       |
                                      ------------------------------------
                                      |         GARTMORE GLOBAL          |
                                      |         ASSET MANAGEMENT         |
                                      |           TRUST (GGAMT)          |
                                      |                                  |
                                      |NW Corp.- 100%                    |
                                      ------------------------------------
                                                       |
                                                       |
                                      -------------------------------------
                                      |         GARTMORE GLOBAL           |
                                      |      INVESTMENTS, INC. (GGI)      |
                                      |                                   |
                                  ____| Common Stock: 958,750 Shares      |
                                  |   | GGAMT-94%                         |
                                  |   | Preferred Stock: 500,000 Shares   |
                                  |   | GGAMT-100%                        |
                                  |   -------------------------------------
                                  |                    |
                                  |                    |
                                  |   -------------------------------------
                                  |   |       GARTMORE S.A. CAPITAL       |
                                  |   |            TRUST (GSA)            |
                                  |   |                                   |____
                                  |   |                                   |
                                  |   |      DELAWARE BUSINESS TRUST      |
                                  |   -------------------------------------
                                  |                    |
                                  |                    |
                                  |   --------------------------------------
                                  |   |         GARTMORE EMERGING          |
                                  |   |           MANAGERS, LLC            |
                                  |   |               (GEM)                |___
                                  |   |                                    |   |
                                  |   |                                    |   |
                                  |   | GSA-100%                           |   |
                                  |   --------------------------------------   |
                                  |                    |                       |
                                  |                    |                       |
                                  |   ---------------------------------------  |
                                  |   |            NORTHPOINTE              |  |
                                  |   |            CAPITAL LLC              |--|
                                  |   |                                     |  |
                                  |   | GEM-65%                             |  |
                                  |   ---------------------------------------  |
                                  |                    |                       |
                                  |                    |                       |
                                  |   ---------------------------------------  |
                                  |   |            CODA CAPITAL             |  |
                                  |   |           MANAGEMENT LLC            |  |
                                  |   |                                     |---
                                  |   | GEM-79%                             |
                                  |   ---------------------------------------
                                  |                    |
                                  |                    |
                                  |   ---------------------------------------
                                  |   |        GARTMORE MUTUAL FUND         |
                                  |   |           CAPITAL TRUST             |
                                  |__ |                                     |
                                      |       DELAWARE BUSINESS TRUST       |
                                      ---------------------------------------
                                                       | |
                                                       | |
                                      ---------------------------------------
                                      |        MARKET STREET FUND           |
                                      |                                     |
                                      |                                     |
                                      |       DELAWARE BUSINESS TRUST       |
                                      ---------------------------------------

                                                                    (right side)
          -------------------------------------
          |        NATIONWIDE MUTUAL          |
__________|      FIRE INSURANCE COMPANY       |
__________|             (FIRE)                |
          |          (See Page 1)             |
          -------------------------------------















          -------------------------------------
          |       GARTMORE GLOBAL ASSET       |
          |          MANAGEMENT, INC.         |
__________|              (GGAMI)              |______
          |                                   |      |
          | GSA-100%                          |      |
          -------------------------------------      |
                                                     |
          -------------------------------------      |
          |             GARTMORE              |      |
          |      INVESTORS SERVICES, INC.     |      |
          |                                   |      |
          | Common Stock: 5 Shares            |      |
          | ------------                      |______|
          |                                   |      |
          |                                   |      |
          | GGAMI-100%                        |      |
          -------------------------------------      |
                                                     |
          -------------------------------------      |      -------------------------------------
          |      NATIONWIDE GLOBAL FUNDS      |      |      |            GARTMORE MORLEY        |
          |                                   |      |      |       FINANCIAL SERVICES, INC.    |
          |                                   |______|      |               (MORLEY)            |
          |                                   |_____________|                                   |___
          |       LUXEMBOURG SICAV            |      |      | Common Stock: 82,343 Shares       |   |
          |                                   |      |      | ------------                      |   |
          |                                   |      |      | GGAMI-100%                        |   |
          -------------------------------------      |      -------------------------------------   |
                                                     |                                              |
          -------------------------------------      |      -------------------------------------   |
          |       GARTMORE DISTRIBUTION       |      |      |        GARTMORE MORLEY CAPITAL    |   |
          |          SERVICES, INC.           |      |      |         MANAGEMENT, INC           |   |
          |                                   |      |      |                                   |   |
          |                                   |      |      |                                   |   |
          | Common Stock: 10,000 Shares       |______|      | Common Stock:  500 Shares         |___|
          | ------------                      |      |      | ------------                      |   |
          |                                   |      |      |                                   |   |
          | GGAMI-100%                        |      |      | Morley-100%                       |   |
          -------------------------------------      |      -------------------------------------   |
                                                     |                                              |
          -------------------------------------      |      -------------------------------------   |
          | CORVIANT CORPORATION              |      |      |               GARTMORE            |   |
          | (CC)                              |      |      |             TRUST COMPANY         |   |
          |                                   |      |      |                                   |   |
          | Common Stock:       450,000 Shares|      |      | Common Stock: 2,000 Shares        |   |
          | ------------                      |      |      | ------------                      |   |
          | Series A Preferred: 250,000 Shares|______|      |                                   |___|
          |                                   |      |      |                                   |   |
          |                                   |      |      |                                   |   |
          | GGAMI-100%                        |      |      | Morley-100%                       |   |
          -------------------------------------      |      -------------------------------------   |
                           |                         |                                              |
                           |                         |                                              |
          -------------------------------------      |      -------------------------------------   |
          | VILLANOVA SECURITIES, LLC         |      |      |           GARTMORE MORLEY &       |   |
          |                                   |      |      |            ASSOCIATES, INC.       |   |
          |                                   |      |      |                                   |   |
          |                                   |      |      | Common Stock: 3,500 Shares        |   |
          |                                   |      |      | ------------                      |___|
          |                                   |      |      |                                   |
          | CC-100%                           |      |      | Morley-100%                       |
          -------------------------------------      |      -------------------------------------
                                                     |
          -------------------------------------      |      -------------------------------------
          |                                   |      |      |                                   |
          | GGI MGT LLC                       |      |      |           NEWHOUSE SPECIAL        |
          | (GGIMGT)                          |      |      |       SITUATIONS FUND I, LLC      |
          |                                   |      |      |                                   |
          |                                   |------------ | Common Stock: 10,000 Shares       |
          |                                   |             | ------------                      |
          |                                   |             | GGIMGT-10%                        |
          |                                   |             | Class A Preferred: 10,000 Shares  |
          | GGAMI-100%                        |             | GGAMI-75%                         |
          -------------------------------------             -------------------------------------


                                                                                            Subsidiary Companies      - Solid Line
                                                                                            Contractual Association   - Double Line
                                                                                            Limited Liability Company - Dotted Line

                                                                                            March 31, 2003

Item 27.      NUMBER OF CONTRACT OWNERS
              N/A

Item 28.      INDEMNIFICATION
              Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.      PRINCIPAL UNDERWRITER

          (a) Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for Multi-Flex Variable Account, Nationwide Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-4, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account-11, Nationwide Variable Account-13, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and Nationwide VLI Separate Account-5, all of which are separate investment accounts of Nationwide or its affiliates.


          (b)  NATIONWIDE INVESTMENT SERVICES CORPORATION DIRECTORS AND OFFICERS

               Joseph J. Gasper, Director and Chairman of the Board
               Richard A. Karas, Director and Vice Chairman
               Duane C. Meek, President
               William G. Goslee, Senior Vice President
               Mark R. Thresher, Director, Senior Vice President and Treasurer Kevin S. Crossett, Vice President
               Trey Rouse, Vice President
               Peter R. Salvator, Vice President
               Barbara J. Shane, Vice President-Compliance Officer
               Karen R. Tackett, Vice President
               Alan A. Todryk, Vice President-Taxation
               Carol L. Dove, Associate Vice President-Treasury Services and
                  Assistant Treasurer
               Glenn W. Soden, Associate Vice President and Secretary
               Thomas E. Barnes, Associate Vice President and Assistant
                  Secretary
               John F. Delaloye, Assistant Secretary
               Dina A. Tantra, Assistant Secretary
               Mark D. Maxwell, Assistant Secretary
               E. Gary Berndt, Assistant Treasurer
               Terry C. Smetzer, Assistant Treasurer

               The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
               One Nationwide Plaza
               Columbus, Ohio 43215



(c)

         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                                        DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                                        COMMISSIONS              ANNUITIZATION
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------
         Nationwide Investment          N/A                      N/A                     N/A                N/A
         Services Corporation
         ------------------------------ ------------------------ ----------------------- ------------------ -------------------


Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES

              Not Applicable

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

              (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

              (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or
                  (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

              (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

              The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with
              Section 403(b)(11) of the Internal Revenue Code.


              Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company and
Contract Owners of Nationwide Variable Account-II:

We consent to the use of our reports for Nationwide Variable Account-II dated February 20, 2003 and for Nationwide Life Insurance Company and subsidiaries dated January 30, 2003, included herein, and to the reference to our firm under the heading "Services" in the Statement of Additional Information. Our report for Nationwide Life Insurance Company and subsidiaries refers to a change to the method of accounting for derivative instruments and hedging activities, and for purchased or retained interests in securitized financial assets.





KPMG LLP

Columbus, Ohio
[        ]

                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-II, certifies that it has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 10th day of June, 2003.


                                    NATIONWIDE VARIABLE ACCOUNT-II
                    ------------------------------------------------------------
                                           (Registrant)

                                 NATIONWIDE LIFE INSURANCE COMPANY
                    ------------------------------------------------------------
                                           (Depositor)


                                          By/s/STEVEN SAVINI
                    ------------------------------------------------------------
                                          Steven Savini


As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of June, 2003.



               SIGNATURE                                   TITLE

W. G. JURGENSEN                              Director and Chief Executive Officer
----------------------------------------
W. G. Jurgensen

JOSEPH J. GASPER                                 Director and President and
----------------------------------------
Joseph J. Gasper                                  Chief Operating Officer

JOSEPH A. ALUTTO                                          Director
----------------------------------------
Joseph A. Alutto

JAMES G. BROCKSMITH, JR.                                  Director
----------------------------------------
James G. Brocksmith, Jr.

HENRY S. HOLLOWAY                                         Director
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Henry S. Holloway

LYDIA M. MARSHALL                                         Director
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Lydia M. Marshall

DONALD L. MCWHORTER                                       Director
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Donald L. McWhorter

DAVID O. MILLER                                           Director
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David O. Miller

JAMES F. PATTERSON                                        Director
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James F. Patterson

GERALD D. PROTHRO                                         Director
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Gerald D. Prothro

ARDEN L. SHISLER                                          Director
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Arden L. Shisler

ALEX SHUMATE                                              Director
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Alex Shumate

                                                                                                  By /s/ STEVEN SAVINI
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                                                                                                      Steven Savini
                                                                                                    Attorney-in-Fact